                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

      Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                                  Act of 1934

Filed by the Registrant [X]

Filed by a Party Other than the Registrant [_]

Check the appropriate box:

[X]    Preliminary Proxy Statement
                                     [_] Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[_]    Definitive Proxy Statement
[_]    Definitive Additional Materials
[_]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               CENDANT CORPORATION
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (check the appropriate box):

[X]    No fee required.
[_]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)    Title of each class of securities to which transaction applies:
(2)    Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)    Proposed maximum aggregate value of transaction:
              $
(5)    Total fee paid:           $

[_]    Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)    Amount previously paid:
(2)    Form, Schedule or Registration Statement No.:
(3)    Filing Party:
(4)    Date Filed:

                               CENDANT CORPORATION
                               9 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019

                                                               January __, 2000
Dear Stockholder:

         You are cordially invited to attend a special meeting of stockholders of Cendant Corporation to be held at 10:00 a.m., New York Time, on February __, 2000, at the Ramada Inn and Conference Center, 130 Route 10 West, East Hanover, New Jersey 07936. At this meeting we will ask you to consider and approve the Tracking Stock Proposal, the related Stock Option Plan Proposal and the Board Declassification Proposal and we may ask you to consider and approve the Adjournment Proposal as described in the accompanying Proxy Statement.

         The Tracking Stock Proposal is a proposal to consider the creation of a new series of common stock of Cendant to be called Move.com Stock which is intended to track the performance of Move.com Group, a group of businesses which will be engaged in providing a broad range of home-related services through a new internet services portal which we expect to be operational during January 2000. Currently, Move.com Group represents an immaterial part of Cendant's business operations. Before we first issue Move.com Stock, Cendant's existing common stock will be reclassified as CD Stock which is intended to track the performance of Cendant Group, consisting of all of Cendant's businesses, other than Move.com Group, and our retained interest in Move.com Group.

         The Move.com Stock and CD Stock will have dividend and liquidation rights and redemption and exchange terms, modeled after other publicly traded tracking stocks, that attempt to provide economic rights in the businesses they track that are similar to the rights that common stock would represent if the "tracked" business were a separate corporation. Our goal in creating these separate securities is to enable the market to treat each security as if it represented stock in a separate corporation and therefore react to the business performance and transactions of each Group as if it were stock in a separate corporation. Even if the Tracking Stock Proposal is approved and we issue Move.com Stock, we will still have the ability, subject to provisions of the charter, to issue shares of CD Stock in exchange for shares of Move.com Stock which would reverse the effects of the Tracking Stock Proposal.

         In addition to the Tracking Stock Proposal, we will ask you to consider and approve a proposal to allow Cendant to assume the stock option plan of its wholly owned subsidiary, Move.com, Inc., and existing grants under that plan.

         At the meeting we will also ask you to consider and approve a proposal to amend our amended and restated certificate of incorporation and by-laws to eliminate the provisions for the classification of Cendant's Board of Directors so that each person elected as a director at the annual meeting of stockholders in 2000 and subsequent annual meetings of stockholders will be elected for a term of one year and until their respective successors are elected and qualified.

         Finally, we may also ask you to consider and vote upon a proposal to authorize adjournment or postponement of the meeting, which adjournment could be used for the purpose, among others, of allowing additional time for the soliciting of additional votes to approve the Tracking Stock Proposal and the Stock Option Plan Proposal.

         The Cendant Board of Directors has carefully considered and unanimously approved the Tracking Stock Proposal, the Stock Option Plan Proposal, the Board Declassification Proposal and the Adjournment Proposal and recommends that you vote for them. We describe the proposals in more detail in the accompanying Proxy Statement, which you should read in its entirety before voting.

         Whether or not you attend the meeting, it is important that your shares be represented and voted at the meeting. Stockholders of record can vote their shares by using the telephone or by marking your votes on the enclosed proxy card, signing, dating and mailing the proxy card in the enclosed envelope. If you decide to attend the meeting and vote in person, you may then withdraw your proxy.

         Admission to the meeting will be by ticket only. If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card and retain the bottom portion of the card as your admission ticket. If your shares are held through an intermediary such as a bank or broker, follow the instructions in the Notice of Special Meeting of Stockholders to obtain a ticket.

         Thank you for your continued support and interest in Cendant.

                                            Sincerely,

                                            Henry R. Silverman
                                            Chairman of the Board, President and
                                              Chief Executive Officer

                               CENDANT CORPORATION

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON FEBRUARY __, 2000


         NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Cendant Corporation will be held at 10:00 a.m., New York Time, on February __, 2000, at the Ramada Inn and Conference Center, 130 Route 10 West, East Hanover, New Jersey 07936 to consider and vote upon the following matters:

         1. To consider and approve our proposal to amend and restate our amended and restated certificate of incorporation to authorize a new series of common stock to be called Move.com Stock as set forth in Annex II to the accompanying Proxy Statement and to reclassify the outstanding Cendant common stock as CD Stock;

         2. To consider and approve the assumption by Cendant of the stock option plan of Move.com, Inc., a wholly owned subsidiary of Cendant, and existing grants thereunder as set forth in Annex III to the accompanying Proxy Statement;

         3. To consider and approve our proposal to amend our amended and restated certificate of incorporation and our by-laws to eliminate the provisions for the classification of Cendant's Board of Directors as set forth in Annexes II and IV to the accompanying Proxy Statement;

         4. To consider a proposal to adjourn or postpone the special meeting, which adjournment could be used for the purpose, among others, of allowing additional time for the soliciting of additional votes to approve the Tracking Stock Proposal and the Stock Option Plan Proposal; and

         5. To transact such other business as may properly come before the special meeting.

         We describe the proposals in more detail in the accompanying Proxy Statement, which you should read in its entirety before voting.

         Only stockholders of record at the close of business on January 24, 2000 will be entitled to the notice of and to vote at the meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the meeting, for 10 days prior to the meeting during ordinary business hours at the site of the meeting.

         Because the meeting is being held for the sole purpose of voting on the Tracking Stock Proposal, the Stock Option Proposal, the Board Declassification Proposal and, if necessary, the Adjournment Proposal, there will not be any presentations by officers of Cendant at the meeting, as would be appropriate at an annual meeting of stockholders.

         Attendance at the meeting will be limited to stockholders as of the record date, their authorized representatives and guests of the Cendant. Admission will be by ticket only. For registered stockholders, the bottom portion of the proxy card enclosed with the Proxy Statement is their meeting ticket. "Street Name" holders with shares held through an intermediary, such as a bank or broker, should request tickets in writing from Investor Relations, Cendant Corporation, 9 West 57th Street, New York, New York 10019, and include proof of ownership, such as a bank or brokerage firm account statement or letter from the broker, trustee, bank or nominee holding their stock, confirming beneficial ownership. Stockholders who do not obtain tickets in advance may obtain them upon verification of ownership at the registration desk on the day of the meeting. If you do not have a ticket, please remember to bring proof of ownership as described above. Admission to the meeting will be facilitated if tickets are obtained in advance. Tickets may be issued to others at the discretion of Cendant.

         The enclosed proxy is solicited by the Board of Directors of Cendant. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the meeting. The Board of Directors urges you to date, sign and return the enclosed proxy promptly. This will ensure the presence of a quorum at the meeting. PROMPTLY SIGNING, DATING, AND RETURNING THE PROXY WILL SAVE THE COMPANY THE EXPENSE AND EXTRA WORK OF ADDITIONAL SOLICITATION. A reply envelope, for which no postage is required if mailed within the United States, is enclosed for your convenience. Alternatively, in lieu of returning signed proxy cards, Cendant's stockholders of record can vote their shares by calling a specially designated telephone number set forth on the enclosed proxy card. You may change your vote when voting by telephone by calling and placing another vote but only the last vote will be counted. You are cordially invited to attend the meeting in person. The return of the enclosed proxy will not affect your right to vote if you attend the meeting in person, as your proxy is revocable at your option.

                                     By order of the Board of Directors,


                                     Jeanne M. Murphy
                                     Secretary

New York, New York

Dated:  January __, 2000

                                 PROXY STATEMENT

                                ----------------

                               CENDANT CORPORATION

                                -----------------

                         SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON FEBRUARY __, 2000

                                -----------------

         The Board of Directors of Cendant Corporation is furnishing this Proxy Statement in connection with a special meeting to be held at 10:00 a.m., New York Time, on February __, 2000, at the Ramada Inn and Conference Center, 130 Route 10 West, East Hanover, New Jersey 07936. At this meeting we will ask you to consider and approve the Tracking Stock Proposal, the related Stock Option Plan Proposal and the Board Declassification Proposal and we may ask you to consider and approve the Adjournment Proposal as described in this Proxy Statement.

         The Board of Directors has carefully considered and unanimously approved the Tracking Stock Proposal, the Stock Option Plan Proposal, the Board Declassification Proposal and the Adjournment Proposal and recommends that you vote for them. We describe the proposals in more detail in this Proxy Statement, which you should read in its entirety before voting.

         See "Risk Factors" beginning on page 35 for material risks relating to the Tracking Stock Proposal.

       The date of this Proxy Statement is January __, 2000. We are first sending this Proxy Statement to stockholders on or about that date.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING...............................1

PROXY STATEMENT SUMMARY......................................................10

  TRACKING STOCK.............................................................10

  CENDANT CORPORATION, CENDANT GROUP
    AND MOVE.COM GROUP.......................................................11
    Cendant Corporation......................................................11
    Cendant Group     .......................................................12
    Move.com Group    .......................................................13
    Recent Developments......................................................14

SPECIAL MEETING..............................................................14

PROPOSAL 1 -- THE TRACKING STOCK PROPOSAL....................................16
  General           .........................................................16
  Reasons for the Tracking Stock Proposal....................................17
  Summary Comparison of Terms of Existing Common Stock with Terms of CD Stock and Move.com Stock...........................................18
  Cash Management and Allocation Policies....................................27
  No Appraisal Rights........................................................27
  Material Federal Income Tax Considerations.................................28

PROPOSAL 2 -- STOCK OPTION PLAN PROPOSAL.....................................29

PROPOSAL 3 -- BOARD DECLASSIFICATION PROPOSAL................................29

PROPOSAL 4 -- ADJOURNMENT PROPOSAL...........................................29

CENDANT CORPORATION SUMMARY HISTORICAL CONSOLIDATED
  FINANCIAL AND OTHER DATA...................................................30

MOVE.COM GROUP...............................................................31

                                                                           Page
                                                                           ----

SUMMARY HISTORICAL COMBINED FINANCIAL AND OTHER DATA.........................31
  Recent Operating Results of Move.com Group.................................32

THE SPECIAL MEETING..........................................................33

RISK FACTORS.................................................................35
  Risk Factors Relating to the Tracking Stock Proposal.......................35

CAUTIONARY STATEMENT REGARDING
  FORWARD-LOOKING STATEMENTS.................................................46

PROPOSAL 1 -- THE TRACKING STOCK PROPOSAL....................................47
  General....................................................................47
  Background and Reasons for the Tracking Stock Proposal.....................48
  Description of CD Stock and Move.com Stock.................................52
  Cash Management and Allocation Policies....................................75
  Intercompany Agreements....................................................81
  Material Provisions of the Amended and Restated Certificate of
    Incorporation, By-laws and Delaware Law..................................84
  No Appraisal Rights........................................................88
  Financial Advisors.........................................................88
  Stock Transfer Agent and Registrar.........................................89
  Material Federal Income Tax Considerations.................................89

PROPOSAL 2 -- STOCK OPTION PLAN PROPOSAL.....................................93
  Move.com, Inc.  1999 Stock Option Plan.....................................93
  New Plan Benefits .........................................................96

PROPOSAL 3 -- BOARD DECLASSIFICATION PROPOSAL................................97

PROPOSAL 4 -- ADJOURNMENT PROPOSAL..........................................100

EXECUTIVE COMPENSATION AND OTHER INFORMATION................................101
  Aggregated Option Exercises in 1999 and Fiscal Year-End Option
    Values..................................................................104
  Director Compensation.....................................................104
  Employment Contracts and Termination, Severance and Change of
    Control Arrangements....................................................107

                                                                           Page
                                                                           ----

SECURITY OWNERSHIP OF CERTAIN
  BENEFICIAL OWNERS AND MANAGEMENT..........................................112

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT...........................114

WHERE YOU CAN FIND MORE INFORMATION.........................................114

STOCKHOLDER PROPOSALS.......................................................117


ANNEX I       Illustration of Terms.........................................I-1

ANNEX II      Amended and Restated Certificate of Incorporation............II-1

ANNEX III     Move.com, Inc. 1999 Stock Option Plan.......................III-1

ANNEX IV      Amended By-Laws..............................................IV-1

                              QUESTIONS AND ANSWERS
                                      ABOUT
                               THE SPECIAL MEETING

Q:        WHAT IS "TRACKING STOCK"?

A: "Tracking stock," sometimes referred to as "alphabet stock," "letter stock" or "targeted stock," is a common stock that is designed to represent an ownership interest not in the entire corporation which issues it, but only in a specified group of its assets or businesses. It is therefore said to track the performance of those assets or businesses. We propose creating a new series of tracking stock, to be designated as Move.com Stock, and reclassifying our existing common stock into a new series of common stock to be designated as CD Stock.

         We can not assure you that the market values of CD Stock and Move.com Stock will in fact track the performance of Cendant Group and Move.com Group as we intend. Holders of CD Stock and Move.com Stock will continue to be common stockholders of Cendant, and, as such, will be subject to all risks associated with an investment in Cendant and all of our businesses, assets and liabilities.

Q:       HOW DOES THE TRACKING STOCK TRACK THE BUSINESS OF MOVE.COM GROUP?

A: The Move.com Stock and CD Stock will have dividend and liquidation rights and redemption and exchange terms, modeled after other publicly traded tracking stocks, that attempt to provide economic rights in the businesses they track that are similar to the rights that common stock would represent if the "tracked" business were a separate corporation. Our goal in creating these separate securities is to enable the market to treat each security as if it represented stock in a separate corporation and therefore react to the business performance and transactions of each Group as if it were stock in a separate corporation. However, there can be no assurance that the Move.com Stock and CD Stock will accurately reflect the economic performance of each Group.

         The terms of the tracking stock would prohibit the payment of dividends on such stock in excess of the amounts that would ordinarily be available for dividends if such tracked business were a separate corporation. Although Cendant does not intend to pay dividends on Move.com Stock for the indefinite future, many high growth companies do not intend to pay dividends and Cendant does not believe this will affect the market performance of the Move.com Stock.

         Liquidation rights (i.e. amounts to be received if the company were liquidated) on the Move.com Stock would be determined based on the percentage of the fair market value of the Move.com Stock relative to CD Stock prior to liquidation. In addition, the amount payable to holders of Move.com Stock in the event of a sale of the businesses of the Move.com Group to third parties would be based upon the proceeds of the sale and their proportionate ownership of Move.com Stock; the holders of CD Stock would not be able to participate except derivatively through Cendant Group's retained interest in Move.com Group. We would, however, in those circumstances have the ability to require the holders of Move.com Stock to exchange their stock for CD Stock having a value equal to a premium over the market price of the Move.com Stock, rather than distributing the sale proceeds to holders of Move.com Stock. In the event of a sale of substantially all of the assets of Cendant Group (other than the Move.com Group), the proceeds would be payable only to the holders of the CD Stock and not to the holders of the Move.com Stock. We are not contemplating the sale of all the assets of either Cendant Group or Move.com Group.

Q:       WHAT IS MOVE.COM GROUP?

A: Move.com Group is a group of businesses owned by Cendant Corporation that will be engaged in providing a broad range of home-related services through a new internet services portal at http://www.Move.com. The website is not yet operational but is expected to become functional during January 2000. In addition to its main asset, the Move.com and related websites, the Move.com Group includes Rent Net, Inc., the MetroRent business and National Home Connections, LLC. Other major assets of the Move.com group are its rights under contracts with Cendant and its subsidiaries and its rights under contracts with third parties. Through arrangements with Cendant Corporation, the Move.com website provides online home listings from CENTURY 21(R), COLDWELL BANKER(R) and ERA(R) real estate brands and online local merchant discount coupons through Welcome Wagon. The Move.com site also allows users to apply for and obtain mortgage products and services through arrangements with Cendant Mortgage and provides users with a wealth of relocation services and information through arrangements with Cendant Mobility and other third party content and service providers. Currently, the Move.com Group represents an immaterial part of Cendant's business operations.

         The following corporate chart shows the Move.com Group within Cendant
Corporation:

                              Cendant Corporation

            Cendant Group*                            Move.com Group*

                                 Move.com, Inc.
                                      (DE)
                                    6/21/99

    Move.com             Move.com           National Home        Rent Net, Inc.
 Mortgage, Inc.      Operations, Inc.      Connections, LLC           (DE)
      (DE)                 (DE)                  (DE)                2/3/99
    6/21/99              6/21/99               4/15/99
                                             (1% owned by
                                               Move.com
                                          Operations, Inc.)


* The term "Move.com Group" does not represent a separately incorporated entity but rather means those businesses, assets and liabilities of Cendant Corporation which will be engaged in providing a broad range of home-related services through a new internet services portal. The term "Cendant Group" does not represent a separately incorporated entity but rather means all the businesses currently operated by Cendant Corporation other than the businesses which comprise the Move.com Group. All the assets attributed to Move.com Group are held by Move.com, Inc. or its subsidiaries.

Q:       WHAT IS THE BUSINESS OF MOVE.COM GROUP?

A: Through its website, Move.com Group will offer consumers a one-stop solution for their home-related service needs before, during and after a move, providing those consumers with a simple and efficient way to manage the entire home buying, moving and relocation process. The website is not yet operational but is expected to become functional during January 2000. Customers will enter the Move.com website and have two primary ways to access our services. First, we will provide tailored site paths for customers who are in various stages of their home-related decision. A visitor to the website can select from planning, buying, selling, financing, renting, moving, renovating and living options. Each of these paths will contain customized content, tools and transaction capabilities applicable to each specific situation. The customer's experience will be simplified by the use of a path checklist that guides the customer through the various requirements of his or her home-related decision.

         The second major way to navigate our website will be to use our various self-serve tools directly. These key tools and features will be directly available from our home page and will be prominently featured through a range of quick links throughout the rest of our website.
         Some of the key features of the website will include:

         o Planning. We will provide customers with an organized plan and planning checklist that helps them to effectively manage the various stages of finding a home, from deciding whether to buy or rent, to moving to a new home.

         o Buying. Consumers will be able to search our home listings using customized criteria and subscribe to an e-mail service that provides weekly updates of new listings. We will provide our consumers with information concerning the sale of their existing home, and the purchase or rental of their new home. We will also provide neighborhood and school information.

         o Renting. Through our website, users will be able to search for an apartment, vacation rental, senior or corporate housing. We also will provide customers with information about their tenant rights.

         o Mortgage. We will offer an easy-to-use online home loan application through Move.com Mortgage. We also will offer analytical tools for helping consumers decide whether they will benefit from refinancing. Consumers who already own a home will be able to use our services to refinance their existing mortgages.

         o Moving. To assist in the actual moving process, we will provide several tools, including a moving day calendar and a one-stop shop of moving resources, including packing, shipping, storage, trucking, insurance providers and the ability to connect and disconnect utilities and change addresses online.

         o Living. We will also offer a host of valuable resources to meet consumers' furniture, child care and home improvement needs. Further, by visiting the Welcome Wagon area of Move.com's site, consumers will be able to download coupons for discounts to be redeemed with local merchants.

Q:       HOW AND WHEN WILL YOU INITIALLY ISSUE MOVE.COM STOCK?

A: Upon approval of the Tracking Stock Proposal and the Stock Option Plan Proposal, the options previously granted under the Move.com, Inc. 1999 Stock Option Plan to Move.com Group employees and to Cendant Group employees will be assumed by Cendant and all existing grants will become options to purchase Move.com Stock. In connection with our recent acquisition of MetroRent business for inclusion in the Move.com Group, we issued shares of nonvoting redeemable common stock of Move.com, Inc., an indirect subsidiary of Cendant, to the two shareholders of MetroRent, Inc. Upon the initial public offering of Move.com Stock those shares of Move.com, Inc. will be exchanged for up to 293,000 shares of Move.com Stock at a valuation of $20.51 per share. In addition, we have granted Chatham Street Holdings, LLC the right, until September 30, 2001, to purchase up to 1,561,000 shares of Move.com Stock for approximately $16.02 per share. The foregoing investments and the resultant share price valuations were determined through arms' length negotiations of the parties. We may issue similar securities in connection with other acquisitions or investments prior to the approval of the Tracking Stock Proposal.

         Subject to prevailing market and other conditions, we currently expect to issue shares of Move.com Stock in a public offering as soon as practicable following stockholder approval of the Tracking Stock Proposal and the filing and effectiveness of a registration statement for that offering. The specific terms of such offering including the amount of Move.com Stock we issue and the public offering price will depend upon factors such as stock market conditions and the performance of Move.com Group.

         Unless Cendant Group distributes all or a portion of its retained interest in Move.com Group to Cendant Group stockholders or you elect to purchase shares of Move.com Stock in the future, you will not receive any shares of Move.com Stock and will participate in the performance of Move.com Stock only through Cendant Group's retained interest in Move.com Group.

Q:       WHAT IS CENDANT GROUP'S RETAINED INTEREST IN MOVE.COM GROUP?

A: After receiving approval to issue Move.com Stock and prior to the issuance of any such stock, Cendant Group will own 100% of the economic interest in Move.com Group. This interest is referred to as Cendant Group's retained interest. Cendant Group's retained interest will not be represented by actual shares of Move.com Stock and will not carry any voting rights. Following the issuance of Move.com Stock in a public offering, private placement or stock option exercise, Cendant Group's retained interest will decrease or be diluted to the extent such shares are issued. After an initial public offering of Move.com Stock, we currently expect the retained interest to be between 50% and 90%. The retained interest will decrease with any future issuances of Move.com Stock, whether the proceeds of such issuance are allocated to Cendant Group or Move.com Group.

Q: WHEN WILL THE TRACKING STOCK PROPOSAL BECOME EFFECTIVE? WHEN WILL YOU RECLASSIFY MY COMMON STOCK INTO CD STOCK?

A: The Tracking Stock Proposal will become effective as soon as reasonably practicable after its approval at the meeting when we file an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware. We expect this to occur within 1 week after the meeting. Upon such a filing, your shares of common stock will be automatically reclassified into shares of CD Stock. We currently have no obligation to issue shares of Move.com Stock immediately following the filing of the restated and amended certificate of incorporation, although we will assume the options previously discussed.

Q: WHAT HAPPENS TO MY COMMON STOCK WHEN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION IS FILED AND THE TRACKING STOCK PROPOSAL BECOMES EFFECTIVE? DO I NEED TO SEND IN MY STOCK CERTIFICATES?

A: Assuming the Tracking Stock Proposal is approved, when we file the amended and restated certificate of incorporation to effectuate the Tracking Stock Proposal, each of your shares of Cendant Corporation common stock will automatically be reclassified into one share of CD Stock, and your existing stock certificates will automatically represent that CD Stock. Since the reclassification is automatic, you do not need to send in your stock certificates or make any notations reflecting the change.

Q:       WILL CD STOCK BE LISTED ON THE NYSE?  HOW ABOUT MOVE.COM STOCK?

A: When we reclassify our common stock as CD Stock, it will continue to trade on the NYSE under the symbol "CD." We currently intend to apply for listing of Move.com Stock on the NYSE under the symbol "MOV" concurrently with the first public offering of such securities.


Q:       WHAT VOTING RIGHTS WILL I HAVE?

A: Holders of CD Stock and Move.com Stock will vote together as a single class on all matters except with respect to any amendment to the certificate of incorporation that would increase or decrease the par value of the shares of either class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Each share of CD Stock and Move.com Stock will entitle the holder to one vote. Accordingly, the issuance of shares of Move.com Stock will dilute the vote of current Cendant stockholders.

Q:       DO YOU INTEND TO PAY DIVIDENDS?

A: We do not expect to pay any dividends on CD Stock or Move.com Stock for the foreseeable future. Subject to the cash management and allocation policies regarding the movement of cash between the Groups, we currently intend to retain all of the earnings of Move.com Group to finance Move.com Group's operations and fund its future growth and to use any retained earnings of Cendant Group to finance the operations, repay indebtedness and fund the future growth of Cendant Group. We believe that our intention to retain all our earnings for the indefinite future will not have an adverse impact on the market price of either class of stock since many high growth companies do not pay dividends.

Q:       WHAT DOES THE BOARD OF DIRECTORS RECOMMEND?

A: The Cendant Board of Directors has carefully considered and unanimously approved the Tracking Stock Proposal, the Stock Option Plan Proposal, the Board Declassification Proposal and the Adjournment Proposal as described in the Proxy Statement and recommends that you vote for them.

Q: WHAT VOTE IS REQUIRED TO APPROVE THE TRACKING STOCK PROPOSAL? WHAT VOTE IS REQUIRED TO APPROVE THE STOCK OPTION PLAN PROPOSAL? WHAT VOTE IS REQUIRED TO APPROVE THE BOARD DECLASSIFICATION PROPOSAL? WHAT VOTE IS REQUIRED TO APPROVE THE ADJOURNMENT PROPOSAL?

A: The Tracking Stock Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Cendant common stock. The Stock Option Plan Proposal requires the affirmative vote of the holders of a majority of the shares of Cendant common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting. In accordance with our amended and restated certificate of incorporation, the Board Declassification Proposal requires the affirmative vote of at least 80% of the voting power of all shares of Cendant entitled to vote generally in the election of directors. The Adjournment Proposal requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting, if a quorum is present.

Q:       WHAT DO I DO IF I HAVE ADDITIONAL QUESTIONS?

A: If you have any questions prior to the special meeting, please call Cendant Investor Relations at (212) 413-1933.

                             PROXY STATEMENT SUMMARY

         This summary highlights key aspects of the Tracking Stock Proposal, the Stock Option Plan Proposal, the Board Declassification Proposal and the Adjournment Proposal described in more detail elsewhere in this Proxy Statement. This summary is not a substitute for the more detailed information contained in the rest of this Proxy Statement. For a more comprehensive description of the Tracking Stock Proposal, the Stock Option Plan Proposal, the Board Declassification Proposal and the Adjournment Proposal you should read the rest of this Proxy Statement. Capitalized terms used in this summary have the meanings given them elsewhere in this Proxy Statement. See "Illustration of Terms" on page I-1 of Annex I attached hereto.

                                 TRACKING STOCK

         Tracking stock represents a separate series of common stock of a corporation (in this case Cendant) that is intended to track the economic performance of a specific business segment instead of the overall economic performance of the company. Because it tracks a specific business segment, tracking stock has many economic similarities to stock of a subsidiary of the parent corporation. However, there are a number of differences between tracking stock and subsidiary stock. In particular, holders of tracking stock have no direct claim to the businesses' stock or assets and are not represented by a separate board of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation. Accordingly, tracking stock should not be considered equivalent to stock of a subsidiary which conducts the tracked business.

         Move.com Stock and CD Stock will have dividend and liquidation rights and redemption and exchange terms, modeled after other publicly traded tracking stocks, that attempt to provide economic rights in the businesses they track that are similar to the rights that common stock would have if the "tracked business" were a separate corporation. Our goal in creating these separate securities is to enable the market to treat each security as if it represented an ownership interest in a separate corporation and to react to the business performance and transactions of each Group as if it were stock in a separate corporation.

         Holders of CD Stock and Move.com Stock will continue to be common stockholders of Cendant Corporation, and, as such, will be subject to all risks associated with an investment in Cendant and all of our businesses, assets and liabilities.

         The issuance of shares of Move.com Stock will dilute the vote of current Cendant stockholders. In addition, Cendant Group's retained interest will decrease with each issuance of Move.com Stock whether the proceeds of such issuance are attributed to Cendant Group or Move.com Group. After an initial public offering of Move.com Stock, we currently expect the retained interest to be between 50% and 90%.

         Subject to provisions in our charter, we can issue CD Stock in exchange for outstanding shares of Move.com Stock at any time after the 18-month anniversary of the earlier of (1) initial issuance of Move.com Stock in a public offering or (2) the first anniversary of a private placement of Move.com Stock, thereby reversing the effects of the Tracking Stock Proposal.

         Cendant Group will not have any voting rights with respect to its retained interest in Move.com Group. If any cash dividends are paid on the Move.com Stock, Cendant Group will be credited with an amount of cash equal to its proportionate interest in such dividend. For further illustrations, see Annex I to this Proxy Statement.

                       CENDANT CORPORATION, CENDANT GROUP
                               AND MOVE.COM GROUP

CENDANT CORPORATION

         Cendant Corporation is one of the foremost real estate-related, travel-related and membership-based consumer and business services companies in the world.

         From an accounting standpoint, we have separated Move.com Group from Cendant Group which includes the rest of our businesses and a retained interest in Move.com Group. We have allocated, for financial reporting purposes, all of our consolidated assets, liabilities, revenue, expenses and cash flow between Move.com Group and Cendant Group. These two divisions are sometimes referred to in this Proxy Statement as "Groups." Currently, Move.com Group represents an immaterial part of Cendant's business operations. Move.com Group has been "separated" from Cendant Group from an accounting standpoint by transferring those assets and liabilities that comprised Move.com Group from the balance sheets of Cendant Group, so that Move.com Group assets and liabilities are not reflected in the balance sheet of Cendant Group except with respect to its retained interest. The actual assets and liabilities of Move.com Group will remain assets and liabilities of Cendant Corporation and the Tracking Stock Proposal will not affect the interests of Cendant's creditors. Since the inception of the Move.com Group on July 1, 1999, the assets, liabilities, revenues, expenses and cash flows have consisted of the assets, liabilities, revenues, expenses and cash flows of Rent Net, Inc. which has been owned by Cendant since January 1996, the Metro Rent business which was acquired in the fourth quarter of 1999 and National Home Connections LLC, which was acquired in May 1999. Prior to July 1, 1999, the financial results of Move.com Group's businesses consisted of the results of Rent Net and National Home Connections. The assets and liabilities were allocated between each Group based on the business related to such assets and liabilities. Cendant's historical financial statements include internet real estate assets and liabilities which are used and will continue to be used in Cendant Group's business and others which will have been used in businesses which will be conducted by the Move.com Group in the future. In some cases, determination of which Group would conduct the future business was made based on contractual restrictions, such as the continuation of the use of individual internet websites by the Century 21, Coldwell Banker and ERA franchise operations as part of the Cendant Group, while in other cases, a determination was made based solely on our belief as to which Group was more suitable for the future development of that portion of the business, with the presumption being that if the business was predominately internet related and had a home-related service function, it would be allocated to the Move.com Group.

         Cendant Corporation will provide separate financial statements and management's discussion and analysis for Move.com Group as well as for Cendant Corporation.

         Stockholder approval of the Tracking Stock Proposal will allow us to issue Move.com Stock, intended to reflect the performance of Move.com Group, and CD Stock, intended to reflect the performance of Cendant Group. We briefly describe Cendant Group and Move.com Group below.

CENDANT GROUP

         Cendant Group includes:

         o All of the businesses currently operated by Cendant in our four principal divisions: travel related services; real estate related services; direct marketing services and other consumer and business services other than businesses which comprise Move.com Group.

         o A retained interest in Move.com Group. After receiving approval to issue Move.com Stock and prior to the issuance of any such stock, Cendant Group's retained interest in Move.com Group will be 100% and will represent 100% of the economic interest in Move.com Group. After an initial public offering of Move.com Stock, we currently expect the retained interest to be between 50% to 90%. See Annex I for examples and illustrations relating to Cendant Group's retained interest in Move.com Group.

         Our principal executive offices are located at 9 West 57th Street, New York, New York 10019. Our telephone number is (212) 413-1800.

MOVE.COM GROUP

         Move.com Group is a group of businesses which will provide a broad range of home-related services through a new internet services portal at http://www.Move.com. In addition to its main asset, the Move.com website, the Move.com Group includes the businesses of Rent Net, Inc. (a popular residential rental and relocation guide on the internet), the Metro Rent business (an online provider of apartment rental listings for buildings with 25 or fewer units) and National Home Connections, LLC (a facilitator of connecting and disconnecting utilities, processor of address changes, and provider of moving-related services and products). Certain aspects of National Home Connections, LLC are not currently internet based but are expected to become internet based during 2000. The offline resources of Cendant's Real Estate Division as well as individual websites of each of Cendant's real estate brands will remain part of Cendant Group. Through agreements with Cendant Corporation, the Move.com website will provide online home listings from CENTURY 21(R), COLDWELL BANKER(R) and ERA(R) real estate brands and online local merchant discount coupons through Welcome Wagon (a distributor of welcoming packages to new homeowners and consumers throughout the United States and Canada with more than 55,000 participating merchants). The Move.com site also will allow users to apply for and obtain mortgage products and services through arrangements with Cendant Mortgage and provides users with a wealth of relocation services and information through arrangements with Cendant Mobility and other third party content and service providers. In addition, through contractual sponsorships with third parties, Move.com Group will enable its customers to obtain information about and make online purchases of numerous products and services related to the home, including, among others, self storage facilities, furniture and renovating services. Currently, the Move.com Group represents an immaterial part of Cendant's business operations.

RECENT DEVELOPMENTS

         On December 17, 1999, Rent Net, a wholly owned subsidiary of Cendant Corporation and part of the Move.com Group, purchased substantially all of the assets and assumed substantially all of the liabilities of MetroRent, Inc., for a total consideration of up to $3 million in cash and up to $6 million of stock to be paid over several years subject to meeting certain performance targets. The stock portion of the consideration consists of a new class of nonvoting common stock of Move.com, Inc., which is mandatorily redeemable for Move.com Stock upon a public offering of Move.com Stock. The Move.com, Inc. nonvoting common stock is redeemable for up to 293,000 shares of Move.com Stock valued at $20.51 per share. In the event that a public offering has not occurred by December 31, 2005, Move.com, Inc. must redeem each outstanding share of Move.com, Inc. common stock for cash and may do so at any time at its option.

         In September 1999, Cendant entered into an agreement with Chatham Street Holdings, LLC pursuant to which Chatham was granted the right, until September 30, 2001, to purchase up to 1,561,000 shares of Move.com Stock for approximately $16.02 per share. In addition, for every two shares of Move.com Stock purchased by Chatham pursuant to the letter agreement, Chatham will be entitled to receive a warrant to purchase one share of Move.com Stock at a price equal to $64.08 per share and a warrant to purchase one share of Move.com Stock at a price equal to $128.16 per share.

         Move.com Group's principal executive offices are located at 200 Vallejo Street, San Francisco, California 94111. Move.com Group's telephone number at that location is (415) 229-1050. Move.com Group's world wide website is http://www.Move.com.

                                 SPECIAL MEETING


TIME, DATE AND PLACE................10:00 a.m., New York Time, on February __,
                                    2000, at the Ramada Inn and Conference
                                    Center, 130 Route 10 West, East Hanover, New
                                    Jersey 07936

RECORD DATE.........................January 24, 2000.

PROPOSALS TO BE CONSIDERED          VOTE REQUIRED FOR APPROVAL

o    Proposal 1 -- The Tracking     Proposal 1 requires the affirmative vote of
     Stock Proposal                 the holders of a majority of the outstanding
                                    shares of existing common stock.

o    Proposal 2 -- Stock Option     Proposal 2 requires the affirmative vote of
     Plan Proposal                  the holders of a majority of the shares of
                                    existing common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting.

o    Proposal 3 -- Board            Proposal 3 requires the affirmative vote of
     Declassification Proposal      at least 80% of the voting power of all
                                    shares of Cendant entitled to vote generally in the election of its directors.

o    Proposal 4 -- Adjournment     Proposal 4 requires the affirmative vote of
     Proposal                      the holders of a majority of the shares of
                                   existing common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting.

                                   Directors and executive officers owning
                                   2,662,970 shares, or less than 1% of
                                   outstanding Cendant common stock have
                                   indicated that they intend to vote their shares to approve the four proposals.

QUESTIONS..........................If you have any questions prior to the special meeting, please call Cendant
                                   Investor Relations at (212) 413-1933.

         THE CENDANT BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED AND UNANIMOUSLY APPROVED THESE PROPOSALS AND RECOMMENDS THAT YOU VOTE FOR THEM.

                    PROPOSAL 1 -- THE TRACKING STOCK PROPOSAL

GENERAL

         At the special meeting, we will ask you to consider and approve the Tracking Stock Proposal described in this Proxy Statement. Stockholder approval of the Tracking Stock Proposal would allow us to amend and restate our charter to:

         o Increase the number of authorized shares of common stock from 2,000,000,000 to 2,500,000,000, initially comprised of
                  2,000,000,000 shares of CD Stock and 500,000,000 shares of Move.com Stock.

         o Create a new series of common stock called Move.com Stock that could be issued from time to time by the Board of Directors.

         o Reclassify each outstanding share of existing common stock into a share of CD Stock.

         We have allocated, for financial reporting purposes, all of Cendant's consolidated assets, liabilities, revenue, expenses and cash flow between Cendant Group and Move.com Group. Since July 1, 1999, the assets, liabilities, revenues, expenses and cash flows of the Move.com Group have consisted of the assets, liabilities, revenues, expenses and cash flows of Rent Net, Inc. which has been owned by Cendant since January 1996, the Metro Rent business which was acquired in the fourth quarter of 1999, National Home Connections LLC, which was acquired in May 1999 and Move.com Group's rights under its contracts with Cendant and its subsidiaries and third parties. In the future, we will publish financial statements of Move.com Group together with consolidated financial statements of Cendant Corporation.

         Upon approval of the Tracking Stock Proposal and Stock Option Plan Proposal, the options previously granted under the Move.com, Inc. 1999 Stock Option Plan to Move.com Group employees and to Cendant Group employees will be assumed by Cendant and all existing grants will become options to purchase Move.com Stock. Subject to prevailing market and other conditions, we currently expect to issue shares of Move.com Stock in a public offering as soon as reasonably practicable following stockholder approval of the Tracking Stock Proposal. The specific terms of such offering, including the amount of Move.com Stock we issue, will depend upon factors such as stock market conditions and the performance of Move.com Group. After an initial public offering of Move.com Stock, we currently expect the retained interest to be between 50% and 90%.

         Holders of CD Stock and Move.com Stock will have one vote per share and will vote together as a class on matters submitted to a vote of stockholders except with respect to any amendment to the certificate of incorporation that would increase or decrease the par value of the shares of either class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Accordingly, the issuance of shares of Move.com Stock will dilute the vote of current Cendant stockholders.

         Assuming the Tracking Stock Proposal is approved, we expect to file the amended and restated charter implementing the Tracking Stock Proposal and reclassify your common stock shortly following the meeting and prior to granting options for Move.com Stock.

REASONS FOR THE TRACKING STOCK PROPOSAL

         We believe the Tracking Stock Proposal is in the best interests of Cendant and its stockholders for the following reasons:

         o The proposal will permit investors and research analysts to review separate information about Move.com Group and separately value Move.com Stock. This should encourage investors and analysts to focus more attention on Move.com Group and result in greater market recognition of the value of Move.com Group to Cendant by highlighting the operations of Move.com Group through enhanced financial reporting and by attracting new internet-focused investors who would otherwise not purchase Cendant's common stock.

         o The proposal will enable us to issue Move.com Stock in private or public financings. In recent years, a number of publicly traded companies with activities consisting of more than one line of business have found that the market valuation of the entire company does not necessarily reflect the aggregate value of their separate businesses. In order to enable the market value of the whole company to more closely track that of similar but separate companies engaged in the same businesses, many of these companies have either publicly sold a portion of a subsidiary or subsidiaries or have reclassified their companies' stock into two or more series of tracking stock. We believe that the creation of the Move.com Group and the issuance of Move.com Stock will enable the market to more effectively value the Move.com Group as if it were a separate corporation, and that Cendant Group's retained interest in the Move.com Group should also reflect that valuation. Unlocking this value in the public markets would make Move.com securities a new currency available to Cendant both for raising additional equity and for future acquisitions. While Cendant believes these securities will be valued more highly by the market than Cendant's currently outstanding common stock, future values will depend on future performance and general market conditions and there is no assurance that these beliefs will ever be realized or sustained.

         o The proposal will enable us to grant stock options tied to Move.com Stock or CD Stock, thereby providing more focused incentives to Move.com Group and Cendant Group management and employees. The options granted to the employees of Move.com Group will more effectively incentivize them by creating a more independent atmosphere as well as benefit plans with equity that is directly linked to the performance of their business. Move.com options will also be granted to Cendant Group employees making direct contributions to Move.com Stock through intercompany business relationships and arrangements to facilitate cooperation between the two Groups.

         o The proposal will provide us with greater flexibility to raise capital and respond to strategic opportunities (including acquisitions), because it will allow us to issue either CD Stock or Move.com Stock as appropriate under the circumstances. In general, Move.com Stock should represent a more attractive currency for acquisitions in the internet sector.

          o The proposal is expected to enable us to realize more value from Move.com Group while preserving the financial, tax, operational, strategic and other benefits of being a single consolidated entity. By remaining a single consolidated entity, both Groups will remain a part of Cendant thereby preserving greater flexibility to maximize synergies between the two Group's businesses through economies generated in advertising, sales, corporate overhead, and economies of scale obtained by using a single carrier for telecommunications and other purchasing requirements such as office supplies.

SUMMARY COMPARISON OF TERMS OF EXISTING COMMON STOCK WITH TERMS OF CD STOCK AND MOVE.COM STOCK

     The following discusses the material terms of and changes to the terms of your existing common stock by comparing terms of our existing common stock to the proposed terms of CD Stock and Move.com Stock. This comparison is not complete and should be read together with the more detailed information contained in the rest of this Proxy Statement. In particular, see "Proposal 1 -- The Tracking Stock Proposal -- Description of CD Stock and Move.com Stock."

                                                                                         TRACKING STOCK PROPOSAL
                                                                   ----------------------------------------------------------------
                                      EXISTING COMMON STOCK                  CD STOCK                             MOVE.COM STOCK
                                     -------------------------     --------------------------------       -------------------------
BASIC INVESTMENT CHARACTERISTICS:    Our existing common           We intend CD Stock to reflect          We intend Move.com
                                     stock reflects the            the market value of Cendant            Stock to reflect the
                                     performance of all of         Group.  Cendant Group includes         market value of
                                     our businesses.               all the businesses currently           Move.com Group, our
                                                                   operated by Cendant in its four        new internet home-related
                                                                   principal divisions:  travel           services business.
                                                                   services; real estate services;        Move.com Group will
                                                                   direct marketing services and          offer consumers a variety
                                                                   other consumer and business            of home-related products
                                                                   services (other than Rent Net,         and services providing
                                                                   Inc. and National Home                 consumers with a
                                                                   Connections) and a retained            one-stop solution for all
                                                                   interest in Move.com Group.            their home-related
                                                                                                          product and service
                                                                                                          needs before, during and
                                                                                                          after their actual move.

                                                                   We can not assure you that the         We can not assure you
                                                                   market value of CD Stock will          that the market value of
                                                                   in fact reflect the performance        Move.com Stock will in
                                                                   of Cendant Group as we intend.         fact reflect the
                                                                   Holders of CD Stock will               performance of
                                                                   continue to be common                  Move.com Group as we
                                                                   stockholders of Cendant and, as        intend.  Holders of Move
                                                                   such, will be subject to all risks     .com Stock will continue
                                                                   associated with an investment in       to be common stockholders
                                                                   Cendant and all of our                 of Cendant and, as such,
                                                                   businesses, assets and liabilities.    will be associated with an
                                                                                                          investment in Cendant
                                                                                                          and all of our businesses,
                                                                                                          assets and liabilities.


                                                                                         TRACKING STOCK PROPOSAL
                                                                   ----------------------------------------------------------------
                                      EXISTING COMMON STOCK                  CD STOCK                             MOVE.COM STOCK
                                     -------------------------     --------------------------------       -------------------------
ISSUANCE:                            Our existing common           The amendment and restatement          Upon approval of the
                                     stock is already out          of the amended and restated            Tracking Stock Proposal
                                     standing.                     certificate of incorporation will      and the Stock Option Plan
                                                                   reclassify each outstanding share      Proposal, options
                                                                   of existing common stock into a        previously granted under
                                                                   share of CD Stock.                     the Move.com, Inc. 1999
                                                                                                          Stock Option Plan to
                                                                                                          Move.com Group employees
                                                                                                          and to Cendant Group
                                                                                                          employees will be assumed
                                                                                                          by Cendant and all
                                                                                                          existing grants will
                                                                                                          become options to purchase
                                                                                                          Move.com Stock. Subject to
                                                                                                          prevailing market and
                                                                                                          other conditions, we
                                                                                                          currently expect to
                                                                                                          Move.com Stock in a public
                                                                                                          offering as soon as
                                                                                                          reasonably practicable
                                                                                                          following
                                                                                                          stockholder approval
                                                                                                          of the Tracking
                                                                                                          Stock Proposal. The
                                                                                                          specific terms of
                                                                                                          such offering
                                                                                                          including the amount
                                                                                                          of Move.com Stock we
                                                                                                          issue will depend
                                                                                                          upon factors such as
                                                                                                          stock market
                                                                                                          conditions and the
                                                                                                          performance of
                                                                                                          Move.com Group.

RETAINED INTEREST:                   N/A                           We would adjust                        N/A
                                                                   the retained
                                                                   interest of Cendant
                                                                   Group in Move.com
                                                                   Group (which would
                                                                   initially be 100%)
                                                                   to reflect
                                                                   issuances,
                                                                   distributions or
                                                                   repurchases of
                                                                   Move.com Stock,
                                                                   capital
                                                                   contributions to, or
                                                                   returns of capital
                                                                   from, Move.com Group
                                                                   and other events.

AUTHORIZED AND OUTSTANDING STOCK:    We are currently              Stockholder approval of the            Stockholder approval of
                                     authorized to issue only      Tracking Stock Proposal will           the Tracking Stock
                                     one series of common          authorize us to issue two series       Proposal will authorize us
                                     stock.                        of common stock- CD Stock              to issue two series of
                                                                   and Move.com Stock.                    common stock-CD Stock and
                                                                                                          Move.com Stock.

                                     We are currently              The Tracking Stock Proposal            The Tracking Stock
                                     authorized to issue up to     will authorize us to increase the      Proposal will authorize us
                                     2,000,000,000 shares of       number of authorized shares to         to increase the number of
                                     common stock.                 2,500,000,000 shares of                authorized shares to
                                                                   common stock, initially                2,500,000,000 shares of
                                                                   comprised of 2,000,000,000             common stock, initially
                                                                   shares of CD Stock and                 comprised of
                                                                   500,000,000 shares of                  2,000,000,000 shares of
                                                                   Move.com Stock.                        CD Stock and
                                                                                                          500,000,000 shares of
                                                                                                          Move.com Stock.


                                                                                         TRACKING STOCK PROPOSAL
                                                                   ----------------------------------------------------------------
                                      EXISTING COMMON STOCK                  CD STOCK                             MOVE.COM STOCK
                                     -------------------------     --------------------------------       -------------------------
                                     ______ shares of              Immediately following the              After the Tracking Stock
                                     existing common stock         implementation of the Tracking         Proposal is implemented,
                                     were outstanding on           Stock Proposal, ______ shares          we expect to issue from
                                     _______ __, 2000.             of CD Stock will be outstanding,       time to time shares of
                                     These shares count            based on the number of shares of       Move.com Stock.  These
                                     against the total number      existing common stock                  shares, and the shares of
                                     of shares of common           outstanding on _________ __,           CD Stock then
                                     stock we are authorized       2000.  These shares, and any           outstanding, will count
                                     to issue.                     shares of Move.com Stock               against the total number
                                                                   outstanding from time to time,         of shares of common
                                                                   will count against the total           stock we are authorized to
                                                                   number of shares of common             issue.
                                                                   stock we are authorized to issue.

DIVIDENDS:                           We currently intend to        We currently intend to retain all      We currently intend to
                                     retain all of our earnings    of our earnings for use in the         retain all of our earnings
                                     for use in the operation      operation and expansion of our         for use in the operation
                                     and expansion of our          business. We do not expect to          and expansion of our
                                     business.  We do not          pay any dividends on CD Stock          business. We do not
                                     expect to pay any             for the foreseeable future.            expect to pay any
                                     dividends on our                                                     dividends on Move.com
                                     existing common stock                                                Stock for the foreseeable
                                     for the foreseeable                                                  future.
                                     future.

                                     We are permitted to pay       We will be permitted to pay            We will be permitted to
                                     dividends out of the          dividends on CD Stock out of           pay dividends on
                                     assets of Cendant legally     the lesser of (1) the assets of        Move.com Stock (and
                                     available for the             Cendant legally available for the      corresponding amounts to
                                     payment of dividends          payment of dividends under             Cendant Group with
                                     under Delaware law.           Delaware law and (2) the               respect to its retained
                                                                   amount that would be legally           interest in Move.com
                                                                   available for the payment of           Group) out of the lesser
                                                                   dividends under Delaware law if        of (1) the assets of
                                                                   Cendant Group were a separate          Cendant legally available
                                                                   Delaware corporation and               for the payment of
                                                                   Cendant Group's retained               dividends under Delaware
                                                                   interest in Move.com Group             law and (2) the amount
                                                                   were represented by outstanding        that would be legally
                                                                   shares.                                available for the payment
                                                                                                          of dividends under
                                                                                                          Delaware law if
                                                                                                          Move.com Group were a
                                                                                                          separate Delaware
                                                                                                          corporation.

                                                                   We may pay dividends                   We may pay dividends
                                                                   exclusively on the CD Stock,           exclusively on the
                                                                   exclusively on the Move.com            Move.com Stock,
                                                                   Stock, or on both, in equal or         exclusively on the CD
                                                                   unequal amounts.  The Board of         Stock, or on both, in
                                                                   Directors will not be required to      equal or unequal amounts.
                                                                   consider the relative available        The Board of Directors
                                                                   dividend amounts, the amount of        will not be required to
                                                                   dividends previously declared on       consider the relative
                                                                   either the CD Stock or the             available dividend
                                                                   Move.com Stock, their relative         amounts, the amount of
                                                                   voting or liquidation rights or        dividends previously
                                                                   any other factor.                      declared on either the
                                                                                                          Move.com Stock or the
                                                                                                          CD Stock, their
                                                                                                          relative voting or
                                                                                                          liquidation rights
                                                                                                          or any other factor.

MANDATORY                            None.                         If we disposed of all or               If we disposed of all or
DIVIDEND,                                                          substantially all of the assets of     substantially all of the
REDEMPTION OR EXCHANGE ON                                          Cendant Group and the                  assets of Move.com
                                                                   disposition was not an exempt          Group and the disposition
                                                                   disposition, we would be               was not an exempt
                                                                   required to                            disposition, we would be

                                                                                         TRACKING STOCK PROPOSAL
                                                                 ----------------------------------------------------------------
                                    EXISTING COMMON STOCK                  CD STOCK                             MOVE.COM STOCK
                                   -------------------------     --------------------------------       -------------------------
DISPOSITION                                                      choose one of the                       required to choose one of
OF ASSETS:                                                       following three alternatives:           alternatives:

                                                                 o  pay a dividend to holders of         o   pay a dividend to
                                                                    CD Stock in an amount equal              holders of Move.com
                                                                    to their proportionate interest          Stock in an amount
                                                                    in the net proceeds of such              equal to their
                                                                    disposition,                             proportionate interest
                                                                                                             in the net proceeds of
                                                                                                             such disposition,

                                                                 o  redeem from holders of CD             o  redeem from holders of
                                                                    Stock, for an amount equal to            Move.com Stock, for
                                                                    their proportionate interest in          an amount equal to
                                                                    the net proceeds of such dis             their proportionate in
                                                                    position, outstanding shares             terest in the net pro
                                                                    of CD Stock or                           ceeds of such disposi
                                                                                                             tion, outstanding
                                                                                                             shares of Move.com
                                                                                                             Stock or

                                                                  o issue Move.com Stock in               o  issue CD Stock in
                                                                    exchange for outstanding CD              exchange for
                                                                    Stock at a 10% premium                   outstanding Move.com
                                                                    (based on the average market             Stock at a 10%
                                                                    value of CD Stock as                     premium (based on the
                                                                    compared to the average                  average market value
                                                                    market value of Move.com                 of Move.com Stock as
                                                                    Stock over a specified 20                compared to the
                                                                    trading Day period prior to              average market value
                                                                    the exchange).                           of CD Stock over a
                                                                                                             specified 20 trading
                                                                                                             day period prior to the
                                                                                                             exchange).

                                                                 An exempt disposition                   An exempt disposition
                                                                 means any of the                        means any of
                                                                 following:                              the following:

                                                                 o  a disposition in connection          o  a disposition in
                                                                    with the liquidation,                   connection with the
                                                                    dissolution or winding-up of            liquidation, dissolution
                                                                    Cendant and the distribution            or winding-up of
                                                                    of assets to stockholders,              Cendant and the
                                                                                                            distribution of assets
                                                                                                            to stockholders,

                                                                 o  a disposition to any person or       o  a disposition to any
                                                                    entity controlled by Cendant            person or entity
                                                                    (as determined by the Board             controlled by Cendant
                                                                    of Directors in its sole                (as determined by the
                                                                    discretion),                            Board of Directors in
                                                                                                            its sole discretion),

                                                                 o  a disposition by either Group        o  a disposition by either
                                                                    for which Cendant receives              Group for which
                                                                    consideration primarily                 Cendant receives
                                                                    consisting of equity securities         consideration primarily
                                                                    of an entity which is primarily         consisting of equity
                                                                    engaged or proposes to                  securities of an entity
                                                                    engage primarily in one or              which is primarily
                                                                    more businesses similar or              engaged or proposes to
                                                                    complementary to businesses             engage primarily in one
                                                                    conducted by such Group                 or more businesses
                                                                    prior to the disposition, as            similar or
                                                                    determined by the Board of              complementary to
                                                                    Directors in its sole                   businesses conducted
                                                                    discretion,                             by such Group prior to
                                                                                                            the disposition, as de
                                                                                                            termined by the Board
                                                                                                            of Directors in its sole
                                                                                                            discretion,

                                                                                                         o   a dividend, out of
                                                                                                             Move.com Group's
                                                                                                             assets, to holders of
                                                                                                             Move.com Stock and a
                                                                                                             transfer of a
                                                                                                             corresponding amount
                                                                                                             of

                                                                                         TRACKING STOCK PROPOSAL
                                                                 ----------------------------------------------------------------
                                    EXISTING COMMON STOCK                  CD STOCK                             MOVE.COM STOCK
                                   -------------------------     --------------------------------       -------------------------
                                                                                                        Move.com Group's assets to
                                                                                                        Cendant Group in respect of
                                                                                                        its retained interest in
                                                               o  a dividend, out of Cendant           Move.com Group,
                                                                  Group's assets, to holders of
                                                                  CD Stock and

                                                                                                       o  any other
                                                               o  any other disposition, if               disposition, if (1)
                                                                  (1) at the time of the                  at the time of the
                                                                  disposition there is                    disposition there is
                                                                  only one class of                       only one class of
                                                                  common stock                            common stock
                                                                  outstanding, or (2)                     outstanding, or (2)
                                                                  before the 30th                         before the 30th
                                                                  trading day                             trading day
                                                                  following the                           following the
                                                                  disposition we have                     disposition we have
                                                                  mailed a notice                         mailed a notice
                                                                  stating that we are                     stating that we are
                                                                  exercising our right                    exercising our right
                                                                  to exchange all of                      to exchange all of
                                                                  the outstanding                         the outstanding
                                                                  shares of CD Stock                      shares of CD Stock
                                                                  or Move.com Stock                       or Move.com Stock
                                                                  for newly issued                        for newly issued
                                                                  shares of the other                     shares of the other
                                                                  series of common                        series of common
                                                                  stock as                                stock as
                                                                  contemplated under                      contemplated under
                                                                  "--Optional Exchange                    "--Optional Exchange
                                                                  of One Series of                        of One Series of
                                                                  Common Stock For The                    Common Stock For The
                                                                  Other Series."                          Other Series."





                                                                 Any exchange would impact              Any exchange would impact
                                                                 Move.com Stockholders at such          current Cendant stockholders
                                                                 time by diluting their economic        by diluting their economic
                                                                 interests because we would be          interests because we would
                                                                 required to issue shares of            be required to issue shares
                                                                 Stock with a market value in           of CD Stock with a market
                                                                 excess of the market value of          value in excess of the
                                                                 shares of CD Stock so                  market value of shares of
                                                                 exchanged.                             Move.com Stock so
                                                                                                        exchanged.

EXCHANGE FOR         N/A                                         N/A                                    On and after the
CD STOCK OR                                                                                             18-month anniversary
MOVE.COM                                                                                                of the earlier of
STOCK AT                                                                                                (1) the initial
CENDANT'S                                                                                               issuance of Move.com
OPTION:                                                                                                 Stock in a public
                                                                                                        offering or (2) the
                                                                                                        first anniversary of
                                                                                                        a private placement
                                                                                                        of Move.com Stock,
                                                                                                        we will have the
                                                                                                        right to issue CD
                                                                                                        Stock in exchange
                                                                                                        for outstanding
                                                                                                        Move.com Stock at a
                                                                                                        premium. The premium
                                                                                                        will initially be
                                                                                                        20% and will decline
                                                                                                        ratably each month
                                                                                                        over the following
                                                                                                        18 months to 15%.

                                                                  Prior to the third                    From and after the
                                                                  anniversary of the                    third anniversary of
                                                                  earlier of (1) the                    the earlier of (1)
                                                                  initial issuance of                   the initial issuance
                                                                  Move.com Stock in a                   of Move.com Stock in
                                                                  public offering or                    a public offering or
                                                                  (2) the first                         (2) the first
                                                                  anniversary of a                      anniversary of a
                                                                  private placement of                  private placement
                                                                  Move.com




                                                                                 TRACKING STOCK PROPOSAL
                                                          ----------------------------------------------------------------
                              EXISTING COMMON STOCK                  CD STOCK                             MOVE.COM STOCK
                            -------------------------     --------------------------------       -------------------------
                                                          Stock, Cendant will not have the       of Move.com Stock, we will have
                                                          right to cause the exchange of CD      the right, if outstanding
                                                          Stock for Move.com Stock.              Move.com Stock exceeds 40%
                                                          From and after such time, we           of total market capitalization
                                                          will have the right, if                but has not exceeded 60% of
                                                          outstanding Move.com Stock             total market capitalization, to
                                                          exceeds 40% of total market            issue either series of common
                                                          capitalization but has not             stock in exchange for the other
                                                          exceeded 60% of the total              without a premium.  In the
                                                          market capitalization, to issue        event that Move.com Stock
                                                          either series of common stock in       exceeds 60% of total market
                                                          exchange for the other without a       capitalization, we will lose the
                                                          premium.                               right to effect an exchange
                                                                                                 without a premium during such
                                                                                                 period.

                                                          The exchange ratio that will           The exchange ratio that will
                                                          result in an exchange without a        result in an exchange without a
                                                          premium will be based on the           premium will be based on the
                                                          average market value of the            average market value of the
                                                          series of the common stock             series of the common stock
                                                          being exchanged as compared            being exchanged as compared
                                                          to the average market value of         to the average market value of
                                                          the other series of common             the other series of common
                                                          stock during the 20 consecutive        stock during the 20
                                                          trading day period ending on,          consecutive trading day period
                                                          and including, the fifth trading       ending on, and including, the
                                                          day immediately preceding the          fifth trading day immediately
                                                          date on which we mail the              preceding the date on which
                                                          notice of exchange to holders of       we mail the notice of exchange
                                                          the outstanding shares being           to holders of the outstanding
                                                          exchanged.                             shares being exchanged.

                                                                                                 Notwithstanding the
                                                                                                 exchange provisions
                                                                                                 outlined above, if we
                                                                                                 receive an opinion of tax
                                                                                                 counsel to the effect that
                                                                                                 as a result of changes in
                                                                                                 tax law either (i) we, our
                                                                                                 subsidiaries or
                                                                                                 affiliates, successors or
                                                                                                 stockholders are, or will
                                                                                                 be, subject to tax upon
                                                                                                 the issuance of either of
                                                                                                 the CD Stock or the
                                                                                                 Move.com Stock or (ii)
                                                                                                 either the CD Stock or the
                                                                                                 Move.com Stock is not, or
                                                                                                 will not be, treated
                                                                                                 solely as our stock, we
                                                                                                 will have the right to
                                                                                                 issue shares of CD Stock
                                                                                                 in exchange for
                                                                                                 outstanding shares of
                                                                                                 Move.com Stock at a 10%
                                                                                                 premium, regardless of
                                                                                                 when such adverse tax law
                                                                                                 changes take place.

                                                          We will have the right, on or          N/A
                                                          after the third anniversary of the
                                                          earlier of (1) the initial issuance
                                                          of Move.com Stock in a public
                                                          offering or (2) the first
                                                          anniversary of a private
                                                          placement of Move.com Stock,
                                                          when






                                                                                 TRACKING STOCK PROPOSAL
                                                          ----------------------------------------------------------------
                              EXISTING COMMON STOCK                  CD STOCK                             MOVE.COM STOCK
                            -------------------------     --------------------------------       -------------------------
                                                          outstanding Move.com
                                                          Stock exceeds 60% of total
                                                          market capitalization, to issue
                                                          Move.com Stock in exchange
                                                          for outstanding CD Stock at a
                                                          15% premium. We will lose the
                                                          right to effect such an exchange
                                                          during the period when
                                                          Move.com Stock equals or falls
                                                          below 60% of total market
                                                          capitalization.

                                                          The exchange ratio that will           The exchange ratio that will
                                                          result in the specified premium        result in the specified premium
                                                          will be calculated based on the        will be calculated based on the
                                                          average market value of CD             average market value of CD
                                                          Stock as compared to the               Stock as compared to the
                                                          average market value of                average market value of
                                                          Move.com Stock during the 20           Move.com Stock during the 20
                                                          consecutive trading day period         consecutive trading day period
                                                          ending on, and including, the          ending on, and including, the
                                                          fifth trading day immediately          fifth trading day immediately
                                                          preceding the date on which we         preceding the date on which
                                                          mail the notice of exchange to         we mail the notice of exchange
                                                          holders of the outstanding             to holders of the outstanding
                                                          shares being exchanged.                shares being exchanged.

                                                          Move.com Stock will exceed             Move.com Stock will exceed
                                                          60% of total market                    40% of total market
                                                          capitalization or 40% of total         capitalization if the market
                                                          market capitalization if the           capitalization of the
                                                          market capitalization of the           outstanding Move.com Stock
                                                          outstanding Move.com Stock             exceeds 40% of the total
                                                          exceeds 60% or 40%, as the             market capitalization of both
                                                          case may be, of the total market       series of common stock for 30
                                                          capitalization of both series of       trading days during any 60
                                                          common stock for 30 trading            consecutive trading day period.
                                                          days during any 60 consecutive
                                                          Trading Day period.

                                                          Thereafter, Move.com Stock             N/A
                                                          will fall below 60% of total
                                                          market capitalization if the
                                                          market capitalization of the
                                                          outstanding Move.com Stock
                                                          falls below 60% of the total
                                                          market capitalization of both
                                                          series of common stock for 30
                                                          trading days during any 60
                                                          consecutive trading day period.


EXCHANGE FOR                   None.                      We will have the right at any          We will have the right at any
STOCK OF A                                                time to transfer all of the assets     time to transfer all of the assets
SUBSIDIARY AT                                             and liabilities of Cendant Group       and liabilities of Move.com
CENDANT'S                                                 to a subsidiary and issue all of       Group to a subsidiary and issue
OPTION:                                                   the stock of that subsidiary to        all of the stock of that
                                                          the holders of the CD Stock in         subsidiary to the holders of
                                                          exchange for all of the                Move.com Stock and to the
                                                          outstanding CD Stock.                  Cendant Group in exchange
                                                                                                 for all of the outstanding
                                                                                                 Move.com Stock and the
                                                                                                 elimination of the retained
                                                                                                 interest.


                                                                                 TRACKING STOCK PROPOSAL
                                                          ----------------------------------------------------------------
                              EXISTING COMMON STOCK                  CD STOCK                             MOVE.COM STOCK
                            -------------------------     --------------------------------       -------------------------
VOTING RIGHTS:                 One vote per share.        One vote per share.                    One vote per share.

                                                          Holders of CD Stock and                Holders of CD Stock and
                                                          Move.com Stock will vote               Move.com Stock will vote
                                                          together as a single class, except     together as a single class,
                                                          if any amendment to the charter        except if any amendment to the
                                                          would increase or decrease the         charter would increase or
                                                          par value of the shares of either      decrease the par value of the
                                                          class or alter or change the           shares of either class or alter or
                                                          powers, preferences or special         change the powers,
                                                          rights of the shares of such class     preferences or special rights of
                                                          so as to affect them adversely.        the shares of such class so as
                                                          Each share will continue to            to affect them adversely. Each
                                                          have one vote per share                share will continue to have one
                                                          following a stock split, stock         vote per share following a
                                                          dividend or similar                    stock split, stock dividend or
                                                          reclassification.  Cendant             similar reclassification.
                                                          Group's retained interest in
                                                          Move.com Group will not carry
                                                          any voting rights.


LIQUIDATION:                   Upon liquidation of        Upon liquidation of Cendant,           Upon liquidation of Cendant,
                               Cendant, holders of        holders of CD Stock and                holders of CD Stock and
                               existing common            Move.com Stock will be                 Move.com Stock will be
                               stock are entitled to      entitled to receive the net assets     entitled to receive the net
                               receive the net assets     of Cendant, if any, remaining          assets of Cendant, if any,
                               of Cendant, if any,        for distribution to stockholders       remaining for distribution to
                               remaining for              (after payment or provision for        stockholders (after payment or
                               distribution to            all liabilities of Cendant and         provision for all liabilities of
                               stockholders (after        payment of the liquidation             Cendant and payment of the
                               payment or provision       preference payable to any              liquidation preference payable
                               for all liabilities of     holders of preferred stock).           to any holders of preferred
                               Cendant and payment        Amounts due upon liquidation           stock).  Amounts due upon
                               of the liquidation         in respect of shares of CD Stock       liquidation in respect of shares
                               preference payable to      and shares of Move.com Stock           of CD Stock and shares of
                               any holders of             will be distributed pro rata in        Move.com Stock will be
                               preferred stock).          proportion to the average              distributed pro rata in
                                                          market value of CD Stock and           proportion to the average
                                                          the average market value of            market value of CD Stock and
                                                          Move.com Stock over a                  the average market value of
                                                          specified 20-trading day period        Move.com Stock over a
                                                          prior to liquidation.                  specified 20-trading day period
                                                                                                 prior to liquidation.

STOCK                          NYSE under the             NYSE under the symbol "CD."            We currently intend to apply
EXCHANGE                       symbol "CD."                                                      for listing of Move.com Stock
LISTINGS:                                                                                        on the NYSE under the symbol
                                                                                                 "MOV" concurrently with the
                                                                                                 first public offering of such
                                                                                                 securities.


CASH MANAGEMENT AND ALLOCATION POLICIES

         In order to prepare separate financial statements for Move.com Group, Cendant has allocated all of its consolidated assets, liabilities, revenue, expenses and cash flow between Cendant Group and Move.com Group. Thus, the financial statements for Cendant Corporation will include separate financial data for each Group.

         Cendant manages most treasury activities on a centralized, consolidated basis. These activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt and the issuance and repurchase of common stock and preferred stock. Each Group will remit its cash receipts (other than receipts of foreign operations or operations that are not wholly owned) to Cendant, and Cendant will generally fund each Group's cash disbursements (other than disbursements of foreign operations or operations that are not wholly owned) on a daily basis.

         Cendant will allocate the cost of various corporate general and administrative services and shared services to the Groups generally based on utilization. Where utilization is not warranted, overhead will be allocated on a percentage of revenues basis where practicable.

         Income tax expense, which is determined on a consolidated basis, will be allocated to Cendant Group and Move.com Group, and reflected in the financial statements for Move.com Group in accordance with Cendant's tax allocation policy. If application of the allocation policy results in a positive amount, such amount will be allocated to Move.com Group as a tax expense. If application of the allocation policy results in a negative amount, such amount will be allocated to Move.com Group as a tax benefit.

         For a more complete description of how we will allocate cash between Cendant Group and Move.com Group, see "Proposal 1 -- The Tracking Stock Proposal -- Cash Management and Allocation Policies."

NO APPRAISAL RIGHTS

         Under the Delaware General Corporation Law, you will not have appraisal rights in connection with the Tracking Stock Proposal.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

         We have been advised by Skadden, Arps, Slate, Meagher & Flom LLP that neither you nor Cendant will recognize income, gain or loss for federal income tax purposes as a result of the adoption of the Tracking Stock Proposal. However, the Internal Revenue Service could disagree. There are no court decisions or other authorities bearing directly on the effect of implementation of a proposal such as the Tracking Stock Proposal. In addition, the Internal Revenue Service has announced that it will not issue rulings on the characterization of stock with characteristics similar to CD Stock or Move.com Stock. Therefore, the tax treatment of the Tracking Stock Proposal is subject to some uncertainty under current law.

         In light of the foregoing, you are urged to consult your tax advisor regarding the tax consequences of the Tracking Stock Proposal, including the state, local and any foreign tax consequences.

                    PROPOSAL 2 -- STOCK OPTION PLAN PROPOSAL

         At the special meeting, we will also ask you to consider and approve a proposal to approve the assumption by Cendant of the Move.com, Inc. 1999 Stock Option Plan and the existing grants thereunder. Cendant does not currently intend to issue any options under the Move.com, Inc. 1999 Stock Option Plan to its Chairman of the Board, President and Chief Executive Officer. For a more detailed description of the proposal to approve this plan, see "Proposal 2 -- Stock Option Plan Proposal."

                  PROPOSAL 3 -- BOARD DECLASSIFICATION PROPOSAL

         At the special meeting, we will also ask you to consider and approve a proposal to amend Article 9 of our amended and restated certificate of incorporation to eliminate the provisions for the classification of Cendant's Board of Directors effective as of the annual meeting of stockholders in 2000. The terms of the proposed settlement of a class action lawsuit against us requires us to present the Board Reclassification Proposal to our stockholders for approval. We are also presenting this proposal to our stockholders at the meeting because our stockholders approved a non-binding stockholder proposal at our 1999 annual meeting of stockholders recommending the declassification of our Board of Directors. If the Board Declassification Proposal is approved, then each person elected a director at the annual meeting of stockholders in 2000 and subsequent annual meetings of stockholders will be elected for a term of one year and until their respective successors are elected and qualified. For a more detailed description of the proposal to declassify Cendant's Board of Directors, see "Proposal 3 -- Board Declassification Proposal."

                       PROPOSAL 4 -- ADJOURNMENT PROPOSAL

         At the special meeting, we may also ask you to consider and approve a proposal to adjourn the special meeting, which adjournment could be used for the purpose, among others, of allowing additional time for the soliciting of additional votes to approve the Tracking Stock Proposal and the Stock Option Plan Proposal.

                               CENDANT CORPORATION
                    SUMMARY HISTORICAL CONSOLIDATED FINANCIAL
                                 AND OTHER DATA

         The following table presents summary historical consolidated data for Cendant Corporation as of and for the nine months ended September 30, 1999 and 1998 and as of and for the years ended December 31, 1998, 1997 and 1996. This data was derived from, and should be read in conjunction with, the Consolidated Financial Statements of Cendant Corporation. After the issuance of Move.com Stock, Cendant Corporation will report per share data for each separate class of common stock, using the two class method. Earnings per share is determined for each class of stock based on the separate earnings attributed to the respective Group.

                                            NINE MONTHS ENDED
                                              SEPTEMBER 30,              YEAR ENDED DECEMBER 31,
                                        --------------------------- --------------------------------------
                                            1999          1998         1998        1997          1996
                                        --------------------------- ----------- --------------------------
                                                              (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Revenue, net........................... $     4,118.7  $   3,865.1  $  5,283.8  $   4,240.0  $    3,237.7
Depreciation and amortization..........         277.0        241.3       322.7        237.7         145.5
Income from operations.................       1,834.0        842.1       428.9        307.9         547.8
Interest expense, net..................         153.8         72.9       113.9         50.6          14.3
Income from continuing operations
  before income taxes and minority
  interest(1)..........................       1,680.2        769.2       315.0        257.3         533.5
Net income (loss)......................       1,426.0        436.9       539.6       (217.2)        330.0
BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents.............. $       623.5               $  1,008.7  $      67.0  $      448.1
Total assets...........................      14,912.8                 20,216.5     14,073.4      12,762.5
Total long-term debt...................       3,344.3                  3,362.9      1,246.0         780.8
Stockholders' equity...................       3,849.3                  4,835.6      3,921.4       3,955.7
OTHER DATA:
Net cash provided by operating
  activities........................... $     2,026.5  $     784.1  $    808.0  $   1,213.0  $    1,493.4
Net cash provided by (used in)
  investing activities.................       1,193.6     (4,027.4)   (4,351.8)    (2,328.6)     (3,090.8)
Net cash (used in) provided by
  financing activities.................      (3,637.0)     5,052.6     4,689.6        900.1       1,780.8
Capital expenditures...................        (212.8)      (240.8)     (355.2)      (154.5)       (101.2)
Investments and acquisitions, net of
  cash acquired........................        (145.8)    (2,658.2)   (2,852.0)      (568.2)     (1,608.6)

-------------------

(1) Income from continuing operations before income taxes and minority interest for the nine months ended September 30, 1999 include a net gain of $824.8 million associated with the dispositions of certain nonstrategic businesses.

                                 MOVE.COM GROUP
                    (WHOLLY OWNED BY THE CENDANT CORPORATION)
              SUMMARY HISTORICAL COMBINED FINANCIAL AND OTHER DATA

         The following table presents summary historical combined data for Move.com Group(1) as of and for the nine months ended September 30, 1999 and 1998, as of and for the period from January 8, 1996 (the Rent Net Acquisition
Date) through December 31, 1996 and as of and for the years ended December 31, 1998 and 1997. Prior to the inception of Move.com on July 1, 1999, the financial results of Move.com included solely those of Rent Net. Since inception, the results include those of Rent Net as well as revenues from a contract assigned to the Move.com Group and expenses associated with the development and marketing of the Move.com website. This data was derived from the financial statements of Move.com Group and should be read in conjunction with the Consolidated Financial Statements of Cendant Corporation. After the issuance of Move.com Stock, Cendant Corporation will report earnings per share data for Cendant Group and Move.com Group.


                                                                                         PERIOD FROM
                                           NINE MONTHS ENDED         YEAR ENDED       FEBRUARY 8, 1996
                                             SEPTEMBER 30,          DECEMBER 31,      (THE ACQUISITION
                                          --------------------- ---------------------   DATE) THROUGH
                                            1999       1998        1998      1997     DECEMBER 31, 1996
                                          ---------- ---------- --------------------- ------------------
                                                         (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue, net...........................   $  11,326  $   7,804  $    9,674 $   5,670   $     1,081
Cost of operations:
Operating and corporate overhead
  allocation...........................       3,191      1,156       1,423       757           393
Marketing and general administrative
  expenses.............................       9,238      5,250       3,940     2,599          1,665
Payroll and related costs..............      12,470      2,920       3,869     2,857          1,522
Depreciation and amortization..........       1,648      1,352       1,857       945            609
Loss before income taxes...............     (15,221)      (854)     (1,415)   (1,488)        (3,108)
Net loss...............................      (9,018)      (509)       (843)     (885)        (1,842)
BALANCE SHEET DATA (AT PERIOD END):
Total current assets...................   $   9,198             $    2,882  $  1,396    $       591
Total assets...........................      15,047                  8,614     7,417          3,559
Total liabilities......................      10,813                  4,379     2,181            878
Group equity...........................       4,234                  4,235     5,236          2,681
OTHER DATA:
Net cash (used in) provided by
  operating activities.................    $ (7,926) $   2,829  $    1,279  $    428     $   (1,215)
Net cash used in investing activities..      (1,091)      (691)     (1,121)   (3,868)          (242)
Net (increase) decrease in funding
  from Parent..........................      (9,017)     2,138         158    (3,440)        (1,457)
Capital expenditures...................        (491)      (451)       (881)     (662)          (242)
-----------------

(1) The Move.com Group includes Move.com, Inc. and its subsidiaries, Rent Net, Inc., National Home Connections, LLC, Move.com Operations, Inc. and Move.com Mortgage, Inc.

RECENT OPERATING RESULTS OF MOVE.COM GROUP

       Prior to the January 2000 launch of the Move.com website, the business of the Move.com Group has been primarily comprised of Rent Net, Inc., a popular online apartment listing guide. The financial results of Move.com Group through May 1999 were solely attributable to Rent Net. During May 1999, Cendant acquired assets of National Home Connections which have been attributed to Move.com Group. The financial results for the nine months ended September 30, 1999 include the results of Rent Net and National Home Connections, as well as the results from arrangements relating to managing Cendant's Real Estate Division's websites and online mortgage marketing operations that were immaterial to Move.com Group.

       Revenues for the nine months ended September 30, 1999 increased 57% to $11.3 million due to an increase in the number of apartment listings, average price paid per listing and the launch of a senior housing listing service. The loss in 1999 is due to a retention bonus incentive program Cendant entered into with Rent Net employees that resulted in additional cash payments to Rent Net employees, an expanded marketing campaign in the third quarter of 1999 that included Rent Net's first television and radio advertising and an increase in staffing as Cendant prepares for the launch of the Move.com website. The number of pageviews during the nine months ended September 30, 1999 increased 141% to 158 million as Rent Net continued to expand product offerings and its sales efforts to list new apartments. Pageviews are an additional measure of a web site's popularity and are calculated based upon the number of user sessions multiplied by the average number of different web pages seen by each such visitor. The number of unique user sessions also increased to 24 million in the first nine months of 1999 compared to 20 million in the first nine months of 1998 due in part to the aforementioned advertising campaign.

                               THE SPECIAL MEETING

         The Board of Directors of Cendant is furnishing this Proxy Statement to solicit proxies in connection with a special meeting to be held at 10:00 a.m., New York Time, on February __, 2000, at the Ramada Inn and Conference Center, 130 Route 10 West, East Hanover, New Jersey 07936 and at any adjournments or postponements thereof. We will vote shares represented by the proxies received and not properly revoked in accordance with the instructions contained therein. A stockholder who has given a proxy may revoke it at any time before it is exercised by filing with the Secretary of Cendant a written revocation or a duly executed proxy bearing a later date or by voting in person at the special meeting. If no choice is specified on the form of proxy, the shares will be voted "FOR" the approval of each of Proposals 1, 2, 3 and 4 described in this Proxy Statement. If you vote "FOR" the Tracking Stock Proposal at the special meeting you may be forfeiting your right to challenge the Tracking Stock Proposal in the future. Alternatively, in lieu of returning signed proxy cards, stockholders can vote their shares by calling a specially designated telephone number set forth on the enclosed proxy card. You may change your vote when voting by telephone by calling and placing a subsequent vote but only the last vote will be counted.

         Stockholders of record at the close of business on January 24, 2000 are entitled to vote at the special meeting. As of the close of business on the record date, there were ____ stockholders of record and ______ shares of common stock were outstanding. A quorum will be met at the special meeting if a majority of the outstanding shares of common stock are present in person or by proxy. Each holder of common stock will be entitled to one vote for each share held as of the record date, on all matters brought before the special meeting.

         Representatives of our independent accountants will be present at the special meeting and will have the opportunity to make a statement if they so desire. The independent accountants will be available to respond to appropriate questions you might have.

         The affirmative vote of the holders of a majority of the outstanding shares of common stock as of the record date is required to approve the Tracking Stock Proposal, the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote thereon is required to approve the Stock Option Plan Proposal and the Adjournment Proposal. The affirmative vote of at least 80% of the voting power of all shares of Cendant entitled to vote generally in the election of its directors is required to approve the Board
Declassification Proposal. Abstentions with respect to any proposal will have the same effect as negative votes on each of the proposals. With respect to shares held in "street name," if a broker, which is the record holder of certain shares, indicates on a form of proxy that it does not have discretionary authority to vote such shares on any proposal, or if shares are voted in other circumstances in which proxy authority is defective or has been withheld with respect to such proposal, these nonvoted shares will be counted for quorum purposes but will have the same effect as a negative vote on Proposals 1 and 3 and will have no effect on Proposals 2 and 4.

         We will bear the expense of printing and mailing proxy materials. In addition to soliciting proxies by mail, some of our directors, officers and other employees may solicit proxies by personal interview, telephone or facsimile. We will not pay additional compensation to such persons for such solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of common stock. We have also retained ChaseMellon Shareholder Services to perform various proxy advisory, distribution and solicitation services at a cost of approximately $__ plus disbursements.

                                  RISK FACTORS

         You should carefully consider the risk factors described below, as well as the other information included in this Proxy Statement, before you decide how to vote on the proposals.

              RISK FACTORS RELATING TO THE TRACKING STOCK PROPOSAL

WE CAN NOT PREDICT HOW THE ISSUANCE OF MOVE.COM STOCK WILL AFFECT THE MARKET PRICE OF CD STOCK AND THE PRICE OF MOVE.COM STOCK MAY BE VOLATILE.

         Because there has been no prior market for the CD Stock or the Move.com Stock, we can not assure you of their market prices or liquidity following the implementation of the Tracking Stock Proposal. If an active market does develop, we can not assure you that it will be maintained. Until an orderly market does develop for the Move.com Stock, its trading price may fluctuate significantly. We believe that following a public offering of Move.com Stock, the fluctuation in the value of Move.com Stock may cause a fluctuation in the value of CD Stock because the Cendant Group is expected initially to have a greater than 50% retained interest in Move.com Group. Volatility in the price of Move.com Stock may make the market price of CD Stock more volatile.

         We can not predict the price at which CD Stock will trade following the issuance of Move.com Stock. The market price of CD Stock may not equal or exceed the market price of our existing common stock. Some of the terms of CD Stock and Move.com Stock may adversely affect the trading price of CD Stock upon the completion of an initial public offering of Move.com Stock. Examples include:

         o the right of Cendant's Board of Directors to issue CD Stock in exchange for Move.com Stock, and

         o the discretion of Cendant's Board of Directors in making various determinations relating to a variety of matters affecting the rights of the holders of CD Stock and Move.com Stock, such as dividends, cash management and allocation matters.

         The market prices of the CD Stock and the Move.com Stock will be determined in the trading markets. Many factors could affect the market price of the CD Stock or Move.com Stock. The right of Cendant to issue shares of CD Stock in exchange for shares of Move.com Stock (or in certain situations, Move.com Stock in exchange for

CD Stock) could adversely affect the trading price of one or both series of stock because it could reduce the attractiveness of the security to investors following an exchange and could limit the premium potentially available to investors absent such an exchange option being incorporated into the terms of the security.

HOLDERS OF CD STOCK AND MOVE.COM STOCK WILL BE COMMON STOCKHOLDERS OF CENDANT AND WILL NOT HAVE ANY LEGAL RIGHTS RELATING TO SPECIFIC ASSETS OF CENDANT.

         Even though we have allocated, for financial reporting purposes, all of our consolidated assets, liabilities, revenue, expenses and cash flow between the two Groups in order to prepare the financial statements for Move.com Group, the Tracking Stock Proposal will not change the legal title to any assets or responsibility for any liabilities and will not affect the rights of any of our creditors. Holders of CD Stock and Move.com Stock will not have any legal rights related to specific assets of either Group, and, in any liquidation, will receive a share of the net assets of Cendant based on the relative trading prices of CD Stock and Move.com Stock rather than on any assessment of the actual value of Cendant Group or Move.com Group. Holders of CD Stock and Move.com Stock will be common stockholders of Cendant and, as such, will be subject to all of the risks associated with an investment in Cendant and all of our businesses, assets and liabilities, including the pending class action litigation.

THE VALUE OF EITHER GROUP'S STOCK MAY SUFFER FOR REASONS UNRELATED TO THE PROSPECTS OF THAT GROUP.

         Financial results of either Group will affect Cendant's consolidated results of operations, financial position and borrowing costs. This could affect the results of operations or financial position of the other Group or the market price of shares issued with respect to the other Group. Since the CD Stock and Move.com Stock are series of common stock of Cendant, investors may attribute negative results for one Group to the other Group and the stock of one Group may decline if there are perceived negative results relating to the other Group's business.

         In addition, net losses of either Group and dividends or distributions on, or repurchases of, either class of common stock of the Groups or repurchases of any preferred stock of Cendant may reduce the funds we can pay as dividends on each class of common stock under Delaware law. For these reasons, you should read our consolidated financial information with the financial information we provide for each Group.

EXISTING STOCKHOLDERS OF CENDANT WILL HAVE A REDUCED INTEREST IN MOVE.COM GROUP.

         Holders of CD Stock will only participate in the ownership of Move.com Group indirectly through Cendant Group's retained interest in Move.com Group. In other words, existing stockholders of CD Stock will not own directly any shares of Move.com Stock unless they purchase shares of Move.com Stock separately or if Cendant elects to distribute all or a portion of the shares issuable with respect to its retained interest in Move.com Group to stockholders of CD Stock. Cendant Group's economic interest in Move.com Group will decrease as a result of the issuance of Move.com Stock. After any issuance of Move.com Stock, the existing stockholders of Cendant will no longer share in the gains or losses attributable to the portion of Move.com Group that is represented by the outstanding shares of Move.com Stock. The price at which any shares of Move.com Stock may be sold in the future may not reflect accurately the value of Move.com Stock and thus holders of CD Stock may not appropriately benefit from such issuances. Existing stockholders of Cendant will not have any special rights to subscribe for Move.com Stock.

THE COST OF MAINTAINING SEPARATE GROUPS WILL EXCEED THE COSTS ASSOCIATED WITH OPERATING CENDANT AS A SINGLE ENTITY.

         The costs associated with implementing the Tracking Stock Proposal and the ongoing costs of separate Groups will exceed the costs associated with operating Cendant as it currently exists. In particular, the issuance of the Move.com Stock will result in a complex capital structure and additional financial reporting requirements with respect to each Group. The increased financial reporting requirements will result in additional personnel costs, higher audit costs, increased shareholder communications costs and additional public relations costs. We currently estimate these costs to be approximately $500,000 per year.

HAVING TWO SERIES OF COMMON STOCK COULD CREATE POTENTIAL CONFLICTS OF INTEREST AND COULD RESULT IN THE CENDANT BOARD OF DIRECTORS MAKING DECISIONS THAT ADVERSELY AFFECT STOCKHOLDERS OF EITHER GROUP.

         Having two series of common stock could give rise to occasions when the interests of holders of one series might diverge or appear to diverge from the interests of holders of the other series. In addition, due to the extensive relationships between Cendant Group and Move.com Group, there will likely be inherent conflicts of interest between the two Groups. Cendant Group and Move.com Group are parties to various intercompany agreements which can lead to conflicts between the Groups relating to the services and products rendered. Officers and directors of Cendant owe fiduciary duties to both classes of stockholders. However, the fiduciary duties owed by such officers and directors are to Cendant as a whole, and decisions deemed to be in the best interest of Cendant as a whole may not be in the best interest of a Group when considered on its own. The Cendant Board of Directors or the special committee -- comprised of independent directors who are not employed by or otherwise affiliated with either Group -- which may be created to resolve conflicts between the Groups, in their sole discretion, will make operational and financial decisions and implement policies that may affect the businesses of Cendant Group and Move.com Group differently, potentially favoring one Group at the expense of the other. Examples include:

         o decisions as to whether to allocate the proceeds of issuances (or the costs of repurchases) of Move.com Stock to Cendant Group in respect of its retained interest in Move.com Group or to the equity of Move.com Group -- which decisions would affect the amount of funds available to each Group to fund its operational and cash requirements and the cost of such funds,

         o decisions as to how to allocate consideration received in connection with a merger involving Cendant between holders of CD Stock and Move.com Stock -- which decisions could be favorable or unfavorable to stockholders of either class depending on how such proceeds are allocated,

         o decisions as to whether and when to issue CD Stock in exchange for Move.com Stock or Move.com Stock in exchange for CD Stock -- which decisions could be favorable or unfavorable to stockholders of either class depending on their investment strategy and whether or not such issuance requires the payment of a premium,

         o decisions as to whether and when to approve dispositions of assets of either Group -- which decisions could be favorable or unfavorable to the stockholders of either class depending on the amount and type of the consideration received in such disposition, the holder's investment strategy and the Board's determination to either pay a dividend or redeem his or her shares or to issue shares of the other class in exchange therefor,

         o decisions as to how to allocate available cash between Cendant Group and Move.com Group and decisions as to whether and how to make transfers of funds from one Group to another -- which decisions would affect the amount of funds available to each Group to fund its operational and cash requirements and the cost of such funds,

         o decisions as to whether to pay or omit the payment of dividends on CD Stock or Move.com Stock,

         o decisions as to whether and to what extent the two Groups compete with each other and how corporate opportunities are allocated between the two Groups -- which decisions could be favorable or unfavorable to the stockholders of either class depending on the effect of such competition on the relevant Group and how the corporate opportunities are allocated.

Current Cendant stockholders will receive CD Stock in exchange for their Cendant common stock if the Tracking Stock Proposal is approved and adopted. Future decisions which may favor Move.com Group to the detriment of Cendant Group may adversely affect holders of CD Stock. To the extent that current holders of Cendant common stock are holders of CD Stock at such time, they may be adversely affected by such decisions.

         If directors own disproportionate interests (in percentage or value terms) in CD Stock and Move.com Stock, that disparity could create or appear to create potential conflicts of interest when they are faced with decisions that could have different implications for the stockholders of either Group.

         Except as set forth under "Intercompany Agreements" and "Cash Management and Allocation Policies," no formal policies have been established to resolve conflicts of interest between the Groups or to determine which issues are presented to a special committee when it is created. The members of the Board of Directors or of any special committee which may be created to resolve conflicts between the Groups will make all determinations in good faith and in the best interest of Cendant as a whole. No special committee has yet been created nor does the Board have any intention to create such a committee prior to the initial public offering of Move.com Stock. If a special commit tee is formed, it is likely to consist of independent directors who are not employed by or otherwise affiliated with either Group.

THE CENDANT BOARD OF DIRECTORS HAS SOLE DISCRETION TO CHANGE CASH MANAGEMENT AND ALLOCATION POLICIES AND THIS MAKES IT RISKIER TO BE A HOLDER OF CD STOCK OR MOVE.COM STOCK THAN A HOLDER OF ORDINARY COMMON STOCK.

         The Cendant Board of Directors has adopted policies relating to cash management and allocations between Cendant Group and Move.com Group. The Board of Directors may modify or rescind our policies with respect to the allocation of corporate overhead, taxes, debt, interest and other matters, or may adopt additional policies, in its sole discretion without stockholder approval. Although it has no present intention to do so, the Board of Directors may, in its sole discretion, modify, rescind or add to any of these policies. The Board of Directors' discretion to change these policies makes it riskier to be a holder of CD Stock or Move.com Stock than a holder of ordinary common stock. A Board of Directors decision to modify or rescind these policies, or adopt additional policies could have different effects on holders of CD Stock and holders of Move.com Stock or could result in a benefit or detriment to one class of stockholders compared to the other class. The Board of Directors will make any such decision in accordance with its good faith business judgment that the decision is in the best interests of Cendant and all of its stockholders as a whole. There may be certain circumstances in which a decision can be made only in a fashion that will have a disproportionate impact on the holders of one class compared to the holders of the other class. In such situations, the interests of Cendant's stockholders as a whole will not be consistent and the Board may turn to a special committee or retain outside advisors with respect to the interests of one or more of the classes. Although it is not possible to indicate all factors or even specific factors which may influence the Board's decision, the Board will consider all relevant factors under the circumstances including the fairness to all stockholders taken as a whole. For a more comprehensive description of these policies, see "Proposal 1 --The Tracking Stock Proposal -- Cash Management and Allocation Policies."

PRINCIPLES OF DELAWARE LAW MAY PROTECT DECISIONS OF THE CENDANT BOARD OF DIRECTORS THAT HAVE A DISPARATE IMPACT UPON HOLDERS OF CD STOCK AND MOVE.COM STOCK.

         Delaware law provides that a Board of Directors owes an equal duty to all stockholders regardless of class or series and does not have separate or additional duties to the holders of any particular class or series of stock. Recent cases in Delaware involving tracking stocks have established that decisions by directors or officers involving differing treatment of tracking stocks may be judged under the "business judgment rule." Under these principles of Delaware law and the "business judgment rule," you may not be able to challenge Board of Directors' decisions that have a disparate impact upon holders of CD Stock and Move.com Stock if the Board of Directors is adequately informed with respect to such decisions and acts in good faith and in the honest belief that it is acting in the best interests of all of Cendant's stock holders and members of the Board of Directors do not have any personal conflicts of interest. If, for example, the Board of Directors were to make a decision which it in good faith believed to be in the best interest of Cendant as a whole, and such decision were to have a positive impact on Move.com Stock and negative impact on CD Stock, holders of CD Stock may not be able to challenge the Board of Directors' decision.

STOCKHOLDERS WILL NOT VOTE ON HOW TO ALLOCATE CONSIDERATION RECEIVED IN CONNECTION WITH A MERGER AMONG HOLDERS OF CD STOCK AND HOLDERS OF MOVE.COM STOCK.

         Our charter will not contain any provisions governing how consideration received in connection with a merger or consolidation involving Cendant is to be allocated between holders of CD Stock and holders of Move.com Stock. Neither holders of CD Stock nor holders of Move.com Stock will have a separate class vote in any merger or consolidation so long as we divide the type and amount of consideration between holders of CD Stock and holders of Move.com Stock in a manner which the Board of Directors determines, in good faith, to be fair. In any such merger or consolidation, the different ways we may divide the consideration might have materially different results. Merger consideration received by Cendant stockholders (which could include cash, stock or other securities) may be divided between Cendant Group and Move.com Group stockholders in a manner that does not provide the same dollar amount or percentage premium to each class of stockholders or in a manner that provides different forms of consideration (cash, stock or other securities) to different classes of stockholders. As a result, the consideration to be received by holders of CD Stock or Move.com Stock in any such merger or consolidation may be materially less valuable than the consideration they would have received if that business had been sold separately or if they had a separate class vote on such merger or consolidation.

AT TIMES, WE HAVE THE OPTION TO EXCHANGE ONE SERIES OF COMMON STOCK FOR THE OTHER SERIES AND THIS MAY BE DISADVANTAGEOUS TO HOLDERS OF CD STOCK OR THE HOLDERS OF MOVE.COM STOCK.

         At times, we have the right to issue shares of one series of common stock in exchange for outstanding shares of the other series of common stock. Because certain exchanges would be at a premium to the market value of the shares being exchanged, and since we could determine to effect an exchange at a time when either or both of CD Stock and Move.com Stock may be considered to be overvalued or undervalued, any such exchange may be disadvantageous to holders of CD Stock or holders of Move.com Stock. In addition, such exchange would preclude holders of the exchanged series of common stock from retaining their investment in a security that is intended to reflect separately the performance of the corresponding Group.

         For example, if we reverse the effect of the Tracking Stock Proposal by issuing CD Stock in exchange for all of the outstanding shares of Move.com Stock, Cendant would only have one class of common stock outstanding. If Cendant had the right to make this exchange during a period when Cendant was required to pay the Move.com Group stockholders a premium for their stock, then the exchange would dilute the economic interests of holders of CD Stock from a financial perspective by diluting earnings per share.

WE MAY DISPOSE OF ASSETS OF EITHER CENDANT GROUP OR MOVE.COM GROUP WITHOUT YOUR APPROVAL.

         Delaware law requires stockholder approval only for a sale or other disposition of all or substantially all of the assets of Cendant. As long as the assets attributed to a Group represent less than substantially all of Cendant's assets, we may approve sales and other dispositions of any amount of the assets of that Group without any stock holder approval. If we dispose of all or substantially all of the assets of either Group, we would be required, if the disposition is not an exempt disposition under the terms of our charter, to choose one of the following three alternatives:

         o declare and pay a dividend in an amount equal to their Proportionate Interest in the Net Proceeds of such disposition,

         o redeem shares of the relevant series of stock for an amount equal to their Proportionate Interest in the Net Proceeds of such disposition, or

         o issue shares of one series in exchange for outstanding shares of the other series at a 10% premium.

Consequently, holders of either series of common stock may receive less value for their shares than the value that a third-party buyer might pay for all or substantially all of the assets of such Group. In addition, we can not assure you that the net proceeds per share of the common stock relating to that Group will be equal to or more than the market value per share of such common stock prior to or after announcement of a disposition. The Board of Directors will decide, in its sole discretion, how to proceed and is not required to select the option that would result in the highest value to holders of CD Stock or Move.com Stock, if such option would not be in the best interests of Cendant's stockholders as a whole.

WE ARE NOT REQUIRED TO PAY DIVIDENDS EQUALLY ON CD STOCK AND MOVE.COM STOCK.

         Although we do not intend to pay cash dividends in the foreseeable future, the Cendant Board of Directors could elect to pay dividends on CD Stock or Move.com Stock, or both, in equal or unequal amounts. Such a decision would not necessarily have to reflect:

         o        the financial performance of either Cendant Group or Move.com
                  Group,

         o the amount of assets available for dividends on either series, or

         o        the amount of prior dividends declared on either series.

HOLDERS OF CD STOCK AND MOVE.COM STOCK WILL VOTE TOGETHER AS A SINGLE CLASS AND WILL HAVE LIMITED SEPARATE VOTING RIGHTS.

         Holders of CD Stock and Move.com Stock will vote together as a single class, except if any amendment to the charter would increase or decrease the par value of the shares of either class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. When holders of CD Stock and Move.com Stock vote together as a single class, holders of the series of common stock having a majority of the votes will be in a position to control the outcome of the vote even if the matter involves a conflict of interest between holders of CD Stock and holders of Move.com Stock. We expect that, for the foreseeable future, the holders of CD Stock will have a substantial majority of the voting power of Cendant because the aggregate number of outstanding shares of CD Stock will be substantially greater than the aggregate number of outstanding shares of Move.com Stock.

HAVING TWO SERIES OF COMMON STOCK MAY INHIBIT OR PREVENT ACQUISITION BIDS FOR CENDANT, CENDANT GROUP OR MOVE.COM GROUP.

         If Cendant Group and Move.com Group were separate companies, any person interested in acquiring either Cendant Group or Move.com Group without negotiating with management could seek control of that entity by obtaining control of its outstanding voting stock by means of a tender offer or proxy contest. Although we intend CD Stock and Move.com Stock to reflect the separate performances of Cendant Group and Move.com Group, respectively, a person interested in acquiring only one Group without negotiation with Cendant's management could obtain control of that Group only by obtaining control of the outstanding voting stock of Cendant. In addition, since Cendant believes the issuance of tracking stock could lead to an increase in its market value, the cost of obtaining control by a third party would be greater and the acquirer would be required to deal with holders of two separate classes of stock who might have entirely different investment objectives.

         The existence of two series of common stock could present complexities to an acquiring person, which could prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of Cendant by delaying or preventing such a change in control.

         In addition, the following provisions of our charter, by-laws, and Delaware law may inhibit changes of control not approved by the Board of
Directors:

         o our Board of Directors may issue shares of preferred stock without further stockholder approval,

         o stockholders may not take action by written consent and special meetings of stockholders may only be called by the Chairman of the Board of Directors, the President or the Board of Directors pursuant to a resolution,

         o our by-laws require advance notice for stockholder nominations and proposals of new business, and this provision of the by-laws may only be amended by an affirmative vote of at least 80% of the stock entitled to vote,

         o our amended and restated certificate of incorporation includes a "fair price provision,"

         o        we are subject to the business combination provisions of
                  Section 203 of the Delaware General Corporation Law, and

         o if the Board Declassification Proposal is not approved, our current amended and restated certificate of incorporation and by-laws provide for a classified Board of Directors.

For a more detailed explanation of these anti-takeover constraints, see "Proposal 1 -- The Tracking Stock Proposal -- Certain Other Provisions of the Amended and Restated Certificate of Incorporation, By-laws and Delaware Law."

THE VALUES OF CD STOCK AND MOVE.COM STOCK MAY DECLINE DUE TO FUTURE ISSUANCES OF CD STOCK OR MOVE.COM STOCK.

         Our charter will allow the Cendant Board of Directors, in its sole discretion, to issue authorized but unissued shares of either class of common stock. The Board of Directors may issue CD Stock or Move.com Stock to, among other things:

         o         raise capital,

         o         provide compensation or benefits to employees,

         o         pay stock dividends, or

         o         acquire companies or businesses.

         Under Delaware General Corporation Law, the Board of Directors would not need your approval for these issuances. We do not intend to seek your approval for any such issuances unless:

         o stock exchange regulations or other applicable law require approval or

         o        the Board of Directors deems it advisable.


THE IRS COULD ASSERT THAT THE RECEIPT OF THE TRACKING STOCK IS TAXABLE.

         We have been advised by Skadden, Arps, Slate, Meagher & Flom LLP that neither you nor Cendant will recognize income, gain or loss for federal income tax purposes as a result of the adoption of the Tracking Stock Proposal. However, the Internal Revenue Service could disagree. There are no court decisions or other authorities bearing directly on the effect of implementation of a proposal such as the Tracking Stock Proposal. In addition, the Internal Revenue Service has announced that it will not issue rulings on the characterization of stock with characteristics similar to CD Stock and Move.com Stock. It is possible, therefore, that the Internal Revenue Service could successfully assert that the designation of our common stock as CD Stock or the subsequent issuance of Move.com Stock in exchange for CD Stock or the issuance of CD Stock in exchange for Move.com Stock, would be treated as a taxable exchange. If so treated, you would recognize gain or loss equal to the difference between the fair market value of the stock that you received (i.e., the CD Stock or the Move.com Stock, as applicable), and your tax basis in the stock you surrendered (i.e.,

Cendant's existing common stock, the CD Stock or the Move.com Stock, as applica-
ble). In addition, in such case, we might recognize gain or loss equal to the difference between the fair market value of the CD Stock or the Move.com Stock, as applicable, and our tax basis in such stock (which will generally be zero.)

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

         Some of the information in this Proxy Statement may constitute forward-looking statements which are subject to various risks and uncertainties. Such statements can be identified by the use of forward-looking terminology such as "believes," "may," "will," "expect," "anticipate," "estimate," "continue," "plan" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information and we can not guarantee that we will actually achieve such expectations, or projections or plans. When considering such forward-looking statements, you should keep in mind the factors described in "Risk Factors" and other cautionary statements appearing else where in this Proxy Statement. Such risk factors and statements describe circumstances which could cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements do not reflect the potential impact of any future acquisitions, merger or dispositions.

                    PROPOSAL 1 -- THE TRACKING STOCK PROPOSAL

GENERAL

         At the special meeting, we will ask you to consider and approve the Tracking Stock Proposal described in this Proxy Statement. Stockholder approval of the Tracking Stock Proposal would allow us to amend and restate our charter to:

         o Increase the number of authorized shares of common stock from 2,000,000,000 to 2,500,000,000, initially consisting of
                  2,000,000,000 shares of CD Stock and 500,000,000 shares of Move.com Stock.

         o Create a new series of common stock called Move.com Stock that could be issued from time to time by the Board of Directors.

         o Reclassify each outstanding share of existing common stock into a share of CD Stock.

         We intend Move.com Stock to reflect the performance of Move.com Group and the operations of our new home-related services portal which we expect to be operational during January 2000. We intend CD Stock to reflect the performance of Cendant Group, our other businesses and a retained interest in Move.com Group. Cendant Group's economic interest in Move.com Group, excluding the interest represented by any outstanding shares of Move.com Group held by third parties, if any, is called the "retained interest." We have allocated, for financial reporting purposes, all of Cendant's consolidated assets, liabilities, revenue, expenses and cash flow between Cendant Group and Move.com Group. In the future, we will publish financial statements of Move.com Group together with consolidated financial statements of Cendant. See "-- Cash Management and Allocation Policies."

         Upon approval of the Tracking Stock Proposal and the Stock Option Plan Proposal, the options previously granted under the Move.com, Inc. 1999 Stock Option Plan to Move.com Group employees and to Cendant Group employees will be assumed by Cendant and all existing grants will become options to purchase Move.com Stock. Stock options will be granted to employees prior to any sale of Move.com Stock to non-employees.

         Subject to prevailing market and other conditions, we currently expect to issue shares of Move.com Stock in a public offering as soon as practicable following stockholder approval of the Tracking Stock Proposal. The specific terms of such offering, including the amount of Move.com Stock we issue, will depend upon factors such as stock market conditions and the performance of Move.com Group. In addition to or in lieu of any offerings, we reserve the right to distribute Move.com Stock to holders of CD Stock in respect of Cendant Group's retained interest in Move.com Group.

          In connection with our recent acquisition of the MetroRent business for inclusion in the Move.com Group, we issued shares of nonvoting redeemable common stock of Move.com, Inc., an indirect subsidiary of Cendant, in a private placement to the stockholders of MetroRent, Inc. Upon the initial public offering of Move.com Stock, those shares of Move.com, Inc. will be exchanged for up to 293,000 shares of Move.com Stock at a valuation of $20.51 per share. In addition, we have granted Chatham Street Holdings, LLC the right, until September 30, 2001, to purchase up to 1,561,000 shares of Move.com Stock for approximately $16.02 per share. We may issue similar securities in connection with other acquisitions or investments prior to the approval of the Tracking Stock Proposal.

         We expect to file an amended and restated certificate of incorporation implementing the Tracking Stock Proposal and reclassify your common stock promptly following the meeting, assuming the Tracking Stock Proposal and the Stock Option Plan Proposal are each approved.

BACKGROUND AND REASONS FOR THE TRACKING STOCK PROPOSAL

         We continually review each of our businesses and Cendant as a whole to determine the best way to realize its inherent value. As a result of this review process, we recently began to evaluate various alternatives, including a sale to a third party, a spin-off or an initial public offering of stock and the creation of a Cendant "tracking stock" intended to reflect the performance of Move.com Group.

         Upon management's recommendation and after extensive consultation with our financial advisor, Goldman, Sachs & Co., and legal advisor, Skadden, Arps, Slate, Meagher & Flom LLP, the Board of Directors determined that the issuance of tracking stock would be desirable for a number of reasons, as discussed below.

         On September 30, 1999, the Cendant Board of Directors carefully considered the Tracking Stock Proposal and the Stock Option Plan Proposal described in this Proxy Statement, determined that those proposals are in the best interests of Cendant and its stockholders, unanimously approved them and resolved to recommend that you vote for them.

         In arriving at its determination and recommendation, the Board of Directors, with the assistance of its financial and legal advisors, considered, among other things, the following material benefits from the authorization of Move.com Stock:

         o The proposal will permit investors and research analysts to review separate information about Move.com Group and separately value Move.com Stock. This should encourage investors and analysts to focus more attention on Move.com Group and result in greater market recognition of the value of Move.com Group to Cendant by highlighting the operations of Move.com Group through enhanced financial reporting and by attracting to Move.com Stock new internet-focused investors who would otherwise not purchase Cendant's common stock.

         o The proposal will enable us to issue Move.com Stock in private or public financings. In recent years, a number of publicly traded companies with activities consisting of more than one line of business have found that the market valuation of the entire company does not necessarily reflect the aggregate value of their separate businesses. In order to enable the market value of the whole company to more closely track that of similar but separate companies engaged in the same businesses, many of these companies have either publicly sold a portion of a subsidiary or subsidiaries or have reclassified their companies' stock into two or more series of tracking stock. We believe that the creation of Move.com Group and the issuance of Move.com Stock will enable the market to more effectively value the Move.com Group as if it were a separate corportaion, and that Cendant Group's retained interest in the Move.com Group should also reflect that valuation. Unlocking this value in the public markets would make Move.com securities a new currency avail able to Cendant both for raising additional equity and for future acquisitions. While Cendant believes these securities will be valued more highly by the market than Cendant's currently outstanding common stock, future values will depend on future performance and general market conditions and there is no assurance that these beliefs will ever be realized or sustained.

         o The proposal will enable us to grant stock options tied to Move.com Stock, thereby providing more focused incentives to Move.com Group and Cendant Group management and employees. The options granted to the employees of Move.com Group will more effectively incentivize them by creating a more independent atmosphere as well as benefit plans with stock that is directly linked to the performance of their business. Options will be granted to Cendant Group employees making direct contributions to Move.com Stock through intercompany business relationships and arrangements to facilitate cooperation between the two Groups.

         o The proposal will provide us with greater flexibility to raise capital and respond to strategic opportunities (including acquisitions), because it will allow us to issue either CD Stock or Move.com Stock as appropriate under the circumstances. In general, Move.com Stock should represent a more attractive currency for acquisitions in the internet sector. The particular circumstances under which Cendant would issue CD Stock or Move.com Stock and the use of the proceeds from such issuances will depend on a variety of factors such as the capital needs of each Group's businesses and market conditions at the time of the offering.

         o The proposal is expected to enable us to realize more value from Move.com Group while preserving the financial, tax, operational, strategic and other benefits of being a single consolidated entity. By remaining a single consolidated entity, both Groups will remain a part of Cendant, thereby preserving greater flexibility to maximize synergies between the two Group's businesses through economies generated in advertising, sales, corporate overhead and economies of scale obtained by using a single carrier for telecommunications and other purchasing requirements such as office supplies. Further benefits of remaining a single consolidated entity include (1) filing a single consolidated tax return (allowing Cendant to utilize net losses from one Group against income from the other Group), (2) maintaining a single credit arrangement for the entire company, thereby increasing flexibility in financing all parts of the business and (3) allowing both Groups to benefit from Cendant's senior management and administrative resources.

         The Board of Directors also evaluated the material negative aspects of the Tracking Stock Proposal, including the following:

         o The Tracking Stock Proposal will result in a capital structure with two classes of common stock with complex exchange, liquidation and other terms which could create difficult choices for directors in the future and create the need to produce separate audited financial statements with respect to Move.com Group.

         o The costs associated with implementing the Tracking Stock Proposal may be significant (estimated at approximately $850,000) and the ongoing additional cost of operating separate Groups is estimated at approximately $500,000 per year.

         o The Tracking Stock Proposal will expand the Board of Directors' responsibility to oversee the interests of two series of common stockholders which may conflict at times

         o The potential diverging or conflicting interests between the holders of CD Stock and the holders of Move.com Stock and issues that the Board of Directors may face in resolving any conflicts.

         The Board of Directors determined that the positive aspects of the Tracking Stock Proposal outweighed the negative aspects and concluded that the Tracking Stock Proposal and the Stock Option Plan Proposal are in the best interests of Cendant and its stockholders. The Board of Directors considered their knowledge of the business, financial condition and prospects for Cendant, and the advice of financial and legal advisors. The Board of Directors considered each positive and negative factor and concluded that the tracking stock afforded Cendant stockholders the opportunity to realize economic value from issuing tracking stock while Cendant could still maintain control of the business. In light of the number and variety of factors that Cendant's Board of Directors considered, Cendant believes that it is not practicable to assign relative weights to the foregoing factors, and accordingly Cendant did not do so.

         Of the alternatives considered, the sale of the Move.com Group businesses to a third party was not considered a viable option for several reasons. These businesses are in an early stage of development and it is unlikely that the full market potential of these businesses would be realized in any such sale. Additionally, part of the unique attraction of the Move.com Group businesses is their close relationships to and support provided by other parts of Cendant, including the CENTURY 21(R), COLDWELL BANKER(R) and ERA(R) real estate brands, Cendant Mobility and Cendant Mortgage. In order to maximize the value of the Move.com Group businesses to a third party, Cendant would have to give that party the benefit of this relationship and the Board did not believe it to be in Cendant's best interests to do so.

         Of more interest to the Board was a partial spin-off of the Move.com Group businesses through the sale of stock in a separate subsidiary which conducts the Move.com Group businesses. While this proposal had the advantage of giving more certainty that the Move.com Group businesses would be valued as a separate corporation by the market, assuring the employees and stockholders of Move.com Group that they would have a board of directors with fiduciary obligations to no other entity or group and a much simpler structure than a tracking stock proposal, certain disadvantages were also considered. These disadvantages included the need, in a subsidiary public offering, to create and maintain separate corporate and administrative infrastructures and boards of directors, which can greatly increase expenses, the loss of flexibility in responding to future opportunities for Cendant as a whole, the need to maintain an 80% ownership interest in the public subsidiary to file consolidated Federal income tax returns, the small public float and therefore diminished interest in the subsidiary when viewed apart from Cendant and the loss of the ability to raise additional equity in Move.com without giving up additional control over its operations and policies. Finally, the Board considered the relationships between Move.com Group and Cendant's other business entities discussed above and felt these relationships were easier to maintain in an entity which remained within Cendant but existed separately only for financial reporting purposes.

         When the Cendant Board of Directors considered and was advised that the use of tracking stocks has become much more accepted by the market, the Cendant Board unanimously adopted the proposal to utilize a tracking stock structure for Cendant.

DESCRIPTION OF CD STOCK AND MOVE.COM STOCK

         THE FOLLOWING DESCRIPTION IS A SUMMARY OF THE MATERIAL TERMS AND PROVISIONS OF THE CD STOCK AND THE MOVE.COM STOCK. IT IS NOT COMPLETE AND SHOULD BE READ WITH ANNEX II TO THIS PROXY STATEMENT, WHICH CONTAINS THE FULL TEXT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION THAT WILL BE FILED PURSUANT TO THE TRACKING STOCK PROPOSAL.

     General

         Our current amended and restated certificate of incorporation authorizes us to issue 2,010,000,000 shares, consisting of 2,000,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. Only the preferred stock is currently issuable in series by the Board of Directors. As of December 22, 1999, we had approximately 711,000,000 shares of common stock and no shares of preferred stock issued and outstanding.

         In order to implement the Tracking Stock Proposal, we would file the amended and restated certificate of incorporation which would amend and restate our current charter. The new amended and restated certificate of incorporation would:

         o Increase the number of authorized shares of common stock from 2,000,000,000 to 2,500,000,000, initially composed of
                  2,000,000,000 shares of CD Stock and 500,000,000 shares of Move.com Stock.

         o Create a new series of common stock called Move.com Stock, which could be issued from time to time by the Board of Directors.

         o Reclassify each outstanding share of common stock into a share of CD Stock. (The filing would not change the authorized preferred stock.)

         Move.com Stock and CD Stock will have dividend and liquidation rights and redemption and exchange terms, modeled after other publicly traded tracking stocks, that attempt to provide economic rights in the businesses they track that are similar to the rights that common stock would have if the "tracked business" were a separate corporation. Our goal in creating these separate securities is to enable the market to treat each security as if it represented an ownership interest in a separate corporation and to react to the business performance and transactions of each Group as if it were stock in a separate corporation. We have allocated, for financial accounting purposes, all of Cendant's consolidated assets, liabilities, revenue, expenses and cash flow between Cendant Group and Move.com Group. In the future, we will publish financial statements of Move.com Group together with consolidated financial statements of Cendant.

         Before we first issue shares of Move.com Stock in a public offering, the Board of Directors would designate the number of shares issuable to the public and those which will represent Cendant Group's retained interest in Move.com Group after the offering. The primary factors that the Board of Directors will take into account in designating the initial number of shares issuable with respect to Cendant Group's retained interest will include (1) the expected market value of the Move.com Group at the time of the initial public offering, (2) the desired initial per share filing range for the initial public offering and (3) the Board of Directors' view as to the likelihood of future appreciation in that value. At this time, however, Cendant is unable to determine the expected market value of the Move.com Group at the time of the initial public offering. See "-- Cendant Group's Retained Interest in Move.com Group," "-- Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group" and Annex I for additional information about Cendant Group's retained interest in Move.com Group and the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group.

         The Board of Directors will have the authority to increase or decrease from time to time the total number of authorized shares comprising either series of common stock. However, the Board of Directors could not increase the number of authorized shares of a series above a number which, when added to all of the authorized shares of the other series of common stock, would exceed the total authorized number of shares of common stock. Likewise, the Board of Directors could not decrease the number of authorized shares of a series below the number of shares of such series then outstanding.

         The Board of Directors will have the authority in its sole discretion to issue authorized but unissued shares of common stock from time to time for any proper corporate purpose. The Board of Directors will have the authority to do so without your approval, except as provided by Delaware law or the rules and regulations of any securities exchange on which any series of outstanding common stock may then be listed.

     Dividends

         We currently intend to retain all of our earnings to finance the operation and expansion of our business.

         We therefore do not expect to pay any cash dividends on CD Stock or Move.com Stock in the foreseeable future. Although we do not expect to pay dividends on CD Stock or Move.com Stock for the foreseeable future, we will be permitted to pay dividends on

         o CD Stock out of the lesser of (1) the assets of Cendant legally available for the payment of dividends under Delaware law and (2) the available dividend amount for Cendant Group and

         o Move.com Stock (and corresponding amounts to the Cendant Group with respect to its retained interest in Move.com Group) out of the lesser of (1) the assets of Cendant legally available for the payment of dividends under Delaware law and (2) the available dividend amount for Move.com Group.

         The available dividend amount for Cendant Group at any time is the amount that would then be legally available for the payment of dividends on Cendant Group's common stock under Delaware law if (1) Cendant Group and Move.com Group were each a separate Delaware corporation, (2) Cendant Group had outstanding (a) a number of shares of common stock, par value $0.01 per share, equal to the number of shares of CD Stock that are then outstanding and (b) a number of shares of preferred stock, par value $0.01 per share, equal to the number of shares of preferred stock of Cendant that have been attributed to Cendant Group and are then outstanding, (3) the assumptions about Move.com Group set forth in the next sentence were true and (4) Cendant Group owned a number of shares of Move.com Stock equal to the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group. Similarly, the available dividend amount for Move.com Group at any time is the amount that would then be legally available for the payment of dividends on Move.com Stock under Delaware law if Move.com Group were a separate Delaware corporation having outstanding
(1) a number of shares of common stock, par value $0.01 per share, equal to the number of shares of Move.com Stock that are then outstanding plus the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group and (2) a number of shares of preferred stock, par value $0.01 per share, equal to the number of shares of preferred stock of Cendant that have been attributed to Move.com Group and are then outstanding.

         The amount legally available for the payment of dividends on common stock of a corporation under Delaware law is generally limited to (1) the total assets of the corporation less its total liabilities less (2) the aggregate par or stated value of the outstanding shares of its common and preferred stock. However, if that amount is not greater than zero, the corporation may also pay dividends out of the net profits for the corporation for the fiscal year in which the dividend is declared and/or the preceding fiscal year. As mentioned above, these restrictions will form the basis for calculating the available dividend amounts for Cendant Group and Move.com Group. These restrictions will also form the basis for calculating the aggregate amount of dividends that Cendant as a whole can pay on its common stock, regardless of series. Thus, net losses of either Group, and any dividends and distributions on, or repurchases of, either series of common stock, may reduce the assets legally available for dividends on both series of common stock.

         Subject to the these limitations and to any other limitations in any future series of preferred stock or in any agreements binding on Cendant from time to time, we have the right to pay dividends on both, one or neither series of common stock in equal or unequal amounts, notwithstanding the performance of either Group, the amount of assets available for dividends on either series, the amount of prior dividends paid on either series, the respective voting rights of each series or any other factor.

         At the time of any dividend on the outstanding shares of Move.com Stock (including any dividend required as a result of a disposition of all or substantially all of the assets of Move.com Group, but excluding any dividend payable in shares of Move.com Stock) we will credit to Cendant Group, and charge against Move.com Group, a corresponding amount in respect of Cendant Group's retained interest in Move.com Group. Specifically, the corresponding amount will equal (1) the aggregate amount of such dividend times (2) a fraction, the numerator of which is the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group and the denominator of which is the number of shares of Move.com Stock then outstanding. For further examples and illustrations, see Annex I to this Proxy Statement.

     Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of the Assets of a Group

         If we dispose of all or substantially all of the assets of a Group to one or more persons or entities, in one transaction or a series of related transactions, and the disposition is not an exempt disposition as defined below, we would be required, by the 85th trading day after the consummation of such disposition, to choose one of the following three alternatives:

         o declare and pay a dividend to holders of the series of common stock that relates to that Group (in cash, securities (other than common stock of Cendant) or other property, or a combination thereof), in an amount having a fair value equal to their proportionate interest in the net proceeds of such disposition,

         o redeem from holders of the series of common stock that relates to that Group, for cash, securities (other than common stock of Cendant) or other property (or a combination thereof) in an amount having a fair value equal to their proportionate interest in the net proceeds of such disposition, all of the outstanding shares of the relevant series of common stock (or, if such Group continues after such disposition to own any material assets other than the proceeds of such disposition, a number of shares of such series of common stock having an aggregate average market value, during the 20 consecutive trading day period beginning on the 16th trading day immediately following the date on which the disposition is consummated, equal to such fair value), or

         o issue shares of the series of common stock that does not relate to that Group in exchange for all of the outstanding shares of the series of common stock that relates to that Group at a 10% premium (based on the average market value of the relevant series of common stock as compared to the average market value of the other series of common stock during the 20 consecutive trading day period beginning on the 16th trading day immediately following the date on which the disposition is consummated).

         There could be substantial benefits or detriments to the holders of the CD Stock or Move.com Stock depending upon the alternative selected by the Board of Directors for distributing the proceeds of such a sale, and also depending upon, among other factors: (i) the amount and type of consideration that Cendant receives in any such disposition, (ii) Cendant's tax basis in the assets disposed of, (iii) the tax basis of the holders in their shares of stock and
(iv) the market price of the CD Stock or Move.com Stock, as applicable. For example, if all or substantially all of the assets of the Move.com Group are sold and Cendant's tax basis in those assets is relatively low, the payment of a dividend with respect to, or the redemption of, Move.com Stock will result in the holders of Move.com Stock bearing all of the corporate-level taxes on that sale, while the issuance of shares of CD Stock in exchange for Move.com Stock may result in that tax cost being shared by all of the holders of Cendant's common stock (to the extent the market price of the Move.com stock does not adjust to fully account for such taxes). Depending on the market price of the Move.com Stock at the time of such a disposition, the Board of Directors' determination to pay a dividend on, or redeem shares of, Move.com Stock, as compared to issuing shares of CD Stock in exchange therefor, will result in more or less value to the holders of such shares. To the extent that the holders of Move.com Stock receive greater value as a result of such a disposition, the holders of CD Stock will own a relatively less valuable corporation. In addition, depending on the tax basis of a holder in his or her CD Stock or Move.com Stock, among other factors, the tax consequences of an exchange of Move.com Stock or CD Stock, respectively, for stock of the other Group (which generally would be tax-free) might be more favorable than the tax consequences of a dividend on, or redemption of, the Move.com Stock or CD Stock, respectively (which generally would be taxable).

         In connection with any special dividend on, or redemption of Move.com Stock as described above, we will credit to Cendant Group, and charge against Move.com Group a corresponding amount in respect of Cendant Group's retained interest in Move.com Group. Specifically, the corresponding amount will equal
(1) the aggregate
fair value of such dividend or redemption times (2) a fraction, the numerator of which is the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group and the denominator of which is the number of shares of Move.com Stock then outstanding. In addition, in connection with any partial redemption of Move.com Stock as described above, we will decrease the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group by the same proportion as the proportionate decrease in outstanding shares of Move.com Stock caused by such redemption.

         At any time within one year after completing any dividend or partial redemption of the sort referred to above, we will have the right to issue shares of the series of common stock that does not relate to the Group in question in exchange for outstanding shares of the series of common stock that relates to that Group at a 10% premium (based on the average market value of the relevant series of common stock as compared to the average market value of the other series of common stock during the 20 consecutive trading day period ending on the 5th trading day immediately preceding the date on which Cendant mails the notice of exchange to holders of the relevant series). In determining whether to effect any such exchange following such a dividend or partial redemption, we would, in addition to other matters, consider whether the remaining assets of such Group continue to constitute a viable business, the number of shares of such common stock remaining issued and outstanding, the per share market price of such common stock and the ongoing cost of continuing to have a separate series of such common stock outstanding.

         The following terms used in this document have the meanings specified in our amended and restated certificate of incorporation and are set forth below:

         All or substantially all of the assets of either Group means a portion of such assets that represents at least 80% of the then-current fair value of the assets of such Group, which for the Cendant Group includes the value of its retained interest in Move.com Group.

         Cendant Group means (1) all of the businesses, assets and liabilities of Cendant and its subsidiaries, other than the businesses, assets and liabilities that are part of Move.com Group, (2) the rights and obligations of Cendant Group under any inter-Group debt deemed to be owed to or by Cendant Group (as such rights and obligations are defined in accordance with policies established from time to time by the Board of Directors) and (3) a proportionate interest in Move.com Group (after giving effect to any options, preferred stock, other securities or debt issued or incurred by Cendant and attributed to Move.com Group) equal to the retained interest percentage; provided that:

                  (a) Cendant may reallocate assets from one Group to the other Group in return for other assets or services rendered by that other Group in the ordinary course of business or in accordance with policies established by the Board of Directors or a committee thereof from time to time, and

                  (b) if Cendant transfers cash, other assets or securities to holders of shares of Move.com Stock as a dividend or other distribution on shares of Move.com Stock (other than a dividend or distribution payable in shares of Move.com Stock), or as payment in a redemption of shares of Move.com Stock effected as a result of a Move.com Stock Disposition, then the Board of Directors shall reallocate from Move.com Group to Cendant Group cash or other assets having a fair value equal to the aggregate fair value of the cash, other assets or securities so transferred times a fraction, the numerator of which shall equal the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group on the record date for such dividend or distribution, or on the date of such redemption, and the denominator of which shall equal the number of shares of Move.com Stock outstanding on such date.

         Move.com Group means (1) the internet home-related services businesses to be offered primarily through the Move.com website, including all of the businesses, assets and liabilities of Cendant and its subsidiaries that the Board of Directors has, as of the date on which the amended and restated certificate of incorporation becomes effective under Delaware law, allocated to Move.com Group, (2) any assets or liabilities acquired or incurred by Cendant or any of its subsidiaries after the effective date in the ordinary course of business and attributable to Move.com Group, (3) any businesses, assets or liabilities acquired or incurred by Cendant or any of its subsidiaries after the effective date that the Board of Directors has specifically allocated to Move.com Group or that Cendant otherwise allocates to Move.com Group in accordance with policies established from time to time by the Board of Directors, and (4) the rights and obligations of Move.com Group under any inter-Group debt deemed to be owed to or by Move.com Group (as such rights and obligations are defined in accordance with policies established from time to time by the Board of Directors); provided that:

                  (a) Cendant may reallocate assets from one Group to the other Group in return for other assets or services rendered by that other Group in the ordinary course of business or in accordance with policies established by the Board of Directors from time to time and

                  (b) if Cendant transfers cash, other assets or securities to holders of shares of Move.com Stock as a dividend or other distribution on shares of

         Move.com Stock (other than a dividend or distribution payable in shares of Move.com Stock), or as payment in a redemption of shares of Move.com Stock effected as a result of a Move.com Stock disposition, then the Board of Directors will reallocate from Move.com Group to Cendant
         Group cash or other assets having a fair value equal to the aggregate fair value of the cash, other assets or securities so transferred times a fraction, the numerator of which shall equal the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group on the record date for such dividend or distribution, or on the date of such redemption, and the denominator of which shall equal the number of shares of Move.com Stock outstanding on such date.

         An exempt disposition means any of the following:

         o a disposition in connection with the liquidation, dissolution or winding-up of Cendant and the distribution of assets to stockholders,

         o a disposition to any person or entity controlled by Cendant (as deter mined by the Board of Directors in its sole discretion),

         o a disposition by either Group for which Cendant receives consideration primarily consisting of equity securities (including, without limitation, capital stock of any kind, interests in a general or limited partnership, interests in a limited liability company or debt securities convertible into or exchangeable for, or options or warrants to acquire, any of the foregoing, in each case without regard to the voting power or other management or governance rights associated therewith) of an entity which is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to businesses conducted by such Group prior to the disposition, as determined by the Board of Directors in its sole discretion,

         o a dividend, out of Move.com Group's assets, to holders of Move.com Stock and a transfer of a corresponding amount of Move.com Group's assets to Cendant Group in respect of its retained interest in Move.com Group,

         o        a dividend, out of Cendant Group's assets, to holders of CD
                  Stock and

         o any other disposition, if (1) at the time of the disposition there are no shares of CD Stock outstanding, (2) at the time of the disposition there are no shares of Move.com Stock outstanding, or (3) before the 30th trading day following the disposition we have mailed a notice stating that we are exercising our right to exchange all of the outstanding shares of CD Stock or Move.com Stock for newly issued shares of the other series of common stock as contemplated under "--Optional Exchange of One Series of Common Stock For The Other Series" below.

         The proportionate interest of holders of Move.com Stock in the net proceeds of a Move.com Group disposition (or in the outstanding shares of common stock of any subsidiaries holding Move.com Group's assets and liabilities) means the amount of such net proceeds (or the number of such shares) times the number of shares of Move.com Stock outstanding divided by the total number of notional Move.com shares deemed outstanding. The proportionate interest of holders of CD Stock in the net proceeds of a Move.com Group disposition (or in the outstanding shares of common stock of any subsidiaries holding Move.com Group's assets and liabilities) means the amount of such net proceeds (or the number of such shares) times the number of shares of Move.com shares issuable with respect to Cendant Group's retained interest in Move.com Group divided by the total number of notional Move.com shares deemed outstanding. For an example and illustration, see Annex I to this Proxy Statement.

         The total number of notional Move.com shares deemed outstanding at any time means the number of shares of Move.com Stock then outstanding plus the number of shares then issuable with respect to Cendant Group's retained interest in Move.com Group.

     Optional Exchange of One Series of Common Stock for the Other Series

         Prior to the third anniversary of the earlier of (1) the initial issuance of Move.com Stock in a public offering or (2) the first anniversary of a private placement of Move.com Stock, we will not have the right to cause the exchange of CD Stock for Move.com Stock.

         From and after the third anniversary of the earlier of (1) the initial issuance of Move.com Stock in a public offering or (2) the first anniversary of a private placement of Move.com Stock, we will have the right, at any time after outstanding Move.com Stock exceeds 40% of total market capitalization, but has not exceeded 60% of total market capitalization, to issue shares of either series of common stock in exchange for outstanding shares of the other series of common stock without a premium. In the event that Move.com Stock exceeds 60% of total market capitalization, we will lose the right to effect an exchange without a premium during such period.

         The exchange ratio that will result in an exchange without a premium will be based on the average market value of the series of the common stock being exchanged as compared to the average market value of the other series of common stock during the 20 consecutive trading day period ending on, and including, the 5th trading day immediately preceding the date on which we mail the notice of exchange to holders of the outstanding shares being exchanged.

         On or after the 18-month anniversary of the earlier of (1) the initial issuance of Move.com Stock in a public offering or (2) the first anniversary of a private placement of Move.com Stock, we will have the right to issue shares of CD Stock in exchange for outstanding shares of Move.com Stock at a premium. The premium will initially be 20% (for exchanges occurring prior to the nineteenth month following the initial issuance of Move.com Stock) and will decline ratably each month over an 18-month period to 15%.

         In addition, we will have the right, on or after the third anniversary of the earlier of (1) the initial issuance of Move.com Stock in a public offering or (2) the first anniversary of a private placement of Move.com Stock, when outstanding Move.com Stock exceeds 60% of total market capitalization, to issue shares of Move.com Stock in exchange for outstanding shares of CD Stock at a 15% premium. In the event that Move.com Stock equals or falls below 60% of total market capitalization, we will lose the right to effect such an exchange during such period.

         Cendant believes that providing a 15-20% premium in connection with the issuance of Move.com Stock in exchange for CD Stock at a time when a 15-20% premium would be payable upon the issuance of CD Stock in exchange for Move.com Stock would present the Cendant Board of Directors with an insurmountable conflict. Because both of these exchanges produce the same economic, legal and tax result if the premium is not considered, the Cendant Board would be faced with a tremendous conflict of interest in deciding which exchange to effectuate given that the class of stockholders receiving the premium would benefit at the expense of the other class of stockholders. Accordingly, the exchange provisions were designed to avoid this conflict and to provide a premium to the smaller class of stockholders.

         The exchange rights incorporated into the Move.com Stock and CD Stock were designed to strike an appropriate balance between (1) providing Cendant with sufficient future financial flexibility and (2) providing investors in Move.com Stock with some degree of certainty that their stock will not be CD Stock in the near future without a premium. The terms that have been adopted are similar to the terms of other recent issuances of tracking stock and were selected by the Cendant Board of Directors in consultation with its financial and legal advisors.

         Notwithstanding the preceding paragraphs, upon the occurrence of a Tax Event (as defined below), we will have the right to issue shares of CD Stock in exchange for outstanding shares of Move.com Stock at a 10% premium regardless of when such adverse tax law changes take place.

         A "Tax Event" means the receipt by Cendant of an opinion of tax counsel of Cendant's choice, experienced in such matters, who cannot be an officer or employee of Cendant or any of its affiliates, to the effect that, as a result of any amendment to, or change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein (including any proposed change in such regulations announced by an administrative agency), or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, it is more likely than not that for United States federal income tax purposes (1) Cendant, its subsidiaries or affiliates, or any of its successors or its stockholders is, or at any time in the future will be, subject to tax upon the issuance of shares of either CD Stock or Move.com Stock or (2) either CD Stock or Move.com Stock is not, or at any time in the future will not be, treated solely as stock of Cendant. For purposes of rendering such opinion, the tax counsel shall assume that any administrative proposals will be adopted as proposed. However, in the event a change in law is proposed, the tax counsel shall render an opinion only in the event of enactment.

         The exchange ratio that will result in the specified premium will be calculated based on the average market value of CD Stock as compared to the average market value of Move.com Stock during the 20 consecutive trading day period ending on, and including the fifth trading day immediately preceding the date on which we mail the notice of exchange to holders of the outstanding shares being exchanged.

         Move.com Stock will exceed 40% of total market capitalization of Cendant Corporation or 60% of total market capitalization of Cendant Corporation, as the case may be, if the market capitalization of the outstanding Move.com Stock exceeds 40% or 60%, as the case may be, of the total market capitalization of all classes of common stock of Cendant Corporation for 30 trading days during any 60 consecutive trading day period. Thereafter, Move.com Stock will fall below 60% of total market capitalization if, after exceeding
40% of total market capitalization, the market capitalization of the outstanding Move.com Stock falls below 60% of total market capitalization of a series of common stock for 30 trading days during any 60 consecutive trading day period.

     Optional Exchange for Stock of a Subsidiary

         At any time at which all of the assets and liabilities of a Group (and no other assets or liabilities of Cendant or any subsidiary thereof) are held directly or indirectly by one or more wholly owned subsidiaries of Cendant, we will have the right to issue to holders of the relevant series of common stock their proportionate interest in all of the outstanding shares of the common stock of the Group subsidiaries in exchange for all of the outstanding shares of such series of common stock.

         o If the series of common stock being exchanged is CD Stock and the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group is greater than zero, we will also issue a number of shares of Move.com Stock equal to the then current number of shares issuable with respect to Cendant Group's retained interest in Move.com Group and issue those shares to the holders of CD Stock or to one of the Group subsidiaries, at our option.

         o If the series of common stock being exchanged is Move.com Stock and the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group is greater than zero (so that less than all of the shares of common stock of the Group subsidiaries are being issued to the holders of Move.com Stock), we may retain the remaining shares of common stock of the Group subsidiaries or distribute those shares as a dividend on CD Stock.

     General Dividend, Exchange and Redemption Provisions

         If we complete a disposition of all or substantially all of the assets of a Group (other than an exempt disposition), we would be required, not later than the 10 trading days after the consummation of such disposition, to issue a press release specifying (1) the net proceeds of such disposition, (2) the number of shares of the series of common stock related to such Group then outstanding, (3) the number of shares of such series of common stock issuable upon conversion, exchange or exercise of any convertible or exchangeable securities, options or warrants and the conversion, exchange or exercise prices thereof and (4) if the Group is Move.com Group, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group. Not later than 30 trading days after such consummation, we would be required to announce by press release which of the actions specified in the first paragraph under "-- Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of the Assets of a Group" we have determined to take, and upon making that announcement, that determination would become irrevocable. In addition, we would be required, not later than 30 trading days after such consummation and not earlier than 10 trading days before the applicable payment date, redemption date or exchange date, to send a notice by first-class mail, postage prepaid, to holders of the relevant series of common stock at their addresses as they appear on our transfer books.

         o If we determine to pay a special dividend, we would be required to specify in the notice (1) the record date for such dividend, (2) the payment date of such dividend (which can not be more than 85 trading days after such consummation) and (3) the aggregate amount and type of property to be paid in such dividend (and the approximate per share amount thereof).

         o If we determine to undertake a redemption, we would be required to specify in the notice (1) the date of redemption (which can not be more than 85 trading days after such consummation), (2) the aggregate amount and type of property to be paid as a redemption price (and the approximate per share amount thereof), (3) if less than all shares of the relevant series of common stock are to be redeemed, the number of shares to be redeemed and (4) the place or places where certificates for shares of such series of common stock, properly endorsed or assigned for transfer (unless we waive such requirement), should be surrendered in return for delivery of the cash, securities or other property to be paid by Cendant in such redemption.

         o If we determine to undertake an exchange, we would be required to specify in the notice (1) the date of exchange (which can not be more than 85 trading days after such consummation), (2) the number of shares of the other series of common stock to be issued in exchange for each outstanding share of such series of common stock and (3) the place or places where certificates for shares of such series of common stock, properly endorsed or assigned for transfer (unless we waive such requirement), should be surrendered in return for delivery of the other series of common stock to be issued by Cendant in such exchange.

         If we determine to complete any exchange described under "-- Optional Exchange of One Series of Common Stock for the Other Series" or "-- Optional Exchange for Stock of a Subsidiary," we would be required, between 10 to 30 trading days before the exchange date, to send a notice by first-class mail, postage prepaid, to holders of the relevant series of common stock at their addresses as they appear on our transfer books, specifying (1) the exchange date and the other terms of the exchange, and (2) the place or places where certificates for shares of such series of common stock, properly endorsed or assigned for transfer (unless we waive such requirement), should be surrendered for delivery of the stock to be issued or delivered by Cendant in such exchange.

         Neither the failure to mail any required notice to any particular holder nor any defect therein would affect the sufficiency thereof with respect to any other holder or the validity of any dividend, redemption or exchange.

         If we are redeeming less than all of the outstanding shares of a series of common stock as described above, we would redeem such shares pro rata or by lot or by such other method as the Board of Directors determines to be equitable.

         No holder of shares of a series of common stock being exchanged or redeemed will be entitled to receive any cash, securities or other property to be distributed in such exchange or redemption until such holder surrenders certificates for such shares, properly endorsed or assigned for transfer, at such place as we specify (unless we waive such requirement). As soon as practicable after our receipt of certificates for such shares, we would deliver to the person for whose account such shares were so surrendered, or to the nominee or nominees of such person, the cash, securities or other property to which such person is entitled, together with any fractional payment referred to below, in each case without interest. If less than all of the shares of common stock represented by any one certificate were to be exchanged or redeemed, we would also issue and deliver a new certificate for the shares of such common stock not exchanged or redeemed.

         We would not be required to issue or deliver fractional shares of any capital stock or any other fractional securities to any holder of common stock upon any exchange, redemption, dividend or other distribution described above. If more than one share of common stock were held at the same time by the same holder, we may aggregate the number of shares of any capital stock that would be issuable or any other securities that would be distributable to such holder upon any such exchange, redemption, dividend or other distribution. If there are fractional shares of any capital stock or any other fractional securities remaining to be issued or distributed to any holder, we would, if such fractional shares or securities were not issued or distributed to such holder, pay cash in respect of such fractional shares or securities in an amount equal to the fair value thereof without interest.

         From and after the date set for any exchange or redemption, all rights of a holder of shares of common stock that were exchanged or redeemed would cease except for the right, upon surrender of the certificates representing such shares, to receive the cash, securities or other property for which such shares were exchanged or redeemed, together with any fractional payment as provided above, in each case without interest (and, if such holder was a holder of record as of the close of business on the record date for a dividend not yet paid, the right to receive such dividend). A holder of shares of common stock being exchanged would not be entitled to receive any dividend or other distribution with respect to shares of the other series of common stock until after the shares being exchanged are surrendered as contemplated above. Upon such surrender, we would pay to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date occurring after the exchange, but which were not paid by reason of the foregoing, with respect to the number of whole shares of the other series of common stock represented by the certificate or certificates issued upon such surrender. From and after the date set for any exchange, we would, however, be entitled to treat the certificates for shares of common stock being exchanged that were not yet surrendered for exchange as evidencing the ownership of the number of whole shares of the other series of common stock for which the shares of such common stock should have been exchanged, notwithstanding the failure to surrender such certificates.

         We would pay any and all documentary, stamp or similar issue or transfer taxes that might be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on any exchange or redemption described herein. We would not, however, be required to pay any tax that might be payable in respect of any transfer involved in the issue or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares so exchanged or redeemed were registered, and no such issue or delivery will be made unless and until the person requesting such issue pays to Cendant the amount of any such tax or establishes to our satisfaction that such tax has been paid.

         We may, subject to applicable law, establish such other rules, requirements and procedures to facilitate any dividend, redemption or exchange contemplated as described above as the Board of Directors may determine to be appropriate under the circumstances.

     Voting Rights

         Currently, holders of existing common stock have one vote per share on all matters submitted to a vote of stockholders. Each share will continue to have one vote following a stock split, stock dividend or similar reclassification. Once the Tracking Stock Proposal is implemented, holders of CD Stock and Move.com Stock would vote together as one class on all matters as to which common stockholders generally are entitled to vote, unless a separate class vote is required by applicable law. On all such matters for which no separate vote is required, each outstanding share of CD Stock is entitled to one vote and each outstanding share of Move.com Stock is entitled to one vote.

         When holders of CD Stock and Move.com Stock vote together as a single class, the holders of the series of common stock having a majority of the votes will be in a position to control the outcome of the vote even if the matter involves a conflict of interest between the holders of CD Stock and holders of Move.com Stock.

         The Delaware General Corporation Law requires a separate vote of holders of shares of common stock of any series on any amendment to the certificate of incorporation if the amendment would increase or decrease the par value of the shares of such series or alter or change the powers, preferences or special rights of the shares of such series so as to affect them adversely.

         After Move.com Stock is issued, we would set forth the number of outstanding shares of CD Stock and Move.com Stock in our annual and quarterly reports filed pursuant to the Securities Exchange Act, and disclose in any proxy statement for a stockholder meeting the number of outstanding shares of CD Stock and Move.com Stock.

     Liquidation

         Currently, holders of common stock are entitled, upon voluntary or involuntary liquidation, dissolution or winding-up of Cendant, to receive their proportionate interest in the net assets of Cendant, if any, remaining for distribution to stockholders (after payment of or provision for all liabilities, including contingent liabilities, of Cendant and payment of the liquidation preference payable to any holders of our preferred stock).

         If the Tracking Stock Proposal is approved, upon voluntary or involuntary liquidation, dissolution or winding-up of Cendant, the net assets of Cendant, if any, remaining for distribution to stockholders (after payment of or provision for all liabilities, including contingent liabilities, of Cendant and payment of the liquidation preference payable to any holders of our preferred stock), will be distributed to the holders of CD Stock and Move.com Stock pro rata in accordance with the average market value of a share of CD Stock divided by the average market value of a share of Move.com Stock during the 20 consecutive trading day period ending on (and including) the fifth trading day before the date of the first public announcement of (1) a voluntary liquidation, dissolution or winding-up by Cendant or (2) the institution of any proceeding for the involuntary liquidation, dissolution or winding-up of Cendant.

         Neither the merger nor consolidation of Cendant with any other entity, nor a sale, transfer or lease of all or any part of the assets of Cendant would alone be deemed a liquidation, dissolution or winding-up for these purposes.

         No holder of Move.com Stock will have any special right to receive specific assets of Move.com Group and no holder of CD Stock will have any special right to receive specific assets of Cendant Group upon our dissolution, liquidation or winding up.

         Like other tracking stocks, the liquidation provisions for the CD Stock and Move.com Stock do not provide stockholders with proceeds based directly on the value of the underlying assets and liabilities of each Group. However, because the market value of each class of stock may represent the best indirect proxy for the value of each Group, the value realized by each class of stockholders upon a liquidation of Cendant may approximate the value such holders would realize if liquidation were based on the market value of the underlying assets. These liquidation provisions were adopted for a variety of reasons including (1) providing consistency with other tracking stock transactions, (2) easing the administrative burden of allocating proceeds upon liquidation and (3) helping to ensure classes of stock are treated as Cendant stock for tax purposes.

     Cendant Group's Retained Interest in Move.com Group

         The number of shares of Move.com Stock that Cendant may issue for the account of Cendant Group in respect of its retained interest in Move.com Group is referred to as number of shares issuable with respect to Cendant Group's retained interest in Move.com Group. At the time that we first issue shares of, or options for shares of, Move.com Stock, the Board of Directors would designate the initial number of shares issuable with respect to Cendant Group's retained interest in Move.com Group.

         In this document, we call the percentage interest in Move.com Group intended to be represented at any time by the outstanding shares of Move.com Stock, the outstanding interest percentage, and we call the remaining percentage interest in

Move.com Group intended to be represented at any time by Cendant Group's retained interest in Move.com Group, the retained interest percentage. At any time, the outstanding interest percentage equals the number of shares of Move.com Stock outstanding divided by the total number of notional Move.com shares deemed out standing (expressed as a percentage) and the retained interest percentage equals the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group divided by the total number of notional Move.com shares deemed outstanding (expressed as a percentage). The sum of the outstanding interest percent age and the retained interest percentage always equals 100%.

         At the time that we file the amended and restated certificate of incorporation, the retained interest percentage will be 100% and the outstanding interest percentage will be 0%.

         Number of Shares Issuable With Respect to Cendant Group's Retained Interest in Move.com Group prior to the public offering. We currently intend to designate 22,500,000 as the initial number of shares issuable with respect to Cendant Group's interest in Move.com Group. We currently plan to reserve 6,000,000 shares of Move.com Stock for option grants under the Move.com, Inc. 1999 Stock Option Plan to Move.com Group and Cendant Group employees following stockholder approval of the Stock Option Plan Proposal. Assuming we do so, we intend to attribute the net proceeds of the exercise of such options to the equity of Move.com Group. The issuance of shares of Move.com Stock upon the exercise of those options will have no effect on the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group. Thus, after giving effect to the grant of those options,

         o there would be no shares of Move.com Stock outstanding, but there would be 6,000,000 shares of Move.com Stock reserved for issuance upon the exercise of outstanding options,

         o the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group would remain 22,500,000.

         o the total number of notional Move.com Group shares deemed outstanding would be 22,500,000 but would increase to 28,500,000 if all such options were granted and exercised,

         o the outstanding interest percentage would be approximately 21% if all such options were granted and exercised, and

         o the retained interest percentage would be approximately 79% if all such options were granted and exercised.

         The outstanding interest percentage will increase and the retained interest percentage will decrease upon the issuance of the shares in the Metro Rent and Chatham Street transaction described in the Proxy Statement under "Proxy Statement Summary -- Recent Developments."

         Subject to prevailing market and other conditions, we currently expect to issue shares of Move.com Stock in a public offering as soon as reasonably practicable following stockholder approval of the Tracking Stock Proposal. The specific terms of such offering including the amount of Move.com Stock we issue will depend upon factors such as stock market conditions and the performance of Move.com Group. The effect of those financings on the retained interest percentage and the outstanding interest percentage would depend upon the number of shares of Move.com Stock sold and whether we elect to attribute the net proceeds of such financings to the equity of Move.com Group or to Cendant Group in respect of its retained interest in Move.com Group.

         Attribution of Issuances of Move.com Stock. Whenever we decide to issue shares of Move.com Stock, or options therefor, we would determine, in our sole discretion, whether to attribute that issuance (and the proceeds thereof) to Cendant Group in respect of its retained interest in Move.com Group (in a manner analogous to a secondary offering of common stock of a subsidiary owned by a corporate parent) or to Move.com Group (in a manner analogous to a primary offering of common stock). If we issue any shares of Move.com Stock and attribute that issuance (and the proceeds thereof) to Cendant Group in respect of its retained interest in Move.com Group, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group would be reduced by the number of shares so issued, the number of outstanding shares of Move.com Stock would be increased by the same amount, the total number of notional Move.com shares deemed outstanding would remain unchanged, the retained interest percentage would be reduced and the outstanding interest percentage would be correspondingly increased. If we instead attribute that issuance (and the proceeds thereof) to Move.com Stock, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group would remain unchanged, the number of outstanding shares of Move.com Stock and the total number of notional Move.com Stock shares deemed outstanding would be increased by the number of shares so issued, the retained interest percentage would be reduced and the outstanding interest percentage would be correspondingly increased.

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

         Issuances of Move.com Stock as Distributions on CD Stock. We reserve the right to issue shares of Move.com Stock as a distribution on CD Stock, although we do not currently intend to do so. If we did so, we would attribute that distribution to Cendant Group in respect of its retained interest in Move.com Group. As a result, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group would be reduced by the number of shares so distributed, the number of outstanding shares of Move.com Stock would be increased by the same amount, the total number of notional Move.com Stock shares deemed outstanding would remain unchanged, the retained interest percentage would be reduced and the outstanding interest percentage would be correspondingly increased. If instead we issued shares of Move.com Stock as a distribution on Move.com Stock, we would attribute that distribution to Move.com Group, in which case we would proportionately increase the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group. As a result, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group and the total number of notional Move.com shares deemed outstanding would each be increased by the same percentage as the number of outstanding shares of Move.com Stock is increased and the retained interest percentage and outstanding interest percentage would remain unchanged.

         Dividends on Move.com Stock. At the time of any dividend on the outstanding shares of Move.com Stock (including any dividend required as a result of a disposition of all or substantially all of the assets of Move.com Group, but excluding any dividend payable in Move.com Stock), we will credit to Cendant Group, and charge against Move.com Group a corresponding amount in respect of Cendant Group's retained interest in Move.com Group. Specifically, the corresponding amount will equal (1) the aggregate amount of such dividend times (2) a fraction, the numerator of which is the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group and the denominator of which is the number of shares of Move.com Stock then outstanding.

         Repurchases of Move.com Stock. If we decide to repurchase shares of Move.com Stock, we would determine, in our sole discretion, whether to attribute that repurchase (and the cost thereof) to Cendant Group (in a manner analogous to a purchase of common stock of a subsidiary by a corporate parent) or to Move.com Group (in a manner analogous to an issuer repurchase). If we repurchase shares of Move.com Stock and attribute that repurchase (and the cost thereof) to Cendant Group, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group would be increased by the number of shares so purchased, the number of outstanding shares of Move.com Stock would be decreased by the same amount, the total number of notional Move.com shares deemed outstanding would


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

remain unchanged, the retained interest percentage would be increased and the outstanding interest percentage would be correspondingly decreased. If we instead attribute that repurchase (and the cost thereof) to Move.com Stock, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group would remain unchanged, the number of outstanding shares of Move.com Stock and the total number of notional Move.com shares deemed outstanding would be decreased by the number of shares so repurchased, the retained interest percentage would be increased and the outstanding interest percentage would be correspondingly reduced.

         Transfers of Cash or Other Property Between Cendant Group and Move.com Group. We may, in our sole discretion, determine to transfer cash or other property of Move.com Group to Cendant Group in return for a decrease in Cendant Group's retained interest in Move.com Group (in a manner analogous to a return of capital) or to transfer cash or other property of Cendant Group to Move.com Group in return for an increase in Cendant Group's retained interest in Move.com Group (in a manner analogous to a capital contribution). If we determine to transfer cash or other property of Move.com Group to Cendant Group in return for a decrease in Cendant Group's retained interest in Move.com Group, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group and the total number of notional Move.com shares deemed outstanding would each be decreased by an amount equal to the fair value of such cash or other property divided by the market value of a share of Move.com Stock on the day of transfer, the number of outstanding shares of Move.com Stock would remain unchanged, the retained interest percentage would be decreased and the outstanding interest percentage would be correspondingly increased. If we instead determine to transfer cash or other property of Cendant Group to Move.com Group in return for an increase in Cendant Group's retained interest in Move.com Group, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group and the total number of notional Move.com shares deemed outstanding would each be increased by an amount equal to the fair value of such cash or other property divided by the market value of a share of Move.com Stock on the day of transfer, the number of outstanding shares of Move.com Stock would remain unchanged, the retained interest percentage would be increased and the outstanding interest percentage would be correspondingly decreased.

         We may not attribute issuances of Move.com Stock to Cendant Group, transfer cash or other property of Move.com Group to Cendant Group in return for a decrease in its retained interest in Move.com Group or take any other action to the extent that doing so would cause the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group to decrease below zero. Cendant Group's retained interest will decrease with each issuance of Move.com Stock whether the proceeds of such


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issuance are allocated to the Cendant Group (similar to a secondary offering of securities) or to the Move.com Group (similar to a primary offering).

         For illustrations showing how to calculate the retained interest percentage, the outstanding interest percentage, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group and the total number of notional Move.com shares deemed outstanding after giving effect to hypothetical dividends, issuances, repurchases and transfers, see Annex I -- "Illustrations of Terms."

     Effectiveness of Certain Terms

         The terms described under "-- Dividends," "-- Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of the Assets of a Group," "-- Optional Exchange of One Series of Common Stock for the Other Series," "-- Optional Exchange for Stock of a Subsidiary," "-- Voting Rights" and "-- Liquidation" above apply only when there are shares of both series of common stock outstanding.

     Determinations by the Board of Directors

         The amended and restated certificate of incorporation would provide that, subject to applicable law, any determinations made by the Board of Directors in good faith under the amended and restated certificate of incorporation or in any certificate of designation filed pursuant thereto would be final and binding on all stockholders of Cendant.

         The Board of Directors intends to establish a special committee upon the issuance of Move.com Stock. Until that time, we do not believe it is necessary to establish a special committee because there will be no Move.com stockholders prior to an initial public offering of Move.com Stock and no person will have a right to acquire Move.com Stock which is not conditional upon completion of a public offering. The special committee will be comprised of directors of Cendant who are not employed by or otherwise affiliated with either Group. The special committee will address and resolve, at the request of Cendant's Board of Directors, any business issues concerning the relationship between Cendant Group and Move.com Group.

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     Preemptive Rights

         Holders of CD Stock and Move.com Stock will not have any preemptive rights to subscribe for any additional shares of capital stock or securities that we may issue in the future.

     Limitations on Potential Unsolicited Acquisitions; Anti-Takeover Considerations

         If Cendant Group and Move.com Group were separate independent companies, any person interested in acquiring either Group without negotiating with management could seek control of that entity by obtaining control of its outstanding voting stock by means of a tender offer or proxy contest. Although we intend CD Stock and Move.com Stock to reflect the separate performance of Cendant Group and Move.com Group, a person interested in acquiring only one Group without negotiation with Cendant's management could obtain control of that Group only by obtaining control of the outstanding voting stock of Cendant, which includes both CD Stock and Move.com Stock.

         The existence of two series of common stock could prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of Cendant by delaying or preventing such a change in control.

         If the Tracking Stock Proposal is implemented, there would be an additional 500,000,000 shares of common stock available for future issuance without further stockholder approval. One of the effects of the existence of authorized and unissued common stock and preferred stock could be to enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of Cendant by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Cendant.

         For additional anti-takeover considerations, see "-- Certain Other Provisions of the Amended and Restated Certificate of Incorporation, By-laws and Delaware Law."

CASH MANAGEMENT AND ALLOCATION POLICIES

         In order to prepare separate financial statements for Move.com Group, Cendant has allocated all of its consolidated assets, liabilities, revenue, expenses and cash flow between Cendant Group and Move.com Group. Thus, the financial statements for Cendant Corporation will include separate financial data for each Group.

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

         The financial statements of Move.com Group reflect the application of cash management and allocation policies adopted by the Board of Directors. These policies are summarized below.

         The Board of Directors may, in its sole discretion, modify, rescind or add to any of these policies, although it has no present intention to do so. The decision of the Board of Directors to modify, rescind or add to any of these policies would, however, be subject to the Board of Directors general fiduciary duties.

         Even though Cendant has allocated all of its consolidated assets, liabilities, revenue, expenses and cash flow between Cendant Group and Move.com Group, holders of Move.com Stock will continue to be common stockholders of Cendant and, as such, will be subject to all risks associated with an investment in Cendant and all of its businesses, assets and liabilities. See "Risk Factors -- Risk Factors Relating to the Tracking Stock Proposal -- Holders of CD Stock and Move.com Stock will be common stockholders of Cendant and will not have any legal rights relating to specific assets of Cendant."

     Treasury Activities

         Cendant manages most treasury activities on a centralized, consolidated basis. These activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt and the issuance and repurchase of common stock and preferred stock. Each Group generally remits its cash receipts (other than receipts of foreign operations or operations that are not wholly owned) to Cendant, and Cendant generally funds each Group's cash disbursements (other than disbursements of foreign operations or operations that are not wholly owned) on a daily basis.

         In the historical financial statements of Move.com Group, (1) all external debt and equity transactions (and the proceeds thereof) were attributed to Cendant Group, (2) whenever Move.com Group held cash, that cash was transferred to Cendant Group and accounted for as a return of capital (i.e., as a reduction in Move.com Group's division equity and Cendant Group's retained interest in Move.com Group) and (3) whenever Move.com Group had a cash need, that cash need was funded by Cendant Group and accounted for as a capital contribution (i.e., as an increase in Move.com Group's division equity and Cendant Group's retained interest in Move.com Group). Cendant intends to continue these practices until Move.com Stock is first issued. Accordingly, no interest expense has been or will be reflected in the financial


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statements of Move.com Group for any period prior to the date on which Move.com
Stock is first issued.

         After the date on which Move.com Stock is first issued:

                  (1) Cendant will attribute each future incurrence or issuance of external debt or preferred stock (and the proceeds thereof) to Cendant Group, unless the Board of Directors determines otherwise. The Board of Directors may, but is not required to attribute an incurrence or issuance of debt or preferred stock (and the proceeds thereof) to Move.com Group to the extent that Cendant incurs or issues the debt or preferred stock for the benefit of Move.com Group. If Cendant incurs debt to finance Move.com Group and the debt is allocated to Cendant Group, then Cendant Group would be treated as increasing its retained interest in Move.com Group.

                  (2) Cendant will attribute each future issuance of CD Stock (and the proceeds thereof) to Cendant Group. Cendant may attribute any future issuance of Move.com Stock (and the proceeds thereof) to Cendant Group in respect of its retained interest in Move.com Group (in a manner analogous to a secondary offering of common stock of a subsidiary owned by a corporate parent) or to Move.com Group (in a manner analogous to a primary offering of common stock). Cendant may attribute any future repurchases of Move.com Stock to Cendant Group in respect of its retained interest in Move.com Group or to Move.com Group. Dividends on CD Stock will be charged against Cendant Group, and dividends on Move.com Stock will be charged against Move.com Group. In addition, at the time of any dividend on Move.com Stock, Cendant will credit to Cendant Group, and charge against Move.com Group a corresponding amount per share in respect of Cendant Group's retained interest in Move.com Group. See "-- Description of CD Stock and Move.com Stock."

                  (3) Whenever Move.com Group holds cash, Move.com Group will normally transfer that cash to Cendant Group. Conversely, whenever Move.com Group has a cash need, Cendant Group will normally fund that cash need. However, the Board of Directors will determine, in its sole discretion, whether to provide any particular funds to either Group and will not be obligated to do so.

                  (4) Cendant will account for all cash transfers from one Group to or for the account of the other Group (other than transfers in return for assets or services rendered or transfers in respect of Cendant Group's retained interest



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

         that correspond to dividends paid on Move.com Stock), as inter-Group revolving credit advances unless:

         o the Board of Directors determines that a given transfer (or type of transfer) should be accounted for as a long-term loan,

         o the Board of Directors determines that a given transfer (or type of transfer) should be accounted for as a capital contribution increasing Cendant Group's retained interest in Move.com Group, or

         o the Board of Directors determines that a given transfer (or type of transfer) should be accounted for as a return of capital reducing Cendant Group's retained interest in Move.com Group.

         There are no specific criteria to determine when Cendant will account for a cash transfer as a long-term loan, a capital contribution or a return of capital rather than an inter-Group revolving credit advance.

         The Board of Directors would make such a determination in the exercise of its business judgment at the time of such transfer, or the first of such type of transfer, based upon all relevant circumstances. Factors the Board of Directors would expect to consider include:

         o        the current and projected capital structure of each Group,

         o the relative levels of internally generated funds of each Group,

         o        the financing needs and objectives of the recipient Group,

         o        the investment objectives of the transferring Group,

         o the availability, cost and time associated with alternative financing sources,

         o        prevailing interest rates and general economic conditions and

         o        the nature of the assets or operations to be financed.

                  Based on our intention to consummate a public offering of Move.com Stock, we currently expect that, following an initial public offering, cash



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

         transfers used to fund the day-to-day operations of Move.com Group will be accounted for as inter-Group revolving credit advances. If, however, Move.com Group were to acquire substantial assets, including as a result of significant business acquisitions expected to provide long-term benefits, the Board of Directors would likely account for the required cash funding as a combination of inter-Group revolving credit advance, long-term loan and/or capital contribution in a manner similar to which Move.com Group would fund such assets if it were an independent company with financing costs similar to those of Cendant. Furthermore, the Board of Directors currently intends to account for cash transfers in the aggregate such that the short-term liabilities, long-term liabilities and equity of Move.com Group were generally proportion ate to the short-term liabilities, long-term liabilities and equity of comparable businesses with financing costs similar to those of Cendant.

                  (5) Any cash transfer accounted for as an inter-Group revolving credit advance will bear interest at the rate at which the Board of Directors, in its sole discretion, determines Cendant could borrow such funds on a revolving credit basis. Any cash transfer accounted for as a long-term loan will have interest rate, amortization, maturity, redemption and other terms that generally reflect the then prevailing terms on which the Board of Directors, in its sole discretion, determines Cendant could borrow such funds.

                  (6) Any cash transfer from Cendant Group to Move.com Group, or for Move.com Group's account, accounted for as a capital contribution, will correspondingly increase Move.com Group's division equity and Cendant Group's retained interest in Move.com Group. As a result, the number of shares of Move.com Stock that Cendant may issue for the account of Cendant Group in respect of its retained interest in Move.com Group which we call the "number of shares issuable with respect to Cendant Group's retained interest in Move.com Group will increase by the amount of such capital contribution divided by the market value of Move.com Group on the date of transfer.

                  (7) Any cash transfer from Move.com Group to Cendant Group, or for Cendant Group's account, accounted for as a return of capital, will correspondingly reduce Move.com Group's division equity and Cendant Group's retained interest in Move.com Group. As a result, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group will decrease by the amount of such return of capital divided by the market value of Move.com Stock on the date of transfer.

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

         We will prepare financial statements in accordance with generally accepted accounting principles, consistently applied, for Move.com Group. Thus, the financial statements for Cendant Corporation will include separate financial data for each Group. The financial statements of Move.com Group will reflect the financial condition, results of operations and cash flows of the businesses included therein.

         The Move.com Group financial statements will also include allocated portions of our debt, interest, corporate overhead and costs of administrative shared services and taxes. Such allocations are based upon utilization where possible with any remaining overhead allocated based on a percentage of revenues. We will make these allocations for the purpose of preparing the financial statements for Move.com Group; however, holders of CD Stock and Move.com Stock will continue to be subject to all of the risks associated with an investment in Cendant and all of its businesses, assets and liabilities. See "Risk Factors -- If Cendant encounters financial difficulty, the value of either Group's stock may suffer for reasons unrelated to the prospects of that Group."

     Corporate General and Administrative Expenses

         Cendant allocates the cost of corporate general and administrative services and shared services to the Groups generally based on utilization. Where utilization is not warranted, overhead is allocated on a percentage of revenues basis. These shared services include legal, accounting (tax and financial), information services, telecommunications, purchasing, marketing, intellectual property, public relations, corporate office and travel expenses. Where determinations based on utilization alone are impracticable, Cendant uses other methods and criteria that management believes to be equitable and to provide a reasonable estimate of the cost attributable to each Group.

     Taxes

         Income tax expense, which is determined on a consolidated basis, is allocated to Cendant Group and Move.com Group, and reflected in the Move.com Group financial statements in accordance with Cendant's tax allocation policy. The tax allocation policy provides that the financial statement expense or benefit, as the case may be, will be allocated to Move.com Group in an amount equal to the difference between (x) the consolidated income tax expense or benefit of Cendant for financial statement purposes, and (y) the consolidated income tax expense or benefit of Cendant for financial statement purposes computed without including the Move.com Group financial statement pretax income and any other relevant amounts properly allocable to Move.com Group. If the above computation results in a positive amount, such amount will be allocated to Move.com Group as a tax expense. If the above computation



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

results in a negative amount, such amount will be allocated to Move.com Group as a tax benefit.

INTERCOMPANY AGREEMENTS

         Move.com Group is a party to long-term agreements with various companies in the Cendant Group.

         Relationships with Real Estate Franchisors. On October 1, 1999 Move.com Group and each of Century 21 Real Estate Corporation, Coldwell Banker Real Estate Corporation and ERA Franchise Systems, Inc. entered into three separate 40-year Internet Cooperation Agreements.

         Under each Cooperation Agreement, the respective franchisor has agreed to provide its residential real estate listings to Move.com Group. In addition, each Franchisor has agreed to promote Move.com Group to its brokers and agents and to provide Move.com Group with access to content (e.g. information, articles and promotional material) from its website. Such content will be provided by each franchisor as mutually agreed by such franchisor and Move.com Group, based on a variety of circumstances taken as a whole, including the uniqueness of the content to be provided to Move.com Group, the impact on such franchisor, if any, of the display of such content on Move.com Group's website, the scope and breadth of the proposed display, the "look and feel" of the proposed display, the duration of the proposed display, the display of similar information by real estate brokerage systems other than those operated by the franchisor and the franchisor's cost and expense attributable to the design, development and/or publication of such content. Further, each franchisor has agreed to place Move.com Group identifying marks in a prominent location on its website and, where appropriate, based on the totality of circumstances, reference Move.com Group in its television, radio and other offline advertising.

         In return, Move.com Group has agreed to display the franchisor's listings on the Move.com website, to provide the franchisor with access to content developed by Move.com Group, to provide each of Century 21 and Coldwell Banker with 50,000, and ERA with 25,000, banner advertisement impressions per month on the Move.com website (the number is subject to mutual adjustment throughout the term of each Cooperation Agreement), and to both provide broker profile screens and internet traffic reports to each franchisor's brokers and agents and allow such brokers and agents to participate in various ancillary services developed and offered by Move.com Group in its ordinary course of business.

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

         Pursuant to each Cooperation Agreement, Move.com Group has been assigned, and has agreed to undertake management of, the franchisor's agreements with internet website hosting companies regarding the maintenance and support of its website. In addition, Move.com Group has agreed to serve as a nonexclusive business development representative for the franchisor, with respect to third party advertising on the franchisor's website. In connection with this appointment, Move.com Group has the right to place all but 6% of the advertising on the franchisor's website (the excluded percentage being subject to mutual adjustments throughout the term of the Cooperation Agreement). Move.com Group is also serving as a nonexclusive advertising placement consultant for each franchisor, with respect to the placement of each franchisor's advertising on third party websites; each franchisor has agreed that prior to appointing any party as agency of record for this service, it will meet with Move.com Group regarding Move.com Group's potential appointment as an agency of record.

         Pursuant to each Cooperation Agreement, Move.com Group has agreed, where permitted by law, to (1) pay each franchisor 10% of the revenue generated from ancillary services sold by Move.com Group on the Move.com Group website, where the leads are attributable to the brokers or agents of such franchisor (the percentage is subject to mutual adjustment throughout the term of each Cooperation Agreement) and (2) pay each franchisor 10% of the advertising revenues received by Move.com Group in connection with advertising placed on each franchisor's website (the percentage is subject to mutual adjustment throughout the term of each Cooperation Agreement). Each franchisor has agreed to pay to Move.com Group 6% of the value of the internet website management/hosting services rendered by third parties to such franchisor; however, this amount is only payable out of any savings realized by such franchisor as a result of Move.com Group's assumption and management of the third party hosting agreements for such franchisor's website. In other words, if in the course of such franchisor assigning its website management/hosting services agreements to Move.com Group, Move.com Group is able to obtain a lower fee for such services, then Move.com Group will share in such savings, up to 6% of the fair market value of the website management/hosting services rendered.

         Relationship with Cendant Mortgage. Move.com, on behalf of Move.com Group, is currently negotiating various agreements with Cendant Mortgage, a wholly owned subsidiary of Cendant, under which Move.com Group's licensed affiliate, Move.com Mortgage, will serve as an online mortgage broker for residential mortgage products offered by and through Cendant Mortgage. In other words, Move.com Mortgage will be the point of contact for online customers, counseling such customers on mortgage options and procedures, guiding the customer through the mortgage process, taking any customer applications and providing other standard mortgage broker services. Completed applications will be forwarded to Cendant Mortgage or another lender, for underwriting and closing. The terms, including the financial terms, are currently being negotiated by the parties. If an agreement is reached, Cendant Mortgage will license a customized version of its web-based loan origination platform to Move.com Mortgage. This web-based loan origination platform will, among other things, enable Move.com Group to accept customer information to complete mortgage applications online, thereby facilitating Move.com Mortgage's role as a mortgage broker. Move.com Group will designate an area on the internet portal to market its affiliate's mortgage program. There can be no assurance that the parties will reach agreement on all terms or that any of the foregoing agreements will be entered into.

         Intercompany Services Arrangements. Move.com, on behalf of Move.com Group, and Cendant will enter into an Intercompany Agreement pursuant to which Cendant will provide corporate services to Move.com Group similar to most of the services provided by Cendant to its other subsidiaries. The services to be provided will include support for finance functions such as treasury, accounts payable, payroll and external reporting, human resources-related services such as benefits administration and recruiting and employee relations assistance, legal support, and assistance with significant transactions such as acquisitions. Move.com Group will pay Cendant for such services with fees to be based on (i) actual costs incurred by Cendant in providing such services and
(ii) cost allocation methodologies employed by Cendant for its other subsidiaries which typically involves an allocation based on a percentage of revenues. The term of the Intercompany Agreement will be indefinite, subject to termination upon breach of the agreement or a divestiture of Move.com Group by Cendant which we do not believe is a material risk to Cendant's stockholders. The agreement can only be amended by mutual agreement of the parties.

         Relationship with Getko Group, Inc. On September 30, 1999, Move.com Group has entered into an Internet Cooperation Agreement with Getko Group, Inc., a wholly owned subsidiary of Cendant which owns the rights to the Welcome Wagon brand name. Move.com Group has exclusive rights to market Welcome Wagon's discount programs over the internet. Move.com Group will be able to utilize Getko's experienced and vast sales force to promote their online products. Internet traffic visiting the designated area of Move.com Group's website will have the opportunity to review Welcome Wagon's discount offerings and download coupons for discounts to be redeemed with local merchants. In exchange for providing Getko with an online presence, Getko will pay Move.com 100% of the fees local merchants pay to Getko to distribute their discount coupons online. Move.com Group will remit to Getko an administrative fee in the amount of 50% of such gross revenues. This amount is subject to mutual adjustment throughout the


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term of the agreement. The term of the Internet Cooperation Agreement began on
September 30, 1999 and ends on December 31, 2039, subject to termination in the event of a material breach of the agreement and in the event Getko is no longer a Cendant affiliate.

MATERIAL PROVISIONS OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, BY-LAWS AND DELAWARE LAW

     Preferred Stock

         The amended and restated certificate of incorporation, like the current amended and restated certificate of incorporation, provides that the Board of Directors may issue shares of preferred stock in one or more series from time to time and the Board of Directors, without further approval of stockholders, has the authority to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of preferred stock, including without limitation the dividend rights and terms, conversion rights, voting rights, liquidation preference, sinking funds and any other rights, preferences, privileges and restrictions.

         The purpose of authorizing the Board of Directors to determine such rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of our common stock and make it more difficult for a third party to gain control of Cendant. There are no outstanding shares of preferred stock and no designated series of preferred stock.

     Number of Directors; Removal; Filling Vacancies

         The number of members of the Board of Directors will be fixed from time to time pursuant to our by-laws but shall not be less than three. By-laws currently provide that the directors may be removed without cause only by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of Directors. Newly created directorship and vacancies (whether arising through death, resignation, disqualification, removal or other) may only be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors.

         A director elected to fill a vacancy shall serve for the remainder of his term of office of the class to which he/she is elected.



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     No Stockholder Action by Written Consent; Special Meetings

         Any action required or permitted to be taken by the stockholders of Cendant must be duly effected at a duly called annual or special meeting of such holders and may not be taken by any consent in writing by such holders. Special meetings of stockholders of Cendant may be called only by the Chairman of the Board of Directors, the President or the Board of Directors pursuant to a resolution stating the purpose or purposes of the special meeting. No business other than that stated in the notice shall be transacted at any special meeting. These provisions have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Chairman, President or the Board of Directors for consideration of such proposal.

     Advance Notice for Stockholder Nominations and Proposals of New Business

         Our by-laws establish an advance notice procedure. This procedure requires stockholders to deliver to Cendant notice of any proposal to be presented or of a candidate to be nominated for election as a director of Cendant not less than 60 nor more than 90 days prior to the date of the meeting. However, if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) is less than 70 days prior to the date of the meeting, such advance notice shall be given not later than 10 days after such date is first so announced or disclosed. Accordingly, failure by a stockholder to act in compliance with the notice provisions will mean that the stock holder will not be able to nominate directors or propose new business.

     Amendments

         The affirmative vote of holders of at least 80% of the stock entitled to vote generally in the election of directors, voting together as a single class, or a majority of the Board of Directors is required to amend provisions of our by-laws relating to the advance notice provisions, stockholder action without a meeting, the calling of special meetings, the number (or manner of determining the number) of Cendant's directors, the election and term of Cendant's directors, the filling of vacancies and the removal of directors.

     Fair Price Provisions

         Under the Delaware General Corporation Law and the amended and restated certificate of incorporation, an agreement of merger, sale, lease or exchange of all or substantially all of Cendant's assets must be approved by the Board of Directors and adopted by the holders of a majority of the outstanding shares of stock entitled to vote thereon. However, the amended and restated certificate of incorporation includes what generally is referred to as a "fair price provision," which requires the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of Cendant directors, voting together as a single class, to approve business combination transactions (including mergers, recapitalization and the issuance or transfer of securities of Cendant or a subsidiary having an aggregate fair market value of $10 million or more) involving Cendant or a subsidiary and an owner or any affiliate of an owner of 5% or more of the outstanding shares of capital stock entitled to vote, unless either (i) such business combination is approved by a majority of disinterested directors, or (ii) the stockholders receive a "fair price" for their Cendant securities and other procedural requirements are met. The amended and restated certificate of incorporation provides that this provision may not be repealed or amended in any respect except by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock entitled to vote generally in the election of Cendant directors.

     Certain Provisions of Delaware Law Which May Inhibit Changes of Control

         Cendant is subject to the business combination provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various business combination transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder unless: (1) the business combination transaction, or the transaction in which the interested stockholder became an interested stockholder, is approved by the Board of Directors prior to the date the interested stockholder obtained such status, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (3) on or subsequent to such date the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and



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associates, owns (or, within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Cendant and, accordingly, may discourage attempts to acquire Cendant.

     Limitations on Liability and Indemnification of Officers and Directors

         Section 102 of the Delaware General Corporation Law authorizes a Delaware corporation to include a provision in its certificate of incorporation limiting or eliminating the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of the directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such provision, directors are accountable to corporations or their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although Section 102 of the Delaware General Corporation Law does not change a director's duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our amended and restated certificate of incorporation and by-laws include provisions which limit or eliminate the personal liability of Cendant's directors to the fullest extent permitted by Section 102 of the Delaware General Corporation Law. Consequently, a director will not be personally liable to Cendant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any breach of the directors' duty of loyalty to Cendant or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions and any transaction from which the director derived an improper personal benefit.

         Our by-laws provide that Cendant will indemnify to the full extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or employee of Cendant or serves or served at the request of Cendant any other enterprise as a director, officer or employee. Our by-laws provide that expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding will be paid or reimbursed by Cendant promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by Cendant. The inclusion of these indemnification provisions in our by-laws is intended


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

to enable Cendant to attract qualified persons to serve as directors and officers who might otherwise be reluctant to do so.

         The directors and officers of Cendant are insured under policies of insurance maintained by Cendant, subject to the limits of such policies, against losses arising from any claim made against them by reason of being or having been such officers or directors.

         In addition, the limited liability provisions in our amended and restated certificate of incorporation and the indemnification provisions in our by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty (including breaches resulting from grossly negligent conduct) and may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise have benefitted Cendant and our stockholders. Furthermore, a stockholder's investment in Cendant may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers of Cendant pursuant to the indemnification provisions in our by-laws. The limited liability provisions in our amended and restated certificate of incorporation will not limit the liability of directors under federal securities laws.

         Section 203 of the Delaware General Corporation Law, and the provisions of our amended and restated certificate of incorporation and by-laws described above, may make it more difficult for a third party to acquire or discourage bids for Cendant. Section 203 and these provisions could have the effect of inhibiting attempts to change the membership of the Board of Directors.

NO APPRAISAL RIGHTS

         Under the Delaware General Corporation Law, you will not have appraisal rights in connection with the Tracking Stock Proposal.

FINANCIAL ADVISORS

         We have engaged Goldman, Sachs & Co. as our financial advisor in connection with the Tracking Stock Proposal. Goldman, Sachs & Co. was engaged to assist us in our analysis and consideration of various financial and structural alternatives related to Move.com and the formulation of the Tracking Stock Proposal. Prior to electing to pursue the Tracking Stock Proposal, Goldman, Sachs & Co. and Cendant reviewed other potential alternatives, including the issuance of stock of a subsidiary which would


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own the assets and liabilities of Move.com Group. In connection with its role as financial advisor, Goldman Sachs made an oral presentation to Cendant and provided general background information regarding tracking stock and subsidiary initial public offering structures and discussed other precedent transactions. These discussion materials were designed to educate Cendant's Board of Directors and management about the financial and structural aspects of tracking stock and compare and contrast tracking stock with a subsidiary initial public offering structure. Goldman, Sachs & Co. also discussed a number of precedent transactions and why various structures were utilized, but did not, however, make any formal recommendation to Cendant or provide any fairness or other form of opinion. Cendant ultimately decided to pursue the Tracking Stock Proposal instead of a subsidiary initial public offering structure because of the operational, financial, tax and strategic benefits of being a single consolidated entity. The advisor is further assisting us in implementing the Tracking Stock Proposal, including helping us determine the terms of the Move.com Stock. We have agreed to reimburse the advisor for reasonable out-of-pocket expenses (including fees and expenses of their legal counsel) and have agreed to indemnify the advisor against certain liabilities, including liabilities under the federal securities laws. The advisor will not receive a fee for the above-described services regardless of whether the Tracking Stock Proposal is approved.

         The advisor will not participate in the solicitation of proxies.

STOCK TRANSFER AGENT AND REGISTRAR

         ChaseMellon Shareholder Services, L.L.C. is the registrar and transfer agent for our existing common stock. We expect ChaseMellon Shareholder Services, L.L.C. to serve as registrar and transfer agent for CD Stock and Move.com Stock.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion is a summary of the material United States federal income tax consequences of the implementation of the Tracking Stock Proposal. This discussion, including the opinion of Skadden, Arps, Slate, Meagher & Flom LLP discussed below, is based on certain assumptions, representations of Cendant as to factual matters, the Internal Revenue Code of 1986 (the "Code"), Treasury Department regulations, published positions of the Internal Revenue Service and court decisions now in effect, all of which are subject to change, possibly on a retroactive basis. For example, Congress could enact legislation affecting the treatment of stock with characteristics similar to the CD Stock or Move.com Stock or the Treasury Department could issue regulations or other guidance that change current law. Any future


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

legislation or regulations (or other guidance) could apply retroactively to the implementation of the Tracking Stock Proposal and render the opinion of Skadden, Arps, Slate, Meagher & Flom LLP obsolete.

         This discussion addresses you only if you hold your existing common stock and would hold your CD Stock as capital assets. We have included this discussion for general information only; it does not discuss all aspects of United States federal income taxation that may be relevant to you in light of your particular tax circumstances or any future transactions that may be undertaken with respect to CD Stock or Move.com Stock. For example, this discussion does not apply to you if you are a tax-exempt organization, S corporation or other pass-through entity, mutual fund, small business investment company, regulated investment company, insurance company or other financial institution, or broker-dealer or are otherwise subject to special treatment under the federal income tax laws. This discussion also does not apply to you if you hold your existing common stock as part of a straddle, hedging or conversion transaction. You should consult your tax advisor with regard to the application of the federal income tax laws, as well as to the applicability and effect of any state, local, or foreign tax laws to which you may be subject.

     Tax Implications of the Tracking Stock Proposal to Stockholders

         Skadden, Arps, Slate, Meagher & Flom LLP has provided us with an opinion that the implementation of the Tracking Stock Proposal will qualify as a "reorganization" for federal income tax purposes in which you are deemed to exchange your existing common stock for CD Stock. This means that:

         o Neither you nor Cendant will recognize any income, gain or loss on the deemed exchange of your existing common stock for shares of CD Stock;

         o Your tax basis in the existing common stock that you held immediately before the implementation of the Tracking Stock Proposal will be transferred or "carried over" to the CD Stock you are deemed to receive; and

         o Your holding period for the CD Stock will include the holding period of your existing common stock.


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

     Tax Implications of a Conversion into Different Series of Tracking Stock

         Skadden, Arps, Slate, Meagher & Flom LLP has advised us that, under current law, if we exercise our option to issue one series of common stock in exchange for the other series of common stock, that exchange also will be a reorganization and will be treated for federal income tax purposes, as discussed above. Therefore, you will not recognize income, gain or loss, you will have a carry-over tax basis in your newly received common stock and a holding period that includes the holding period of the common stock you surrendered in the exchange.

     No Internal Revenue Service Ruling

         We have not sought a ruling from the Internal Revenue Service as to the tax consequences of the Tracking Stock Proposal. Moreover, the Internal Revenue Service has announced that it will not issue any advance rulings on the classification of an instrument that has voting and liquidation rights in an issuing corporation but whose dividend rights are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, including assets held by a subsidiary. In addition, there are no court decisions or other authorities that directly discuss or analyze the tax impact of stock such as the CD Stock or Move.com Stock. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not binding on the Internal Revenue Service or the courts and merely represents its best judgment based upon existing authorities and assumptions and representations made to Skadden, Arps, Slate, Meagher & Flom LLP by our management. Therefore, it is possible that the Internal Revenue Service would assert that the deemed receipt of CD Stock as well as a subsequent conversion or exchange of CD Stock or Move.com Stock could be taxable to us and/or to you. Skadden, Arps, Slate, Meagher & Flom LLP is of the opinion that the Internal Revenue Service would not prevail in any such assertion. WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF THE ADOPTION OR IMPLEMENTATION OF THE TRACKING STOCK PROPOSAL.

     Back-up Withholding

         Certain noncorporate holders of existing common stock and CD Stock or Move.com Stock could be subject to backup withholding at a rate of 31% on the payment of dividends on or proceeds from the sale of such stock. Back-up withholding will apply only if the stockholder (1) fails to furnish its taxpayer identification number ("TIN") which, for an individual, would be his or her social security number, (2) furnishes an incorrect TIN, (3) is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends or (4) under certain


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

circumstances, fails to certify under penalties of perjury that it has furnished a correct TIN and has been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report payments of interest or dividends. Stockholders should consult their tax advisors regarding their qualifications for exemption from backup withholding and the procedures for obtaining such an exemption if applicable. The amount of any backup withholding from a payment to a stockholder will be allowed as a credit against such stockholder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                                -----------------

         Approval of Proposal 1 will require the affirmative vote of the holders of a majority of the outstanding shares of existing common stock.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE TRACKING STOCK PROPOSAL.




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

                    PROPOSAL 2 -- STOCK OPTION PLAN PROPOSAL

                      MOVE.COM, INC. 1999 STOCK OPTION PLAN

    General

         On October 29, 1999, the Board of Directors of Move.com, Inc. adopted the Move.com, Inc. 1999 Stock Option Plan. The Option Plan was approved and ratified on October 29, 1999 by Cendant Membership Services, Inc., the sole shareholder of Move.com., Inc. On October 29, 1999, options to purchase approximately 2.5 million shares of common stock of Move.com, Inc. were granted to employees of Move.com Group under the Option Plan. In December 1999, options to purchase approximately 1.2 million shares of common stock of Move.com, Inc. were granted to employees of Cendant and its subsidiaries other than Move.com Group.

         Subject to the approval of the stockholders of Cendant (i) the Option Plan and the existing grants will be ratified and assumed by Cendant, (ii) all existing grants will become options to purchase shares of Move.com Stock equitably adjusted to the extent necessary to adjust for stock splits, reverse stock splits and the like in connection with the proposed initial public offering or otherwise, and (iii) the remaining shares avail able to be issued in connection with the grant of options under the Option Plan will be equitably adjusted to become shares of Move.com Stock. If such stockholder approval is not obtained, the existing grants will remain options to purchase shares of Move.com, Inc. common stock, the Option Plan will remain an obligation of Move.com, Inc., and no additional grants will be made under the Option Plan.


         Section 162(m) of the Code provides that a publicly traded company may not deduct for federal income tax purposes compensation paid to the chief executive officer or any of the four most highly compensated other officers ("Covered Employees") to the extent such compensation exceeds $1,000,000 in any one tax year, unless the payments, among other things, are made based upon the attainment of objective performance goals established by a committee of the Board of Directors, comprised solely of two or more outside directors, and based upon business criteria and other material terms approved by stockholders of such publicly traded company. The Option Plan is designed so that options may be granted to Covered Employees in a manner considered performance-based and hence fully deductible. If such stockholder approval is not obtained as may be necessary in order to satisfy the requirements of Section 162(m) of the Code, it is possible that options granted under the Option Plan to Covered Employees may not be fully deductible for federal tax purposes.

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

         The Board of Directors of Cendant believes that attracting and retaining key employees is essential to Move.com Group's growth potential and success, and that the long term success of Move.com Group requires a competitive incentive compensation program designed to motivate and reward such employees for outstanding service, including awards that link compensation to applicable measures of Move.com Group's performance, profitability and creation of stockholder value. Such awards will enable Move.com Group and Cendant to attract and retain key employees and enable such persons to acquire and/or increase their proprietary interest in Move.com Group and thereby align their interests with the interests of Cendant and its stockholders. How ever, Cendant does not currently intend to issue any options under the Option Plan to the Chairman of the Board, President and Chief Executive Officer in accordance with such person's request.

         The following is a brief description of the material features of the Option Plan, as modified as a result of its adoption by Cendant. Such description is qualified in its entirety by reference to the full text of the Option Plan, which is attached as Annex III to this Proxy Statement.

         The Option Plan provides for grants of options to eligible employees of Move.com Group and Cendant Group, at the sole discretion of the Committee (as defined below). It is expected that a majority of the employees of Move.com Group will be granted options under the Option Plan. Subject to adjustment as provided in the Option Plan, the total number of shares of Move.com Stock reserved and available for delivery to optionees is six million (6,000,000). No optionee may be granted options under the Option Plan covering more than 50% of the total number of shares of Move.com Stock authorized for issuance under the Option Plan over any consecutive two (2) year period. Shares subject to an option may be authorized and unissued shares or may be treasury shares. If any option terminates without being exercised, the shares of Move.com Stock subject to such option will again be available for option grants under the Option Plan.

         The Option Plan will be administered by the Compensation Committee of the Board of Directors of Cendant or by such other committee as the Board of Directors of Cendant may designate or by the Board of Directors of Cendant (the "Committee"). The Committee is authorized, among other things, to select the employees of Move.com Group and Cendant Group to whom options will be granted, the number of shares and per share exercise price applicable thereto, as well as to determine the terms and conditions of such options. Such selections will be made to advance the goals set forth above, including to align the interests of the employees of Move.com Group and Cendant Group employees who support the Move.com Group operations, with the


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

interests of the stockholders of the Move.com Stock. Subject to the terms and conditions of the Option Plan, the Committee is authorized to interpret the Option Plan and adopt administrative rules, guidelines, policies and practices applicable to the Option Plan, as well as to make all determinations under the Option Plan.

         Options to purchase shares of Move.com Stock are the only awards authorized to be granted under the Option Plan. No option granted under the Option Plan may qualify as an Incentive Stock Option as defined in Section 422 of the Code. The exercise price per share applicable to any option is determined by the Committee, but may not be less than the fair market value (as defined in the Option Plan) of a share of Move.com Stock as of the date of grant.

         Stock Options may be settled in the form of cash, or by such other manner determined by the Committee. The Committee may permit optionees to defer the receipt of shares issuable in connection with the exercise of any option. Except as set forth in the Option Plan, options may not be transferred or otherwise assigned, pledged or encumbered in any way.

         All options granted under the Option Plan will be subject to a vesting schedule established by the Committee.

         The Option Plan provides for the termination of options in the event that any optionee's employment is terminated for cause (as defined in the Option
Plan). The Option Plan also has provisions for treatment of outstanding options in the event an optionee terminates employment with Move.com for any other reason.

         The Option Plan will terminate by its terms on October 29, 2009, but may be earlier terminated or amended at any time by the Board of Directors of Cendant at its sole discretion, except that no such termination or amendment may impair the rights of any optionee with respect to any then outstanding options.

    Federal Income Tax Implications of the Option Plan

         The following is a brief description of the federal income tax consequences generally arising with respect to options under the Option Plan.

         THE FOLLOWING DISCUSSION ADDRESSES ONLY THE GENERAL FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS. IT DOES NOT ADDRESS THE IMPACT OF STATE AND LOCAL TAXES, THE FEDERAL ALTERNATIVE MINIMUM TAX, AND SECURITIES LAWS RESTRICTIONS, AND IS NOT



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

INTENDED AS TAX ADVICE TO PARTICIPANTS IN THE OPTION PLAN, WHO SHOULD CONSULT THEIR OWN TAX ADVISORS.

         The grant of an option pursuant to the Option Plan will not be a taxable event for the optionee, Cendant or Move.com Group. Upon the exercise of an option, the optionee generally will recognize ordinary income equal to the difference between the exercise price and fair market value of the shares acquired on the date of exercise. Cendant or Move.com Group, as the case may be, generally will be required to withhold the appropriate amount in respect of such income and will be entitled to a tax deduction equal to the amount recognized as ordinary income by the optionee in connection with the exercise of an option. The sale or other disposition of the Move.com Stock received pursuant to the exercise of such option, generally will result in capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition, and the seller's tax basis in the Move.com Stock.

NEW PLAN BENEFITS

         Grants of options under the Option Plan are subject to the discretion of the Committee and therefore indeterminable. However, as of the date hereof, no options have been granted to any officer, employee or director of Cendant Group and 2,502,000 options have been granted to employees of Move.com Group under the Option Plan. In December 1999, options to purchase approximately
1.2 million shares of common stock of Move.com. were granted to employees of Cendant and its subsidiaries other than Move.com.

                                -----------------

         Proposal 2 requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote thereat.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE STOCK OPTION PLAN PROPOSAL.


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


                  PROPOSAL 3 -- BOARD DECLASSIFICATION PROPOSAL

General

         On December 6, 1999, the Board of Directors approved a resolution to submit to the stockholders for approval proposed amendments to Article III, Sections 1, 2 and 3 of the amended and restated by-laws of Cendant and Article 9
(b), (d), (e), (g) and (h) of the amended and restated certificate of incorporation of Cendant to eliminate classification of the Board and related matters effective as of the annual meeting of stockholders to be held in 2000. Currently, the by-laws and amended and restated certificate of incorporation provide that the Board be divided into three classes with the number of Directors in each class being as nearly equal as possible. Each Director currently serves a three year term and Directors for one of the three classes are elected each year. Accordingly, if the proposed amendments are approved, stockholders will elect the directors at the annual meeting in 2000 for a term of one year. The proposed amendment, which can only be approved with the affirmative vote of 80% of the votes which would be entitled to be cast generally in an election of Directors, would also eliminate that 80% voting requirement for any future amendments to Article 9 (b) of the amended and restated certificate of incorporation and Article III, Sections 1, 2 and 3 of the by-laws.

Description of Proposal

         In 1997, in connection with the merger of CUC International Inc. and HFS Incorporated to form Cendant, stockholders of the constituent corporations voted to approve the Certificate of Incorporation providing for a classified Board of Directors and to require the affirmative vote of 80% of the votes which would be entitled to be cast generally in the election of directors to amend such provision. This classified director provision is set forth in Article 9 (b) of the Restated Certificate of Incorporation and Article III, Section 1 of the by-laws. Under that classified director provision, approximately one-third of the Directors are elected annually and serve a three-year term.

         Supporters of classified boards of directors believe that they help maintain continuity of experience and, as a result, may assist a company in long-term strategic planning. Additionally, supporters argue that a classified board may encourage a person seeking control of a company to initiate arm's-length discussions with management and the board, who may be in a position to negotiate a higher price or more favorable terms for stockholders or to seek to prevent a takeover that the board believes is not in the best interests of stockholders.

         On the other hand, a classified board of directors limits the ability of stockholders to elect directors and exercise influence over a company, and may discourage proxy contests in which stockholders have an opportunity to vote for a competing slate of nominees. The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for the implementation of those policies. A nonclassified board of directors may enable stockholders to hold all directors accountable on an annual basis, rather than over a three-year period.

         Also, the existence of a classified board of directors may deter some tender offers or substantial purchases of stock that might give stockholders the opportunity to sell their shares at a price in excess of what they would otherwise receive. Accordingly, approval of the proposed amendment to the amended and restated certificate of incorporation might increase the likelihood of such a tender offer or substantial stock purchases by a person seeking to change Cendant's Board of Directors.

         At the 1999 annual meeting of stockholders of Cendant, a majority of the shares voted (although less than 50% of the outstanding shares) were voted at the meeting in favor of a nonbinding stockholder proposal recommending the declassification of the Board. The Board opposed the proposal to declassify the Board at the 1999 annual meeting on the basis that a classified board provides continuity and experience of management. The Board has since decided, in connection with the settlement of the common stock class action lawsuit against Cendant, to support the proposed amendments to declassify the Board because of the support for the proposal by the stockholders at the 1999 annual meeting, as well as of the factors discussed above which made the proposal an acceptable additional inducement to plaintiffs to help settle the litigation. Pursuant to the terms of the common stock class action settlement, the Board agreed to present this proposal to stockholders and not to object to this proposal.

         Under Delaware law, directors of companies that have a classified board of directors may only be removed for cause unless the certificate of incorporation provides otherwise. However, under Delaware law, directors of companies that do not have a classified board may be removed with or without cause by a majority vote of the stockholders at any annual or special meeting of stockholders. Accordingly, if the proposed amendment to the amended and restated certificate of incorporation is approved, Cendant's stockholders would be able to remove any or all directors without cause at any stockholders meetings after the 2000 annual meeting of stockholders, when all directors then in office will have been elected for a term expiring at the 2001 annual meeting of stockholders. Under Cendant's by-laws, special meetings of stockholders can be called only by the Chairman, the President or a majority of Cendant's Board.

         Article 9 of the amended and restated certificate of incorporation also currently provides that Article 9 (b) and Article III, Sections 1, 2 and 3 of the by-laws can only be amended by the affirmative vote of 80% of the votes which would be entitled to be cast generally in an election of directors. The proposed amendment would delete this requirement with respect to any future amendments of Article 9 (b) of the amended and restated certificate of incorporation or Article III, Sections 1, 2 and 3 of the by-laws. Accordingly, under Delaware law, any subsequent amendment to Article 9 (b) of the amended and restated certificate of incorporation Article III, Sections 1, 2 and 3 of the by-laws would require approval of Cendant's Board of Directors and the affirmative vote of a majority of the outstanding shares entitled to vote generally in the election of directors.

         The proposed amended and restated certificate of incorporation and the proposed by-law are set forth in Annexes II and IV hereto, respectively, with deletions indicated by strike-out and additions indicated by brackets.

                                -----------------

         In accordance with the amended and restated certificate of incorporation, Proposal 3 requires the affirmative vote of at least 80% of the voting power of all shares of Cendant entitled to vote generally in the election of Directors. Under Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions and broker nonvotes will be counted and will have the same effect as a vote against the proposal.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE BOARD DECLASSIFICATION PROPOSAL.

                       PROPOSAL 4 -- ADJOURNMENT PROPOSAL

         At the special meeting, we may also ask you to consider and approve a proposal to adjourn the special meeting, which adjournment could be used for the purpose, among others, of allowing additional time for the soliciting of additional votes to approve the Tracking Stock Proposal and the Stock Option Plan Proposal

         Proposal 4 requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting, if a quorum is present.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE ADJOURNMENT PROPOSAL, IF PRESERVED AT THE SPECIAL MEETING.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

         The following table sets forth the 1997, 1998 and 1999 cash and noncash compensation awarded to or earned by each person who served as Chief Executive Officer of Cendant during 1999 and the four other most highly compensated executive officers of Cendant (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE


                                                                           LONG TERM
                                      ANNUAL COMPENSATION(1)             COMPENSATION
                          -----------------------------------------------------------------------------
                                                                            AWARDS
                                                                        ---------------
                                                                          SECURITIES
                                                                           UNDERLYING     ALL OTHER
NAME AND                                                                    OPTIONS/     COMPENSATION
PRINCIPAL POSITION             YEAR         SALARY($)     BONUS($)(2)    SARS (#)(3)(4)     ($)(5)
-------------------------------------------------------------------------------------------------------
Henry R. Silverman             1999        2,900,000       4,350,000         3,000,000      267,934
Chairman of the Board,         1998        1,610,367       1,207,775        18,908,920       77,626
President and Chief            1997        1,577,472       2,366,208        19,307,180        6,760
Executive Officer

Stephen P. Holmes              1999          661,050         661,050           600,000       84,912
Vice Chairman and              1998          647,115         388,269         2,436,948       55,667
Chairman and CEO,              1997          499,980         299,988         1,025,620       22,903
Travel Division

Michael P. Monaco              1999          661,050         661,050           600,000      111,349
Vice Chairman and              1998          647,115         388,269         3,247,994       55,537
Chairman and CEO,              1997          499,980         299,988         2,347,325       16,514
Direct Marketing Division

James E. Buckman               1999          661,050         661,050           600,000       79,058
Vice Chairman and              1998          531,759         237,297         2,474,448       22,942
General Counsel                1997          499,980         299,988         1,075,620        6,258


Samuel L. Katz                 1999          500,000         600,000           500,000       47,719
Senior Executive Vice          1998          379,669         140,000         1,534,419       24,766
President, Strategic           1997          313,171         250,527           540,310       18,811
Development

--------------------

(1) Prior to December 17, 1997, all cash compensation represents compensation paid by HFS Incorporated.

(2) For 1999, bonus amounts include fiscal year 1999 profit-sharing bonuses expected to be paid in February 2000. Such bonus amounts have not been finally determined or approved but are reported at targeted level and assume attainment of all applicable performance goals and Compensation Committee certification.

(3) On September 23, 1998, the Compensation Committee approved the Senior Management Program which effectively modified the terms of certain Cendant stock options held by the Named Executive Officers. With respect to approximately 25.8 million options held by Mr. Silverman,
         (a) 33% were canceled, (b) 33% were exchanged for similar options with an exercise price of $20 per share and (c) 33% were exchanged for similar options with an exercise price per share equal to $9.8125 (the "New Price"). Although prior to the effectiveness of the Senior Management Program all of Mr. Silverman's options were vested, the 17.2 million options granted to Mr. Silverman in such exchange are unexercisable and will vest at the rate of 25% per year over the next four years beginning in October 1999. With respect to an aggregate of approximately 7.5 million options held by Messrs. Holmes, Monaco and
         Buckman: (a) 25% were canceled, (b) 25% were exchanged for similar options with an exercise price of $20 per share, and (c) 50% were exchanged for similar options with an exercise price per share equal to the New Price. With respect to approximately 1.0 million options held by Mr. Katz: (a) 10% were cancelled, (b) 40% were exchanged for similar options with an exercise price per share at 25% above the New Price and
         (c) 50% were exchanged for similar options with an exercise price per share equal to the New Price. In addition, to further align the Senior Management (including the Named Executive Officers) interest with that of Cendant's stockholders, the ability to obtain modified options was subject to such officers' agreement to participate in an executive equity incentive program, requiring such officers to acquire and hold Common Stock having an aggregate market value based upon their base salary.

(4) As a result of the Senior Management Program, the following total number of options granted in 1996, 1997 and 1998 were canceled: Mr.
         Silverman: 25,813,380; Mr. Holmes: 2,115,930; Mr. Monaco: 3,197,325;
         Mr. Katz: 970,465; Mr. Buckman: 2,165,930.

(5) Payments included in these amounts for the fiscal year ended December 31, 1999 consist of (i) Cendant matching contributions to the Employee Savings Plan, which is a defined contribution salary reduction 401(k) plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and/or under a non-qualified deferred compensation plan maintained by Cendant ("Defined Contribution Match"),
         (ii) insurance premiums paid by Cendant for life insurance coverage,
         (iii) executive medical benefits and (iv) auto allowance. Defined Contribution Match includes estimated contributions relating to deferrals of fiscal year 1999 profit sharing bonuses, expected to be paid in February 2000. The foregoing amounts were as follows:


                                    DEFINED              LIFE             EXECUTIVE         AUTO
                                  CONTRIBUTION        INSURANCE            MEDICAL       ALLOWANCE
                       YEAR         MATCH ($)        PREMIUM ($)        BENEFITS ($)        ($)
------------------ ------------------------------ ------------------ -------------------------------
Mr. Silverman          1999         261,910             1,224               4,800            0

Mr. Holmes             1999          79,316              796                4,800            0

Mr. Monaco             1999          52,742              796                4,800          53,011

Mr. Buckman            1999          73,633              625                4,800            0

Mr. Katz               1999          45,923              490                 720            586

OPTION GRANTS IN 1999

         The following table summarizes option grants during the last fiscal year made to the Named Executive Officers.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                     INDIVIDUAL GRANTS
                    ---------------------------------------------------
                        NUMBER OF        % OF TOTAL
                        SECURITIES      OPTIONS/SARS       EXERCISE
                        UNDERLYING       GRANTED TO        OR BASE                       GRANT DATE
                       OPTIONS/SARS     EMPLOYEES IN        PRICE         EXPIRATION      PRESENT
YEAR                  GRANTED (#)(1)     FISCAL YEAR        ($/SH)           DATE        VALUE $(2)
-----------------------------------------------------------------------------------------------------
Henry R. Silverman      3,000,000           9.52%          $17.875        04/21/2009     33,780,000

Stephen P. Holmes        600,000            1.90%          $17.875        04/21/2009     6,756,000

Michael P. Monaco        600,000            1.90%          $17.875        04/21/2009     6,756,000

James E. Buckman         600,000            1.90%          $17.875        04/21/2009     6,756,000

Samuel L. Katz           500,000            1.59%          $17.875        04/21/2009     5,630,000

--------------------
(1) The vesting of these options accelerates under certain circumstances (including a change of control of Cendant under the terms of the Named Executive Officers' respective employment agreements). See "Employment Contracts and Termination, Severance and Change of Control Arrangements."

(2) The values assigned to each reported option on this table are computed using the Black-Scholes option pricing model. The calculations assume a risk-free rate of return of 6.4%, which represents the ten-year yield of United States Treasury Notes on the option grant date. The calculations for all option grant dates assume a 60% volatility; however, there can be no assurance as to the actual volatility of the Common Stock in the future. The calculations for all grant dates also assume no dividend payout, a straight-line, and a 6.2 year expected life. In assessing these option values, it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant to a Named Executive Officer, its ultimate value will depend on the market value of the Common Stock at a future date.

AGGREGATED OPTION EXERCISES IN 1999 AND FISCAL YEAR-END OPTION VALUES

         The following table summarizes the exercise of options by the Named Executive Officers during the last fiscal year and the value of unexercised options held by such executives as of the end of such fiscal year.

                     AGGREGATED OPTION/SAR EXERCISES IN LAST
                    FISCAL YEAR AND FY-END OPTION/SAR VALUES


                                                   NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                         SHARE                     UNDERLYING UNEXERCISED          IN-THE-MONEY
                       ACQUIRED        VALUE            OPTIONS/SARS               OPTIONS/SARS
                      ON EXERCISE     REALIZED         AT FY-END (#)              AT FY-END ($)(1)
NAME                      (#)           ($)       EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
--------------------------------------------------------------------------------------------------------
Henry R. Silverman      270,000      4,745,146     27,318,852/12,906,690    534,239,222/150,443,603

Stephen P. Holmes          0             0           2,731,734/1,276,765      54,465,475/12,400,614

Michael P. Monaco          0             0           1,923,992/1,074,002       28,912,575/8,323,138

James E. Buckman           0              0          2,556,841/1,307,390      49,416,290/12,805,341

Samuel L. Katz          100,000      1,140,000         775,207/1,189,832      10,422,958/15,144,474

--------------------
(1) Based upon the closing price of the Common Stock on the New York Stock Exchange on December 31, 1999.


DIRECTOR COMPENSATION

      Effective July 21, 1999, Non-Employee Directors (as defined in Rule 16b-3(b)(3) of the Exchange Act) of Cendant receive an annual retainer of $40,000, plus $5,000 for chairing a committee and $3,000 for serving as a member of a committee other than as Chairman. Commencing January 1, 1999, 50% of the annual stipend was paid to each Director in common stock of Cendant for the 1999 fiscal year. Effective January 1, 2000, 100% of the annual stipend is to be paid to each Director in common stock of Cendant on a quarterly basis. The calculations of stock paid to non-employee directors is made based on the average of the closing price of Cendant common stock on the New York Stock Exchange on the last five trading days of the calendar quarter to which such stock payment relates. Cendant has implemented a program providing its Non-Employee Directors the opportunity to defer the receipt of their annual stipend until their separation of service from the Board. Non-Employee Directors also are paid $1,000 for each Board of Directors meeting attended and $500 ($1,000 for committee chair) for each board committee meeting if held on the same day as a Board of Directors meeting and $1,000 ($2,000 for committee chair) for each board committee meeting attended on a day on which there is no board meeting. Non-Employee Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and committees.

      Cendant provides $100,000 of term life insurance coverage for each Non-Employee Director to the beneficiary designated by such Non-Employee Director. In addition, Cendant has purchased joint life insurance contracts in the amount of $1 million for each Director. Upon the death of such Director, while still in office, Cendant will donate an aggregate of $1 million to one or more charitable organizations designated by such Director from the proceeds of such insurance policy. With the exception of such joint life insurance contracts, members of the Board of Directors who are officers or employees of Cendant or any of its subsidiaries do not receive compensation or reimbursement of expenses for serving in such capacity.

      Non-Employee Directors have also received grants of stock options under one or more of the following plans: 1990 Directors Stock Option Plan, 1992 Directors Stock Option Plan, 1994 Director Stock Option Plan, the 1997 Stock Incentive Plan and the HFS Incorporated 1993 Stock Option Plan. Non-Employee Directors did not receive any grants of stock options in 1999.

                         TEN YEAR OPTIONS/SAR REPRICINGS


                                                                              Exercise                    Length of
                                               Number of         Market         Price                     Original
                                              Securities        Price of       at Time                     Option
                                              Underlying         Stock           of                         Term
                                               Options/         at Time       Repricing                  Remaining at
                                                 SARs         of Repricing       or            New         Date of
                                              Repriced or          or           Amend-       Exercise      Repricing
                                                Amended        Amendment         ment         Price          or
             Name                  Date         ($)(1)            ($)            ($)           ($)        Amendment
------------------------------  ----------- ---------------  --------------  ----------- ----------- ---------------
Henry R. Silverman,                10/14/98    4,806,200(2)      9.8125           16.78       9.8125       75 months
     Chairman,                     10/14/98    3,798,260(2)      9.8125           23.88       9.8125      102 months
     President and                 10/14/98    1,007,940(2)      9.8125           23.88      20.0000      102 months
     Chief Executive               10/14/98    7,596,520(2)      9.8125           31.375     20.0000      110 months
     Officer

Stephen P. Holmes,                 10/14/98      240,310(3)      9.8125           25.85       9.8125       91 months
     Vice Chairman                 10/14/98      480,620(3)      9.8125           23.88       9.8125      102 months
     and Chairman                  10/14/98      337,036(4)      9.8125           31.375      9.8125      110 months
     and CEO, Travel               10/14/98      207,964(4)      9.8125           31.375     20.0000      110 months
     Division                      10/14/98      321,018(5)      9.8125           34.3125    20.0000      111 months

------------------------------  ----------- ---------------  --------------  ----------- ----------- ---------------


                                                                              Exercise                    Length of
                                               Number of         Market         Price                     Original
                                              Securities        Price of       at Time                     Option
                                              Underlying         Stock           of                         Term
                                               Options/         at Time       Repricing                  Remaining at
                                                 SARs         of Repricing       or            New         Date of
                                              Repriced or          or           Amend-       Exercise      Repricing
                                                Amended        Amendment         ment         Price          or
             Name                  Date         ($)(1)            ($)            ($)           ($)        Amendment
------------------------------  ----------- ---------------  --------------  ----------- ----------- ---------------
Michael P. Monaco,                 10/14/98    1,441,860(3)      9.8125           25.44       9.8125       99 months
     Vice Chairman                 10/14/98      156,803(3)      9.8125           23.88       9.8125      102 months
     and Chairman                  10/14/98      203,662(3)      9.8125           23.88      20.0000      102 months
     and CEO,                      10/14/98      545,000(4)      9.8125           31.375     20.0000      110 months
     Alliance                      10/14/98       50,669(2)      9.8125           34.3125    20.0000      111 months
     Marketing
     Division

James E. Buckman,                  10/14/98      240,310(3)      9.8125           25.85       9.8125       99 months
     Vice Chairman                 10/14/98      480,620(3)      9.8125           23.88       9.8125      102 months
     and General                   10/14/98      362,036(4)      9.8125           31.375      9.8125      110 months
     Counsel                       10/14/98      232,036(4)      9.8125           31.375     20.0000      110 months
                                   10/14/98      308,518(5)      9.8125          34.3125     20.0000      111 months

John W. Chidsey,                   10/14/98      240,310(3)      9.8125           23.88       9.8125      102 months
     Chairman and                  10/14/98      179,845(4)      9.8125           31.975      9.8125      110 months
     Chief Executive               10/14/98      120,155(4)      9.8125           31.975     12.2656      110 months
     Officer,                      10/14/98      215,969(4)      9.8125           34.3125    12.2656      111 months
     Insurance/                    10/14/98       82,625(6)      9.8125           37.50       9.8125      113 months
     Wholesale
     Segment

David M. Johnson,                  10/14/98      666,667(7)      9.8125           22.00       9.8125      114 months
     Senior Executive              10/14/98      533,333(7)      9.8125           22.00      12.2656      114 months
     Vice President
        and
     Chief Financial
     Officer

Samuel L. Katz,                    10/14/98      120,155(3)      9.8125           25.85       9.8125       91 months
     Senior Executive              10/14/98      240,310(3)      9.8125           23.88       9.8125      102 months
     Vice                          10/14/98      119,768(4)      9.8125           31.375      9.8125      110 months
     President,                    10/14/98      180,232(4)      9.8125           31.375     12.2656      110 months
     Strategic                     10/14/98      203,954(4)      9.8125           34.3125    12.2656      111 months
     Development                   10/14/98       10,000(6)      9.8125            37.50      9.8125      113 months

Richard A. Smith                   10/14/98      120,155(3)      9.8125           25.85       9.8125       91 months
     Chairman and                  10/14/98      120,155(3)      9.8125           30.69       9.8125       96 months
     Chief Executive               10/14/98      240,310(3)      9.8125           23.88       9.8125      102 months
     Officer, Real                 10/14/98       59,690(4)      9.8125           31.375      9.8125      110 months
     Estate Division               10/14/98      140,310(4)      9.8125           31.375     12.2656      110 months
                                   10/14/98      291,938(4)      9.8125           34.3125    12.2656      111 months
------------------------------  ----------- ---------------  --------------  ----------- ----------- ---------------

(1) These options were effectively modified on October 14, 1998 and, other than as specified below, have the same expiration date as specified in the table. These options replace options that were cancelled under the Senior Management Program.

(2) These options are scheduled to vest and become exercisable in yearly increments of 25%, commencing in October 1999.

(3)      These options are fully vested and exercisable.

(4) These options are scheduled to vest and become exercisable in yearly increments of 20%, commencing in January 1999.

(5) These options are scheduled to vest and become exercisable in yearly increments of 20%, commencing in October 1999.

(6) These options represent bonus and salary replacement options, purchased by the optionee through a deferred compensation plan previously offered by the Company. These options are scheduled to vest and become exercisable in yearly increments of one-third, commencing in January 1999.

(7) These options are scheduled to vest and become exercisable in yearly increments of 25%, commencing in January 1999.


EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND CHANGE OF CONTROL
ARRANGEMENTS

     Each Named Executive Officer is employed by Cendant pursuant to a written agreement of employment.

         Henry R. Silverman. Mr. Silverman is employed by Cendant pursuant to an employment agreement originally entered into as of September 30, 1991 between Mr. Silverman and HFS and amended and restated from time to time (the "Silverman Employment Agreement"). The Silverman Employment Agreement was amended by the Third Amendment to the Silverman Employment Agreement dated as of December 31, 1998 (the "Third Amendment") and by the Fourth Amendment, dated as of August 2, 1999 (the "Fourth Amendment"). Mr. Silverman serves Cendant as its President and Chief Executive Officer and, pursuant to the Third Amendment, also as the Chairman of the Board and the Chairman of the Executive Committee of the Board (such change was effective as of July 28, 1998). Pursuant to the Third Amendment, the term of employment under the Silverman Employment Agreement was extended through December 31, 2005, subject to earlier termination or extension as provided therein; however, in connection with such extension, an automatic annual renewal provision was removed from the Silverman Employment Agreement.

     In consideration of the additional duties assumed by Mr. Silverman pursuant to the Third Amendment, the Silverman Employment Agreement, as amended, provides for Mr. Silverman to receive an annual rate of base salary of $1,500,000 for the period ending December 31, 1998, and $2,900,000 thereafter, subject to further increases relating to the Consumer Price Index. The Silverman Employment Agreement also provides Mr. Silverman an annual bonus opportunity equal to the lesser of (i) 0.75% of Cendant's "EBITDA" (as defined in the Silverman Employment Agreement) for the applicable fiscal year or (ii) 150% of his annual base salary.

     The Silverman Employment Agreement provides that if Mr. Silverman resigns his employment in connection with a breach by Cendant of the Silverman Employment Agreement, or if he is terminated by Cendant without Cause (as defined in the Silverman Employment Agreement), he will be entitled to receive a lump sum cash payment equal to (i) the lesser of (a) 150% of his annual base salary or (b) the sum of his annual base salary plus 0.75% of EBITDA for the 12 months preceding the date of termination, multiplied by (ii) the number of years and partial years remaining in the term of employment under the Silverman Employment Agreement. In addition, Mr. Silverman would be entitled to continued health and welfare benefits during the remaining term of employment and the vesting of any options and restricted stock. The Fourth Amendment provides that after termination of Mr. Silverman's employment with Cendant other than due to death or for Cause (but including a resignation for good reason), (i) Cendant would provide Mr. Silverman, through August 31, 2009, term life insurance in the amount of $100 million, all premiums to be paid by Cendant; and (ii) Cendant would provide him certain benefits for life, including office and clerical support, executive transportation services (including use of aircraft), security services, continued access to other general facilities and services and reimbursement of any properly documented business expenses. During such period, Mr. Silverman would be required to keep himself reasonably available to Cendant to render advice or to provide services for more than 30 days per year, in return for which he will be paid $30,000 per month.

     The Silverman Employment Agreement further provides that Mr. Silverman will be made whole on an after-tax basis with respect to certain excise taxes in connection with a change of control of Cendant which may, in certain cases, be imposed upon payments thereunder and other compensation and benefit arrangements.

     Messrs. Monaco, Holmes and Buckman. Cendant entered into employment agreements with Messrs. Monaco, Holmes and Buckman dated as of September 12, 1997 (such agreements, respectively, the "Monaco Employment Agreement," the "Holmes Employment Agreement" and the "Buckman Employment Agreement," and collectively, the "1997 Employment Agreements"). Each of the 1997 Employment Agreements originally provided for a period of employment through December 17, 2002; however, such agreements contain automatic extension periods which cause each respective period of employment to be extended by a one year increment on an annual basis (an extension of the period of employment through December 17, 2004 has taken effect under each of the 1997 Employment Agreements).

     Each of the 1997 Employment Agreements specifies the position and duties of the executive during the period of employment. The Monaco Employment Agreement was amended as of December 23, 1998 to reflect Mr. Monaco's new duties and responsibilities with Cendant and the location of his place of employment. The Buckman Employment Agreement was amended as of January 11, 1999 to reflect his additional duties and responsibilities with Cendant and the location of his place of employment. The Holmes Employment Agreement was amended as of January 11, 1999 to reflect the location of his place of employment. Currently (i) Mr. Monaco serves as Vice Chairman of Cendant and as Chairman and Chief Executive Officer of the Membership and Marketing Services Division, (ii) Mr. Holmes serves as Vice Chairman of Cendant and Chairman and Chief Executive Officer of the Travel Division and (iii) Mr. Buckman serves as Vice Chairman and General Counsel of Cendant.

     Each of the 1997 Employment Agreements specifies the compensation and benefits provided to the Executive during the period of employment. The Monaco Employment Agreement and the Holmes Employment Agreement provide that each Executive will be paid an annual base salary of $650,000 and will be eligible for annual bonuses based on a target bonus of $650,000. The Buckman Employment Agreement provides that Mr. Buckman will be paid an annual base salary of $500,000, and will be eligible for an annual bonus based on a target bonus of $500,000; however, in connection with the January 11, 1999 amendment to the Buckman Employment Agreement, such salary and target bonus amounts were increased to $650,000. Each of Messrs. Monaco, Holmes and Buckman will be eligible to participate in all of Cendant's other compensation and employee benefit plans or programs and to receive officer perquisites.

         Each of the 1997 Employment Agreements provides for certain payments in the event of termination of the Executive's employment under various circumstances. The Holmes Employment Agreement and the Monaco Employment Agreement each provide that if, before January 1, 2000, the Executive's employment is terminated by Cendant other than for Cause (as defined therein) or by the Executive for Constructive Discharge (as defined therein), Cendant will pay the Executive a lump sum cash payment equal to 300% of the sum of (i) his annual base salary and (ii) the highest annual bonus he has received for any of the three preceding years (or $520,000, if higher) ("Salary plus Bonus"). Each such agreement also provides that if, after December 31, 1999, the Executive's employment is terminated by Cendant other than for Cause or by the Executive for Constructive Discharge, Cendant will pay the Executive a lump sum cash payment equal to 500% of Salary plus Bonus. In any of the foregoing situations, the Executive would also receive any earned but unpaid base salary and incentive compensation, his benefits and perquisites would continue for 36 months and any stock options and restricted stock would vest (and such options would remain outstanding for the remainder of their terms without regard to such termination). Each such agreement also provides that, in certain circumstances, the Executive's employment would be deemed terminated for Constructive Discharge in the event that Mr. Silverman's employment with Cendant terminates or his responsibilities are reduced. In such event, the Executive would receive substantially similar payments and benefits as described above; however, his cash payment would range from 200% to 400% of Salary plus Bonus, depending on the date of such termination.

         The Buckman Employment Agreement provides that if, before January 1, 2000, Mr. Buckman's employment is terminated by Cendant other than for Cause (as defined therein) or by Mr. Buckman for Constructive Discharge (as defined therein), Cendant will pay Mr. Buckman a lump sum cash payment equal to 300% of the sum of (i) his annual base salary and (ii) the highest annual bonus he has received for any of the three preceding years (or $500,000, if higher) ("Buckman Salary plus Bonus"). The Buckman Employment Agreement also provides that if, after December 31, 1999, Mr. Buckman's employment is terminated by Cendant other than for Cause or by Mr. Buckman for Constructive Discharge, Cendant will pay Mr. Buckman a lump sum cash payment equal to 500% of Buckman Salary plus Bonus (Mr. Buckman may also resign at any time following such date and receive a lump sum cash payment equal to 200% of Buckman Salary plus Bonus). In any of the foregoing situations, Mr. Buckman would also receive any earned but unpaid base salary and incentive compensation, his benefits and perquisites would continue for 36 months and any stock options and restricted stock would vest (and such options would remain outstanding for the remainder of their terms without regard to such termination). The Buckman Employment Agreement also provides that, in certain circumstances, his employment would be deemed terminated for Constructive Discharge in the event that Mr. Silverman's employment with Cendant terminates or his responsibilities are reduced. In such event, Mr. Buckman would receive substantially similar payments and benefits as described above however his cash payment would range from 200% to 400% of Buckman Salary plus Bonus, depending on the date of such termination.

     Each 1997 Employment Agreement provides that the Executive will be made whole on an after-tax basis with respect to certain excise taxes in connection with a change of control of Cendant which may, in certain cases, be imposed upon payments thereunder and other compensation and benefit arrangements.

         Mr. Katz. Mr. Katz is employed by Cendant pursuant to an employment agreement dated as of April 1, 1999 (the "Katz Agreement"). The Katz agreement provides that Mr. Katz will serve for a term of employment ending December 31, 2002. Mr. Katz currently serves as Senior Executive Vice President, Strategic Development.

     The Katz agreement provides that during his term of employment, Mr. Katz will be paid an annual base salary equal to $500,000 and will be eligible for annual bonuses based on a target of 60% of annual base salary. Effective fiscal year 2000, Cendant agreed to increase Mr. Katz' annual bonus target to 100% of his annual base salary. Mr. Katz will be eligible to participate in all of Cendant's other compensation and employee benefit plans or programs and to receive officer perquisites.

     The Katz Agreement provides for certain payments in the event of termination of Mr. Katz's employment under various circumstances. The Katz Agreement provides that if Mr. Katz's employment is terminated by Cendant other than for Cause (as defined therein) or by Mr. Katz for Constructive Discharge (as defined therein), Cendant will pay Mr. Katz a lump sum cash payment equal to the sum of (i) his annual base salary and (ii) his target annual bonus, multiplied by the greater of one (1) or the number of full and partial years remaining in his term of employment under the Katz Agreement. In addition, in such event, any stock options granted to Mr. Katz on or after the date of the Katz Agreement will become fully vested and exercisable and will remain exercisable until the first to occur of the third anniversary of the date of Mr. Katz's termination and the original expiration date of such option. The Katz Agreement provides that during his term of employment, and for a period of two years thereafter, Mr. Katz will not be permitted to affiliate himself with any entity that competes with Cendant or its affiliates.

         Other Change of Control Provisions. In connection with the merger of HFS Incorporated and CUC International Inc., action was taken by Cendant to provide that any employee formerly with HFS Incorporated who incurs a golden parachute excise tax under Section 4999 of the Code, if and to the extent applicable, will be reimbursed by Cendant for the economic costs incurred by such employee, including a tax gross-up payment to account for any additional golden parachute excise tax incurred by reason of such reimbursement, if any.

     Stock Options. Generally, all stock options granted to each of the Named Executive Officers under any applicable stock option plan of Cendant will become fully and immediately vested and exercisable upon the occurrence of any change of control transaction affecting Cendant (as defined in each employment agreement).

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The information set forth on the following table is furnished as November 1, 1999 (unless otherwise specified) with respect to any person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) who is known to Cendant to be the beneficial owner of more than 5% of any class of voting securities, and as to those shares of Cendant's equity securities beneficially owned by each of its directors, certain of its executive officers, and all of its executive officers and directors as a group.


                                                                                    OF THE TOTAL NUMBER
                                                                                   OF SHARES BENEFICIALLY
                                             TOTAL AMOUNT                          OWNED, SHARES WHICH
                                               OF SHARES                                  MAY BE
                                             BENEFICIALLY      PERCENT OF COMMON     ACQUIRED WITHIN
NAME                                           OWNED (1)        STOCK OWNED (2)        60 DAYS (3)
-----------------------------------------  -----------------  -------------------  --------------------
PRINCIPAL STOCKHOLDERS:

Capital Research and
    Management Company (4)                        99,321,262        13.97%                  N/A
    333 South Hope Street
    Los Angeles, CA 90071

Massachusetts Financial
    Services Company (5)                          45,764,202         6.44%                  N/A
    500 Boylston Street
    Boston, MA 02116-3741

DIRECTORS AND EXECUTIVE OFFICERS (6):

    Henry R. Silverman                            27,718,952         3.75%           27,418,852
    Stephen P. Holmes(7)                           2,892,222         *                2,731,734
    Robert D. Kunisch(8)                           2,328,238         *                1,723,430
    Michael P. Monaco                              1,940,588         *                1,923,992
    James E. Buckman                               2,575,941         *                2,556,841
    Leonard S. Coleman                               156,155         *                  156,155
    Martin L. Edelman                                 96,155         *                   96,155
    Dr. Carole G. Hankin                              36,200         *                   36,000
    The Rt. Hon. Brian Mulroney, P.C. LLD
    Robert E. Nederlander                            156,155         *                  156,155
    Robert W. Pittman                                156,155         *                  156,155
    Leonard Schutzman                                636,775         *                  636,775
    Robert F. Smith(9)                               160,955         *                  143,327
    John D. Snodgrass(10)                            240,185         *                  156,155
    John W. Chidsey                                6,381,104         *                5,074,822
    David M. Johnson                                 704,806         *                  698,284
    Samuel L. Katz(11)                               392,999         *                  299,999
    Richard A. Smith                                 789,274         *                  775,207
    Jon Danski                                     1,651,958         *                1,640,808
                                                      29,000                                  0
EXECUTIVE OFFICERS AND DIRECTORS AS A
    GROUP (19 PERSONS)(12):                       49,043,816         6.47%           46,380,846

--------------------
*  Amount represents less than 1% of the outstanding Common Stock.

(1) Shares beneficially owned includes direct and indirect ownership of shares and stock options that are currently exercisable or exercisable within 60 days.

(2)      Based on 711,140,914 shares of Common Stock outstanding on November 1,
         1999.

(3) Includes stock options that are currently exercisable plus stock options that are exercisable within 60 days ("Vested Options").

(4) Based upon the information contained in a Form 13F dated August 11, 1999 by Capital Research and Management Company, a registered investment advisor, Capital Research and Management Company beneficially owned 99,321,262 shares of Common Stock with sole power to vote none of such shares and shared power to dispose all of such shares.

(5) Based upon the information contained in a Form 13F dated November 5, 1999 by Massachusetts Financial Services Company ("MFS"), a registered investment adviser on behalf of itself and the other mutual funds and institutional clients of MFS, such persons beneficially owned 45,764,202 shares of Common Stock with sole power to vote 45,764,202 of such shares and sole power to dispose all of such shares.

(6) Such Director's and/or Executive Officer's Vested Options are deemed outstanding for purposes of computing the Percentages of the class for such Director and/or Executive Officer.

(7)      Includes 2,883 shares of Common Stock held by Mr. Holmes' children.

(8) Includes 79,042 shares of Common Stock held in the Employee Savings Plan and 525,766 shares held by Alibob Partners, L.P.

(9) Includes 4,806 shares of Common Stock owned by a Keogh plan of which Mr. Smith is the sole beneficiary and 60,000 shares of common stock held in a 401K plan account. Amount includes 19,224 shares of Common Stock held in the name of the Smith Family Foundation of which Mr. Smith is President, as to which Mr. Smith disclaims beneficial ownership.

(10) Amount includes 33,600 shares held by The Snodgrass Foundation of which Mr. Snodgrass and his spouse are trustees but in which they have no pecuniary interest. Mr. Snodgrass disclaims beneficial ownership of such shares.

(11) Includes 180 shares of Common Stock held by Mr. Katz's spouse and 1,000 shares of Common Stock held by Mr. Katz's children.

(12) Vested Options of all Executive Officers and Directors are deemed outstanding for purposes of computing the percentage of class.

                COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Section 16(a) of the Exchange Act requires Cendant's officers and directors, and persons who own more than ten percent of a registered class of the company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent owners are required to furnish Cendant with copies of all Forms 3, 4 and 5 they file.

         Based solely on Cendant's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file Form 5's for a specified fiscal year, except as set forth below, Cendant believes that all its officers, directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1999.

         On January 27, 1999, David M. Johnson resubmitted a Form 4 in respect of an acquisition of shares of common stock during November 1998 which was originally filed without a signature. On September 20, 1999, Robert F. Smith filed a late Form 4 in respect of an acquisition of shares of common stock during August 1999.

                       WHERE YOU CAN FIND MORE INFORMATION

         Cendant files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of Cendant are also available to the public from commercial document retrieval services and at the website maintained by the SEC at "http://www.sec.gov."

         The SEC allows us to "incorporate by reference" information into this Proxy Statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our company and its finances.

CENDANT CORPORATION SEC FILING (FILE NO. 1-10308)   PERIOD
-------------------------------------------------   ------
         Annual Report on Form 10-K/A               Year ended December 31,
                                                    1998

         Quarterly Report on Form 10-Q/A            Quarter ended March 31,
                                                    1999

         Quarterly Report on Form 10-Q/A            Quarter ended June 30, 1999

         Quarterly Report on Form 10-Q              Quarter ended September
                                                    30, 1999

         Current Report on Form 8-K                 December 2, 1999

         Current Report on Form 8-K                 December 7, 1999

         We are also incorporating by reference additional documents that we file with the SEC between the date of this Proxy Statement and the date of the special meeting of our stockholders.

         If you are a stockholder, we may have previously sent you some of the documents incorporated by reference. You can obtain any of the incorporated documents by contacting us or the SEC. We will send you the documents incorporated by reference without charge, excluding exhibits to the information that is incorporated by reference, unless we have specifically incorporated by reference the exhibit in this document.

         Stockholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate party at the following address:

         Cendant Corporation
         9 West 57th Street
         New York, New York 10019
         (212) 413-1933
         Attention:  Investor Relations

         If you would like to request documents from us, including any documents we may subsequently file with the Securities and Exchange Commission prior to the special meeting, please do so by ________, 2000 so that you will receive them before the special meeting.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE ON THE PROPOSALS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JANUARY __, 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND THE MAILING OF THE PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

                              STOCKHOLDER PROPOSALS

         Proposals of stockholders intended to be presented at the special meeting should be directed to the Vice President, Legal at 9 West 57th Street, New York, New York 10019. A stockholder proposal must be received ten business days prior to the printing and mailing of this Proxy Statement for inclusion in this Proxy Statement.

         In order for a stockholder to present a matter for action at the special meeting (other than matters included in Cendant's proxy materials in accordance with Rule 14a-8 under the Exchange Act), Cendant's by-laws require that Cendant be given advance written notice of the matter. The Vice President, Legal of Cendant must receive such notice at the address noted above not less than 60 nor more than 90 days prior to the date of the special meeting; provided, however, if less than 70 days' notice or prior public disclosure of the date of the special meeting is given or made to stockholders, such notice shall have been mailed or delivered to the Vice President, Legal not later than the close of business on the 10th day following the date on which the notice of the special meeting was mailed or public disclosure was made, whichever occurs first. If a stockholder proposal is not presented within a reasonable period of time before the mailing of this Proxy Statement, then management proxies would be allowed to use their discretionary voting authority to vote on the proposal when the proposal is raised at the special meeting, even though there is no discussion of the proposal in this Proxy Statement.

         Proposals received from stockholders are given careful consideration by Cendant in accordance with Rule 14a-8 under the Exchange Act. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2000 annual meeting if they are received by Cendant on or before December 22, 1999. Any proposal should be directed to the attention of Vice President, Legal, Cendant Corporation, 9 West 57th Street, New York, New York 10019. In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered "timely" within the meaning of Rule 14a-4(c), such proposal must be received by Cendant on or prior to March 28, 2000 and in order for a proposal to be timely under Cendant's By-Laws it must be received on or prior to March 28, 2000 but no earlier than February 27, 2000.

By order of the Board of Directors,
Cendant Corporation
Jeanne M. Murphy
Secretary

                                                                         ANNEX I

                             ILLUSTRATIONS OF TERMS

         The following illustrations show how to calculate the Retained Interest Percentage, the Outstanding Interest Percentage, the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group and the Total Number of Notional Move.com Shares Deemed Outstanding after giving effect to certain hypothetical dividends, issuances, repurchases and transfers, in each case based on the assumptions set forth herein. In these illustrations, the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group is initially assumed to be 100. Unless otherwise specified, each illustration below should be read independently as if none of the other transactions referred to below had occurred. These illustrations are not intended to be complete explanations of the matters covered and are qualified in their entirety by the more detailed information contained elsewhere in the Proxy Statement. These illustrations are purely hypothetical and the numbers used (including assumptions of market value) were chosen to simplify the calculations and are not intended to represent estimates of actual numbers or values. Any capitalized terms which are not defined in Annex I have the meaning ascribed to them in the Proxy Statement.

         "Total Number of Notional Move.com Shares Deemed Outstanding" means the number of shares of Move.com Stock outstanding plus the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group.

         At any given time, the percentage interest in Move.com intended to be represented by the outstanding shares of Move.com Stock (i.e., the Outstanding Interest Percentage) is equal to:

                 Number of outstanding shares of Move.com Stock
           -----------------------------------------------------------
           Total Number of Notional Move.com Shares Deemed Outstanding

and the remaining percentage interest in Move.com Group intended to be represented by Cendant Group's Retained Interest in Move.com Group (i.e., the Retained Interest Percentage) is equal to:

       Number of Shares Issuable with Respect to Cendant Group's Retained

                           Interest in Move.com Group
           -----------------------------------------------------------
           Total Number of Notional Move.com Shares Deemed Outstanding

         The sum of the Outstanding Interest Percentage and the Retained Interest Percentage would always equal 100%. In the examples below, before the first issuance of shares of Move.com Stock the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group and the Total Number of Notional Move.com Shares Deemed Outstanding are each equal to 100, the Retained Interest Percentage is 100% and the Outstanding Interest Percentage is 0%.

ISSUANCE OF MOVE.COM STOCK

         The following illustrations reflect an assumed issuance by Cendant of 15 shares of Move.com Stock under the Stock Option Plan or in an offering.

     Issuance for Account of Cendant Group

         Assume the issuance is attributed to Cendant Group in respect of its Retained Interest in Move.com Group (as currently planned), with the net proceeds credited solely to Cendant Group.

         Shares previously issued and outstanding...................................................0
         Newly issued shares for account of Cendant Group..........................................15
                                                                                                   --
                  Total issued and outstanding after the Offering..................................15
                                                                                                   ==
         o        The Number of Shares Issuable with Respect to
                  Cendant Group's Retained Interest in Move.com Group would
                  decrease by the number of shares of Move.com Stock sold for the account of Cendant Group.

                  Number of Shares Issuable with Respect to Cendant Group's
                      Retained Interest in Move.com Group prior to the Offering...................100
                  Shares issued in the Offering................................................... 15
                                                                                                  ---
                  Number of Shares Issuable with Respect to Cendant Group's
                      Retained Interest in Move.com Group after the Offering...................... 85
                                                                                                  ===

         o As a result, the issued and outstanding shares (15) would represent an Outstanding Interest Percentage of 15%, calculated as follows:

                                       15
                                     -------
                                     15 + 85

The Retained Interest Percentage would accordingly be 85%.

        o In this case, in the event of any dividend or other distribution paid on the outstanding shares of Move.com Stock (other than a dividend or other distribution payable in shares of Move.com Stock), Cendant Group would be credited, and Move.com Group would be charged, with an amount equal to 567% (representing the ratio of the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group
                  (85) to the total number of shares of Move.com Stock issued and outstanding following the Offering (15)) of the aggregate amount of such dividend or distribution. If, for example, a dividend of $1.00 per share were declared and paid on the 15 shares of Move.com Stock outstanding (an aggregate of $15), Cendant Group would be credited with $85, and Move.com Group would be charged with that amount in addition to the $15 dividend paid to the holders of Move.com Stock (a total of $100).

ISSUANCE FOR ACCOUNT OF MOVE.COM GROUP

         Assume the issuance is attributed to Move.com Group as an increase in its equity, with the net proceeds credited solely to Move.com Group.

                  Shares previously issued and outstanding..........................................0
                  Newly issued shares for account of Move.com Group................................15
                                                                                                   --
                      Total issued and outstanding after the Offering..............................15
                                                                                                   ==
         o         The Number of Shares Issuable with Respect to Cendant Group's
                  Retained Interest in Move.com Group (100) would remain unchanged.

         o As a result, the issued and outstanding shares (15) would represent an Outstanding Interest Percentage of about
                  13%, calculated as follows:

                                       15
                                    --------
                                    15 + 100

The Retained Interest Percentage would accordingly be about 87%.

        o In this case, in the event of any dividend or other distribution paid on the outstanding shares of Move.com Stock (other than a dividend or other distribution payable in shares of Move.com Stock), Cendant Group would be credited, and Move.com Group would be charged, with an amount equal to 667% (representing the ratio of the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group
                  (100) to the total number of shares of Move.com Stock issued and outstanding following the Offering (15)) of the aggregate amount of such dividend or distribution.

ADDITIONAL ISSUANCES OF MOVE.COM STOCK

         The following illustrations reflect an assumed issuance of an additional 15 shares of Move.com Stock after the assumed initial issuance of 15 shares for the account of Cendant Group.

ADDITIONAL ISSUANCES FOR ACCOUNT OF CENDANT GROUP

         Assume the issuance is attributed to Cendant Group in respect of its Retained Interest in Move.com Group, with the net proceeds credited solely to Cendant Group.

                  Shares previously issued and outstanding.........................................15
                  Newly issued shares for account of Cendant Group.................................15
                                                                                                   --
                      Total issued and outstanding after additional offering...................... 30
                                                                                                   ==
        o         The Number of Shares Issuable with Respect to Cendant Group's
                  Retained Interest in Move.com Group would decrease by the
                  number of shares of Move.com Stock issued for the account of
                  Cendant Group

                  Number of Shares Issuable with Respect to Cendant Group's
                      Retained Interest in Move.com Group prior to the
                      additional offering..........................................................85
                  Newly issued shares for account of Cendant Group.................................15
                                                                                                   --
                  Number of Shares Issuable with Respect to Cendant Group's
                      Retained Interest in Move.com Group after the additional
                      offering.....................................................................70
                                                                                                   ==

        o As a result, the total issued and outstanding shares (30) would in the aggregate represent an Outstanding Interest Percentage of 30%, calculated as follows:


                                       30
                                     -------
                                     30 + 70

The Retained Interest Percentage would accordingly be reduced to 70%.

        o In this case, in the event of any dividend or other distribution paid on Move.com Stock (other than a dividend or other distribution payable in shares of Move.com Stock), Cendant Group would be credited, and Move.com Group would be charged, with an amount equal to 233% (representing the ratio of the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group (70) to the total number of shares of Move.com Stock issued and outstanding following the additional offering (30)) of the aggregate amount of such dividend or distribution.

ADDITIONAL ISSUANCES FOR ACCOUNT OF MOVE.COM GROUP

         Assume the issuance is attributed to Move.com Group as an increase in its equity, with the net proceeds credited solely to Move.com Group.


                  Shares previously issued and outstanding.........................................15
                  Newly issued shares for account of Move.com Group................................15
                                                                                                   --
                      Total issued and outstanding after the additional offering...................30
                                                                                                   ==

        o The Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group (85) would remain unchanged.

        o As a result, the total issued and outstanding shares (30) would in the aggregate represent an Outstanding Interest Percentage of about 26%, calculated as follows:

                                       30
                                     -------
                                     30 + 85

The Retained Interest Percentage would accordingly be reduced to about 74%.

        o In this case, in the event of any dividend or other distribution paid on Move.com Stock (other than a dividend or other distribution payable in shares of Move.com Stock), Cendant Group would be credited, and Move.com Group would be charged, with an amount equal to 283% (representing the ratio of the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group (85) to the total number of shares of Move.com Stock issued and outstanding following the additional offering (30)) of the aggregate amount of such dividend or distribution.

ISSUANCES OF CONVERTIBLE SECURITIES

         If we were to issue any securities convertible into or exercisable for shares of Move.com Stock, the Outstanding Interest Percentage and the Retained Interest Percentage would be unchanged at the time of such issuance. If any shares of Move.com Stock were issued upon conversion or exercise of such securities, however, then the Outstanding Interest Percentage and the Retained Interest Percentage would be affected as shown above under "Additional
Issuances for Account of Cendant Group," if such securities were attributed to Cendant Group, or under "Additional Issuances for Account of Move.com Group," if such securities were attributed to Move.com Group.

REPURCHASES OF MOVE.COM STOCK

         The following illustrations reflect an assumed repurchase by Cendant of 5 shares of Move.com Stock after the assumed initial issuance of 15 shares of Move.com Stock for the account of Cendant Group.

REPURCHASE FOR THE ACCOUNT OF CENDANT GROUP

         Assume the repurchase is attributed to Cendant Group as an increase in its Retained Interest in Move.com Group, with the cost charged solely against Cendant Group.

                  Shares previously issued and outstanding.........................................15
                  Shares repurchased for account of Cendant Group...................................5
                                                                                                   --



                                       I-6

                      Total issued and outstanding after repurchase................................10
                                                                                                   ==

        o The Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group would be increased by the number of any shares of Move.com Stock repurchased for the account of Cendant Group.

                  Number of Shares Issuable with Respect to Cendant Group's
                      Retained Interest in Move.com Group prior to repurchase......................85
                  Number of shares repurchased for the account of Cendant Group.....................5
                                                                                                   --
                  Number of Shares Issuable with Respect to Cendant Group's
                      Retained Interest in Move.com Group after repurchase.........................90
                                                                                                   ==

        o As a result, the total issued and outstanding shares (10) would in the aggregate represent an Outstanding Interest Percentage of 10%, calculated as follows:

                                       10
                                     -------
                                     10 + 90

The Retained Interest Percentage would accordingly be increased to 90%.

REPURCHASE FOR ACCOUNT OF MOVE.COM GROUP WITHOUT PARTICIPATION BY CENDANT
GROUP

         Assume the repurchase is attributed to Move.com Group, with the cost being charged solely against Move.com Group. Further assume that the Board of Directors does not determine to transfer assets from Move.com Group to Cendant Group to hold constant the Outstanding Interest Percentage and Retained Interest Percentage.

                  Shares previously issued and outstanding.........................................15
                  Shares repurchased for account of Move.com Group..................................5
                                                                                                   --
                      Total issued and outstanding after repurchase................................10
                                                                                                   ==

        o The Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group (85) would remain unchanged.

         o        As a result, the total issued and outstanding shares
                  (10) would in the aggregate represent an Outstanding Interest Percentage of about 11%, calculated as follows:


                                       10
                                     -------
                                     10 + 85

The Retained Interest Percentage would accordingly be increased to about 89%.

REPURCHASE FOR ACCOUNT OF MOVE.COM GROUP WITH PARTICIPATION BY CENDANT
GROUP

         Assume the repurchase is attributed to Move.com Group, with the cost being charged solely against Move.com Group. Further assume that the repurchase is made in connection with a tender offer for 5, or 33%, of the then outstanding shares at a price of $20 per share, and that the Board of Directors determines to transfer cash or other assets from Move.com Group to Cendant Group to hold constant the Outstanding Interest Percentage and Retained Interest Percentage.

                  Shares previously issued and outstanding.........................................15
                  Shares repurchased for account of Move.com Group..................................5
                                                                                                   --
                      Total issued and outstanding after repurchase................................10
                                                                                                   ==

        o In order to hold constant the Outstanding Interest Percentage and Retained Interest Percentage, the Board of Directors could determine that the Market Value of a share of Move.com Stock in this context is $20 and transfer from Move.com Group to Cendant Group an amount of cash or other assets equal to 567% (representing the ratio of the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group
                  (85) to the total number of shares of Move.com Stock issued and outstanding (15), in each case immediately prior to the repurchase) of the aggregate amount of the cash paid in the tender offer to holders of outstanding shares of Move.com Stock ($100), or a total of $567.

        o In that case, the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group (85) would decrease by the amount of cash so transferred ($567) divided by the Market Value per share of Move.com Stock ($20).

                  Number of Shares Issuable with Respect to Cendant Group's
                      Retained Interest in Move.com Group prior to transfer........................85


                  Adjustment in respect of Cendant Group's Retained Interest in
                      Move.com Group to reflect transfer to Cendant Group of
                      funds theretofore allocated to Move.com Group............................... 28
                                                                                                   --
                  Number of Shares Issuable with Respect to Cendant Group's
                      Retained Interest in Move.com Group after transfer...........................57
                                                                                                   ==

        o As a result, the total issued and outstanding shares (10) would in the aggregate continue to represent an Outstanding Interest Percentage of 15%, calculated as follows:

                                       10
                                     -------
                                     10 + 57

The Retained Interest Percentage would accordingly continue to be 85%.

        o Assuming that the Board of Directors transferred only half of the $567 amount, or $283.50, from Move.com Group to Cendant Group, the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group (85) would decrease by the amount of cash so transferred ($283.50) divided by the Market Value per share of Move.com Stock ($20).

                  Number of Shares Issuable with Respect to Cendant Group's
                      Retained Interest in Move.com Group prior to transfer........................85

                  Adjustment in respect of Cendant Group's Retained Interest in
                      Move.com Group to reflect transfer to Cendant Group of
                      cash theretofore allocated to Move.com Group.................................14
                                                                                                   --
                  Number of Shares Issuable with Respect to Cendant Group's
                      Retained Interest in Move.com Group after transfer...........................71
                                                                                                   ==

        o In that case, as a result, the total issued and outstanding shares (10) would in the aggregate represent an Outstanding Interest Percentage of about 12%, calculated as follows:

                                       10
                                     -------
                                     10 + 71


The Retained Interest Percentage would accordingly be increased to about 88%.

MOVE.COM STOCK DIVIDENDS

         The following illustrations reflect assumed dividends of Move.com Stock on outstanding shares of CD Stock and outstanding shares of Move.com Stock, respectively, after the assumed initial issuance of 15 shares of Move.com Stock for the account of Cendant Group.

     Move.com Stock Dividend on CD Stock

         Assume 1,000 shares of CD Stock are outstanding and Cendant declares a dividend of 1/20 of a share of Move.com Stock on each outstanding share of CD Stock.

                  Shares previously issued and outstanding.........................................15
                  Newly issued shares for account of Cendant Group.................................50
                                                                                                   --
                      Total issued and outstanding after dividend..................................65
                                                                                                   ==
        o         Any dividend of shares of Move.com Stock to the holders of shares of CD Stock would be treated as a reduction in the
                  Number of Shares Issuable with Respect to Cendant Group's
                  Retained Interest in Move.com Group.

                  Number of Shares Issuable with Respect to Cendant Group's
                      Retained Interest in Move.com Group prior to dividend........................85

                  Number of shares distributed on outstanding shares of Cendant
                      Stock for account of Cendant Group...........................................50
                                                                                                   --


                                      I-10


                  Number of Shares Issuable with Respect to Cendant Group's
                      Retained Interest in Move.com Group after dividend...........................35
                                                                                                   ==
        o         As a result, the total issued and outstanding shares (65)
                  would in the aggregate represent an Outstanding Interest
                  Percentage of 65%, calculated as follows:


                                       65
                                     -------
                                     65 + 35

The Retained Interest Percentage would accordingly be reduced to 35%. Note, however, that after the dividend, the holders of CD Stock would also hold 50 shares of Move.com Stock, which would be intended to represent a 50% interest in the value attributable to Move.com Group.

MOVE.COM STOCK DIVIDEND ON MOVE.COM STOCK

         Assume Cendant declares a dividend of 1/5 of a share of Move.com Stock on each outstanding share of Move.com Stock.

                  Shares previously issued and outstanding.........................................15
                  Newly issued shares for account of Move.com Group.................................3
                                                                                                   --
                      Total issued and outstanding after dividend..................................18
                                                                                                   ==

        o The Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group would be increased proportionately to reflect the stock dividend payable in shares of Move.com Stock to holders of shares of Move.com Stock. That is, the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group would be increased by a number equal to 567% (representing the ratio of the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group (85) to the number of shares of Move.com Stock issued and outstanding (15), in each case immediately prior to such dividend) of the aggregate number of shares issued in connection with such dividend (3), or 17.

                  Number of Shares Issuable with Respect to Cendant Group's
                      Retained Interest in Move.com Group prior to dividend........................85



                                      I-11

                  Adjustment in respect of Cendant Group's Retained Interest to reflect shares distributed on outstanding shares of Move.c om Stock.....................................................................17
                                                                                                  ---
                  Number of Shares Issuable with Respect to Cendant Group's
                      Retained Interest in Move.com Group after dividend..........................102
                                                                                                  ===


         o        As a result, the total issued and outstanding shares
                  (18) would in the aggregate continue to represent an Outstanding Interest Percentage of 15%, calculated as follows:

                                       18
                                    --------
                                    18 + 102

The Retained Interest Percentage would accordingly continue to be 85%.

CAPITAL TRANSFERS OF CASH OR OTHER ASSETS BETWEEN CENDANT GROUP AND
MOVE.COM GROUP

     Capital Contribution of Cash or Other Assets from Cendant Group to Move.com Group

         The following illustration reflects the assumed contribution by Cendant Group to Move.com Group, after the assumed initial issuance of 15 shares of Move.com Stock for the account of Cendant Group, of $40 of assets allocated to Cendant Group at a time when the Market Value of the Move.com Stock is $20 per share.

                  Shares previously issued and outstanding.........................................15
                  Newly issued shares...............................................................0
                                                                                                   --
                      Total issued and outstanding after contribution..............................15
                                                                                                   ==
        o         The Number of Shares Issuable with Respect to Cendant Group's
                  Retained Interest in Move.com Group would be increased to
                  reflect the contribution to Move.com Group of assets
                  theretofore allocated to Cendant Group by a number equal to the value of the assets contributed ($40) divided by the
                  Market Value of Move.com Stock at that time ($20), or 2
                  shares.



                                      I-12

                  Number of Shares Issuable with Respect to Cendant Group's
                      Retained Interest in Move.com Group prior to contribution....................85

                  Increase to reflect contribution to Move.com Group of assets allocated to Cendant Group....................................................2
                                                                                                   --
                  Number of Shares Issuable with Respect to Cendant Group's
                      Retained Interest in Move.com Group after contribution.......................87
                                                                                                   ==

        o As a result, the total issued and outstanding shares (15) would in the aggregate represent an Outstanding Interest Percentage of a little less than 15%, calculated as follows:

                                       15
                                     -------
                                     15 + 87

The Retained Interest Percentage would accordingly be increased to a little more than 85%.

         Return of Capital Transfer of Cash or Other Assets from Move.com Group to Cendant Group

         The following illustration reflects the assumed transfer by Move.com Group to Cendant Group, after the assumed initial issuance of 15 shares of Move.com Stock for the account of Cendant Group, of $40 of assets allocated to Move.com Group on a date on which the Market Value of Move.com Stock is $20 per share.

                  Shares previously issued and outstanding.........................................15
                  Newly issued shares.............................................................. 0
                                                                                                   --
                      Total issued and outstanding after contribution..............................15
                                                                                                   ==
        o         The Number of Shares Issuable with Respect to Cendant Group's
                  Retained Interest in Move.com Group would be decreased to
                  reflect the transfer to Cendant Group of assets theretofore allocated to Move.com Group by a number equal to the value of the assets transferred ($40) divided by the Market Value of
                  Move.com Stock at that time ($20), or 2 shares.



                                      I-13


                  Number of Shares Issuable with Respect to Cendant Group's
                      Retained Interest in Move.com Group prior to contribution....................85

                  Decrease to reflect transfer to Cendant Group of assets allocated to Move.com Group............................................................ 2
                                                                                                   --
                  Number of Shares Issuable with Respect to Cendant Group's
                      Retained Interest in Move.com Group after contribution.......................83
                                                                                                   ==

        o As a result, the total issued and outstanding shares (15) would in the aggregate represent an Outstanding Interest Percentage of a little more than 15%, calculated as follows:

                                       15
                                     -------
                                     15 + 83

The Retained Interest Percentage would accordingly be decreased to a little less than 85%.

                                                                        ANNEX II
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               CENDANT CORPORATION


                  The undersigned, James E. Buckman, certifies that he is the Vice Chairman and General Counsel of Cendant Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corpora-tion"), and does hereby further certify as follows:

                  (1) The name of the Corporation is Cendant Corporation.

                  (2) The name under which the Corporation was originally incorporated was Comp-U-Card of America, Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 1, 1974.

                  (3) This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

                  (4) The text of the Amended and Restated Certificate of Incorporation of the Corporation as amended hereby is restated to read in its entirety, as follows:

                  1. The name of the Corporation is Cendant Corporation (hereinafter, the "Corporation").

                  2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                  3. The nature of the business or purposes to be conducted or promoted is:

         To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                  4. Capital Stock

         The total number of shares of all classes of stock which the Corporation shall have authority to issue is 2,510,000,000, consisting of (i) 2,500,000,000 shares of Common Stock, $0.01 par value per share ("Common Stock"), and (ii) 10,000,000 shares of Preferred Stock, $0.01 par value per share ("Preferred Stock"). No stockholder shall have any preemptive right to subscribe to or purchase any additional shares of stock of the Corporation or any securities convertible into any such shares or representing a right or option to purchase any such shares.

A. Common Stock

         1. Issuance of Common Stock in Series; Design- ation; Reclassification.

         The Corporation shall have the authority to issue shares of Common Stock in two series. One series of Common Stock shall be designated as Cendant Corporation - CD Common Stock ("CD Stock"). The second series of Common Stock shall be initially designated as Cendant Corporation - Move.com Common Stock or such other name as the board of directors shall determine now or hereafter ("Move.com Stock"). When the filing of this Amended and Restated Certificate of Incorporation becomes effective, each share of Common Stock outstanding immediately prior thereto shall automatically be reclassified as one share of CD Stock (and outstanding certificates that had theretofore represented shares of Common Stock shall thereupon represent an equal number of shares of CD Stock despite the absence of any indication thereon to that effect).

         The total number of shares of CD Stock which the Corporation shall have the authority to issue shall initially be 2,000,000,000, and the total number of shares of Move.com Stock which the Corporation shall have the authority to issue shall initially be 500,000,000. The Board of Directors shall have the authority to increase or decrease from time to time the total number of shares of Common Stock of either series which the Corpo-ration shall have the authority to issue, but not above the number which, when added to the total number of shares of the other series of Common Stock that the Corporation would have the authority to issue, would exceed the total number of shares of Common Stock that the Corporation has the authority to issue, and not below the number of shares of such series then outstanding. The Board of Directors shall have the authority to designate, prior to the time of the first issuance of the Move.com Stock, the number which, immediately prior to such first issuance, will constitute the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group and any other terms which are consistent with applicable law and the provisions of this Article 4. The voting powers, preferences and relative, participating, optional or other special rights of the CD Stock and Move.com Stock, and the qualifications and restrictions thereon, shall be as set forth in this Section A.

         2. Dividends

         (a) Dividends. Subject to the preferences and other terms of any outstanding series of Preferred Stock, the holders of either series of Common Stock shall be entitled to receive dividends on their shares of Common Stock if, as and when declared by the Board of Directors, out of legally available funds, but (i) the Corporation will be permitted to pay dividends on CD Stock out of the lesser of (x) the assets of the Corporation legally available for the payment of dividends under Delaware law or (y) the Available Dividend Amount for Cendant Group and (ii) the Corporation will be permitted to pay dividends on Move.com Stock (and corresponding amounts to the Cendant Group with respect to its Retained Interest in Move.com Group) out of the lesser of (x) the assets of the Corporation legally available for the payment of dividends under Delaware law or (y) the Available Dividend Amount for Move.com Group.

         (b) Discrimination Between or Among Series of Common Stock. Subject to paragraph (a) of this Section 2 and subject to the preferences and other terms of any outstanding series of Preferred Stock, the Corporation shall have the authority to declare and pay dividends on both, one or neither series of Common Stock in equal or unequal amounts, notwithstanding the performance of either Group, the amount of assets available for divi-dends on either series of Common Stock, the amount of prior dividends paid on either series of Common Stock, the respective voting rights of each series of Common Stock or any other factor.

         3. Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of the Assets of a Group; Exchange of One Series of Common Stock for the Other Series or for Stock of a Subsidiary at the Corporation's Option.

         (a)  Mandatory Dividend, Redemption or Exchange.

                  (i) In the event of a Disposition of All or Substantially All of the Assets of a Group (other than an Exempt Disposition), the Corporation shall, on or prior to the 85th Trading Day after the consummation of such Disposition, either:

                           (x) declare and pay a dividend to holders of the series of Common Stock that relates to that Group (in cash, securities (other than Common Stock) or other property, or a combination thereof), subject to the limitations on dividends set forth under Section 2 of this Article 4(A), in an amount having a Fair Value equal to their Proportionate Interest in the Net Proceeds of such Disposition;

                           (y) redeem from holders of the series of Common Stock that relates to that Group, for cash, securities (other than Common Stock) or other property (or a combination thereof) in an amount having a Fair Value equal to their Proportionate Interest in the Net Proceeds of such Disposition, all of the outstanding shares of the relevant series of Common Stock (or, if such Group continues after such Disposition to own any material assets other than the proceeds of such Disposition, a number of shares of such series of Common Stock (rounded, if necessary, to the nearest whole number) having an aggregate average Market Value, during the 20 consecutive

                           Trading Day period beginning on (and including) the 16th Trading Day immediately following the date on which the Disposition is consummated, equal to such Fair Value); or

                           (z) issue, in exchange for all of the outstanding shares of the series of Common Stock that relates to that Group, a number of shares of the series of Common Stock that does not relate to that Group (rounded, if necessary, to the nearest whole number) having an aggregate value equal to 110% of the aggregate value of all of the outstanding shares of the se ries of Common Stock that relates to that Group (with value in each case based on the average Market Value of a share of the relevant series of Common Stock during the 20 consecutive Trading Day period begin ning on (and including) the 16th Trading Day immediately following the date on which the Disposition is consummated).

                  (ii) At any time within one year after com pleting any dividend or partial redemption pursuant to (x) or (y) of the preceding sen tence, the Corporation may issue, in exchange for all of the remaining outstanding shares of the series of Common Stock that relates to the Group that consummated the applicable Disposition, a number of shares of the series of Common Stock that does not relate to that Group (rounded, if necessary, to the nearest whole number) having an aggregate value equal to 110% of the aggregate value of all of the outstanding shares of the series of Common Stock that relates to that Group (with value in each case based on the average Market Value of a share of the relevant series of Common Stock during the 20 consecutive Trading Day period ending on (and including) the 5th Trading Day immediately preceding the date on which the Corporation mails the notice of exchange to holders of the relevant series).

                  (iii) For purposes of this Section 3, if a Group consummates a Disposition in a series of related transactions, such Disposition shall not be deemed to have been completed until consummation of the last of such transactions.

         (b) Optional Exchange of One Series of Common Stock for the Other
Series.

                  (i) Prior to the third anniversary of the earlier of (a) the initial issuance of Move.com Stock in a public offering or (b) the first anniversary of a private placement of Move.com Stock, the Corporation will not have the right to cause the exchange of CD Stock for Move.com Stock.

                  (ii) From and after the 18-month anniversary of the earlier of
                  (a) the initial issuance of Move.com Stock in a public offering or (b) the first anniversary of a private placement of Move.com Stock, the Corporation may issue, in exchange for all of the outstanding shares of Move.com Stock, a number of shares of CD Stock (rounded, if necessary, to the nearest whole number) having an aggregate value equal to the percentage of the aggregate value of all of the outstanding shares of Move.com Stock (the "Ap plicable Percentage") specified for the appli cable date of exchange below. (In each case value is based on the average Market Value of a share of the relevant series of Common Stock during the 20 consecutive Trading Day period ending on (and including) the 5th Trading Day immediately preceding the date on which the Corporation mails the notice of exchange to holders of Move.com Stock).

                                            The Applicable
                                            Percentage Will
                                            be the Percentage
         If the Exchange Date Falls During  Specified for
         the Period Indicated Below         Such Period Below
         ---------------------------------  -----------------
         Eighteenth Month.................  120%
         Nineteenth Month.................  119.722222%
         Twentieth Month..................  119.444444%
         Twenty-first Month...............  119.166667%
         Twenty-second Month..............  118.888889%
         Twenty-third Month...............  118.611111%
         Twenty-fourth Month..............  118.333333%
         Twenty-fifth Month...............  118.055556%
         Twenty-sixth Month...............  117.777778%
         Twenty-seventh Month.............  117.5%
         Twenty-eighth Month..............  117.222222%
         Twenty-ninth Month...............  116.944444%
         Thirtieth Month..................  116.666667%
         Thirty-first Month...............  116.388889%
         Twenty-second Month..............  116.111111%
         Thirty-third Month...............  115.833333%
         Thirty-fourth Month..............  115.555556%
         Thirty-fifth Month...............  115.277778%
         Thirty-sixth Month and after.....  115%


                           For purposes of the foregoing chart, (x) the
                  eighteenth "Month" is the period from and including the date which is the earlier of (1) the first issuance of shares of Move.com Stock in a public offering or (2) the first anniver sary of a private placement of Move.com Stock, to but excluding the one month anniversary of such date (provided that, if the date is the 29th, 30th or 31st day of any month, the first "Month" will be the period from and including such date to but excluding the one month anni versary of the first day of the month immediately following the month in which such date falls) and (y) each subsequent "Month" is the period from and including the day after the end of the prior Month to but excluding the one month anniversary of such day.

                  (iii) From and after the third anniversary of the earlier of
                  (a) the initial issuance of Move.com Stock in a public offering or (b) the first anniversary of a private placement of Move.com Stock, the Corporation may, at any time after outstanding Move.com Stock exceeds the 40% of Total Market Capitalization Trigger but has not exceeded 60% of the Total Market Capitalization Threshold, issue, in exchange for all of the outstanding shares of either series of Common Stock (the "Series of Common Stock Being Retired"), a number of shares of the other series of Common Stock (rounded, if necessary, to the nearest whole number) having an aggregate value equal to the aggregate value of all of the outstanding shares of the Series of Common Stock Being Retired (with value in each case based on the average Market Value of a share of the relevant series of Common Stock during the 20 consecutive Trading Day period ending on (and including) the 5th Trading Day immediately preceding the date on which the Corporation mails the notice of exchange to holders of the Series of Common Stock Being Retired). In the event that Move.com Stock exceeds the 60% of Total Market Capitalization Threshold, the Corporation will lose the right to effect an exchange on a value for value basis during such period.

                  The Corporation will have the right, on or after the third anniversary of the earlier of (a) the initial issuance of Move.com Stock in a public offering or (b) the first anniversary of a private placement of Move.com Stock, if out standing Move.com Stock exceeds the 60% of Total Market Capitalization Threshold, to issue a number of shares of Move.com Stock, in ex change for all of the outstanding CD Stock, having an aggregate value equal to 115% of the aggregate value of all of the outstanding shares of CD Stock. (In each case value is based on the average Market Value of a share of relevant series of Common Stock during the 20 consecutive Trading Day period ending on (and including) the 5th Trading Day immediately preceding the date on which the Corporation mails the notice of exchange to holders of CD Stock). In the event that Move.com Stock equals or falls below the 60% of Total Market Capitalization Threshold, the Corporation will lose the right to effect such an exchange during such period.

                  Move.com Stock will exceed the "40% of Total Market Capitalization Trigger" if the Market Capitalization of the outstanding Move.com Stock exceeds 40% of the Total Market Capital ization of both series of Common Stock for 30 Trading Days during any 60 consecutive Trading Day period. Move.com Stock will be equal to or below the "60% of Total Market Capitalization Threshold" if the Market Capitalization of the outstanding Move.com Stock is equal to or below 60% of the Total Market Capitalization of both series of Common Stock for 30 Trading Days during any 60 consecutive Trading Day period.

                  If the Corporation has the right, on the date on which it mails a notice of exchange as con templated above, to issue shares of CD Stock or Move.com Stock in exchange for outstanding shares of the other series of Common Stock as described above, the Corporation will not lose that right if Move.com Stock subsequently falls below the 40% of Total Market Capitalization Trigger or exceeds the 60% of Total Market Capitalization Threshold.

                  (iv) Notwithstanding the preceding paragraphs, if a Tax Event has occurred, the Corporation may issue, in exchange for all of the outstanding shares of Move.com Stock, a number of shares of CD Stock (rounded, if necessary, to the nearest whole number) having an aggregate value equal to 110% of the aggregate value of all of the outstanding shares of Move.com Stock (with value based on the average Market Value of a share of the relevant series of Common Stock during the 20 consecutive Trading Day period ending on (and including) the 5th Trading Day immediately preceding the date on which the Corporation mails the notice of exchange to holders of Move.com Stock being retired). "Tax Event" means the receipt by the Corporation of an opinion of tax counsel of the Corporation's choice experienced in such matters, who shall not be an officer or employee of the Corporation or any of its affiliates, to the effect that, as a result of any amendment to, or change in, the laws (or any regulations there under) of the United States or any political subdivision or taxing authority thereof or therein (including any proposed change in such regulations announced by an administrative agency), or as a result of any official or administrative pronouncement or action or judi cial decision interpreting or applying such laws or regulations, it is more likely than not that for United States federal income tax pur poses (1) the Corporation, its subsidiaries or affiliates or any of its successors or its stockholders is, or at any time in the future will be, subject to tax upon the issuance of shares of either CD Stock or Move.com Stock or (2) either CD Stock or Move.com Stock is not, or at any time in the future will not be, treated solely as stock of the Corporation. For purposes of rendering such opinion, the tax counsel shall assume that any administrative proposals will be adopted as proposed. However, in the event a change in law is proposed, tax counsel shall render an opinion only in the event of enactment.

         (c) Optional Exchange for Stock of a Subsidiary.

                  (i) At any time at which all of the assets and liabilities of a Group (and no other assets or liabilities of the Corporation or any subsidiary thereof) are held directly or indirectly by one or more wholly owned subsidiaries of the Corporation (the "Group Subsidiaries"), the Corporation shall have the right to issue to holders of the relevant series of Common Stock (including Cendant Group in the case of Move.com Stock) their Proportionate Interest in all of the outstanding shares of the common stock of the Group Subsidiaries in exchange for all of the outstanding shares of such series of Common Stock.

                  (ii) If the series of Common Stock being exchanged pursuant to Section 3(c)(i) above is CD Stock and the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group is greater than zero, the Corporation shall also issue a number of shares of Move.com Stock equal to the then current Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group and issue those shares to the holders of CD Stock or to one of the Group Subsidiaries, at the option of the Corporation.

                  (iii) If the series of Common Stock being exchanged pursuant to Section 3(c)(i) above is Move.com Stock and the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group is greater than zero (so that less than all of the shares of common stock of the Group Subsidiaries are being delivered to the holders of Move.com Stock), the Corporation may retain the remaining shares of common stock of the Group Subsidiaries or distribute those shares as a dividend on CD Stock.

         (d)  General Dividend, Exchange and Redemption Provisions.

                  (i) If the Corporation completes a Disposition of All or Substantially All of the Assets of a Group (other than an Exempt Disposition), the Corporation shall, not more than the 10 Trading Days after the consummation of such Disposition, issue a press release specifying (w) the Net Proceeds of such Disposition, (x) the number of shares of the series of Common Stock related to such Group then outstanding, (y) the number of shares of such series of Common Stock issuable upon conversion, exchange or exercise of any convertible or exchangeable securities, options or warrants and the conversion, exchange or exercise prices thereof and (z) if the Group is Move.com Group, the

                  Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group. The Corporation shall, not more than 30 Trading Days after such consummation, announce by press release which of the actions specified in
                  Section 3(a)(i) of this Article 4(A) it has determined to take, and upon making that announcement, that determination will be irrevocable. In addition, the Corporation shall, not later than 30 Trading Days after such consummation and not earlier than 10 Trading Days before the applicable payment date, redemption date or exchange date, send a notice by first-class mail, postage prepaid, to holders of the rele vant series of Common Stock at their addresses as they appear on the transfer books of the Corporation, specifying:

                  (1) if the Corporation has determined to pay a special dividend, (A) the record date for such dividend, (B) the payment date of such dividend (which cannot be more than 85 Trading Days after such consummation) and (C) the aggregate amount and type of property to be paid in such dividend (and the approximate per share amount thereof);

                  (2) if the Corporation has determined to un dertake a redemption, (A) the date of redemption (which cannot be more than 85 Trading Days after such consummation), (B) the aggregate amount and type of property to be paid as a redemption price (and the approximate per share amount thereof), (C) if less than all shares of the relevant series of Common Stock are to be redeemed, the number of shares to be redeemed and (D) the place or places where certificates for shares of such series of Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), should be surrendered in return for delivery of the cash, securities or other property to be paid by the Corporation in such redemption; and

                  (3) if the Corporation has determined to un dertake an exchange, (A) the date of exchange

                  (which cannot be more than 85 Trading Days after such consummation), (B) the number of shares of the other series of Common Stock to be issued in exchange for each outstanding share of such series of Common Stock and (C) the place or places where certificates for shares of such series of Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), should be surrendered in return for delivery of the other series of Common Stock to be issued by the Corporation in such exchange.

                  (ii) If the Corporation has determined to complete any exchange described in Section 3(b) or (c) of this Article 4(A), the Corporation shall, not less than 10 Trading Days and not more than 30 Trading Days before the ex change date, send a notice by first-class mail, postage prepaid, to holders of the relevant series of Common Stock at their addresses as they appear on the transfer books of the Corporation, specifying (x) the exchange date and the other terms of the exchange and (y) the place or places where certificates for shares of such series of Common Stock, properly en dorsed or assigned for transfer (unless the Corporation waives such requirement), should be surrendered for delivery of the stock to be issued or delivered by the Corporation in such exchange.

                  (iii) Neither the failure to mail any notice required by this
                  Section 3(d) to any particular holder nor any defect therein would affect the sufficiency thereof with respect to any other holder or the validity of any dividend, redemption or exchange contemplated hereby.

                  (iv) If the Corporation is redeeming less than all of the outstanding shares of a series of Common Stock pursuant to
                  Section 3(a)(i) of this Article 4(A), the Corporation shall redeem such shares pro rata or by lot or by such other method as the Board of Directors determines to be equitable.

                  (v) No holder of shares of a series of Common Stock being exchanged or redeemed shall be entitled to receive any cash, securities or other property to be distributed in such ex change or redemption until such holder surren ders certificates for such shares, properly endorsed or assigned for transfer, at such place as the Corporation shall specify (unless the Corporation waives such requirement). As soon as practicable after the Corporation's receipt of certificates for such shares, the Corporation shall deliver to the person for whose account such shares were so surrendered, or to the nominee or nominees of such person, the cash, securities or other property to which such person shall be entitled, together with any fractional payment referred to below, in each case without interest. If less than all of the shares of Common Stock represented by any one certificate is exchanged or redeemed, the Corporation shall also issue and deliver a new certificate for the shares of such Common Stock not exchanged or redeemed.

                  (vi) The Corporation shall not be required to issue or deliver fractional shares of any capi tal stock or any other fractional securities to any holder of Common Stock upon any exchange, redemption, dividend or other distribution described above. If more than one share of Common Stock shall be held at the same time by the same holder, the Corporation may aggregate the number of shares of any capital stock that would be issuable or any other securities that would be distributable to such holder upon any such exchange, redemption, dividend or other distribution. If there are fractional shares of any capital stock or any other fractional securities remaining to be issued or distributed to any holder, the Corporation shall, if such fractional shares or securities are not issued or distributed to such holder, pay cash in respect of such fractional shares or securities in an amount equal to the Fair Value thereof (without interest).

                  (vii) From and after the date set for any exchange or redemption contemplated by this Section 3, all rights of a holder of shares of Common Stock being exchanged or redeemed shall cease except for the right, upon surrender of the certificates theretofore representing such shares, to receive the cash, securities or other property for which such shares were ex changed or redeemed, together with any fractional payment as provided above, in each case without interest (and, if such holder was a holder of record as of the close of Business on the record date for a dividend not yet paid, the right to receive such dividend). A holder of shares of Common Stock being exchanged shall not be entitled to receive any dividend or other distribution with respect to shares of the other series of Common Stock until after certificates theretofore representing the shares being exchanged are surrendered as con templated above. Upon such surrender, the Corporation shall pay to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date occurring after the exchange, but which were not paid by reason of the foregoing, with respect to the number of whole shares of the other series of Common Stock represented by the certificate or certificates issued upon such surrender. From and after the date set for any exchange, the Corporation shall, however, be entitled to treat the certificates for shares of a series of Common Stock being exchanged that were not yet surren dered for exchange as evidencing the ownership of the number of whole shares of the other series of Common Stock for which the shares of such Common Stock should have been exchanged, notwithstanding the failure to surrender such certificates.

                  (viii) The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes that might be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on any exchange or redemption contemplated by this Section 3; provided, however, that the Corporation shall not be required to pay any tax that might be payable in respect of any transfer involved in the issue or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares so exchanged or redeemed were registered, and no such issue or delivery will be made unless and until the person requesting such issue pays to the Corporation the amount of any such tax, or establishes to the satisfaction of the Corporation that such tax has been paid.

                  (ix) The Corporation may, subject to applica ble law, establish such other rules, requirements and procedures to facilitate any dividend, redemption or exchange contemplated by this Section 3 as the Board of Directors may determine to be appropriate under the circumstances.

         4. Voting Rights.

         At every meeting of stockholders, the holders of CD Stock and the holders of Move.com Stock shall vote to gether as a single class on all matters as to which common stockholders generally are entitled to vote, unless a separate vote is required by applicable law. On all such matters for which no separate vote is required, (a) holders of CD Stock shall be entitled to one vote per share of CD Stock held and (b) holders of Move.com Stock shall be entitled to a one vote per share of Move.com Stock held. Each share of CD Stock and each share of Move.com Stock shall continue to have one vote following a stock split, stock dividend or similar reclassification.

         5. Liquidation Rights.

         In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, holders of CD Stock and holders of Move.com Stock shall be entitled to receive in respect of shares of CD Stock and shares of Move.com Stock their proportionate interests in the net assets of the Corporation, if any, re maining for distribution to stockholders (after payment of or provision for all liabilities, including contingent liabilities, of the Corporation and payment of the liquidation preference payable to any holders of Preferred Stock), in proportion to the respective number of liquidation units per share of CD Stock and Move.com
Stock. Each share of CD Stock shall have one liquidation unit and each share of Move.com Stock shall have a number of liquidation units (including a fraction of one liquidation unit) equal to the quotient (rounded to the nearest five decimal places) of the average Market Value of one share of Move.com Stock during the 20 consecutive Trading Day period ending on, and including, the 5th Trading Day before the date of the first public announcement of (1) a voluntary liquidation, dissolution or winding-up of the Corporation or (2) the institution of any proceeding for the involuntary liquidation, dissolution or winding-up of the Corporation divided by the average Market Value of one share of CD Stock during such 20 Trading Day period.

         If the Corporation shall in any manner subdivide (by stock split, reclassification or otherwise) or combine (by reverse stock split, reclassification or otherwise) the outstanding shares of CD Stock or Move.com Stock, or declare a dividend in shares of either series to holders of such series, the per share liquidation units of such series of Common Stock specified in the preceding paragraph, as adjusted from time to time, shall be appropri ately adjusted as determined by the Board of Directors, so as to avoid dilution in the aggregate, relative liquidation rights of the shares of any series of Common Stock.

         Neither the merger nor consolidation of the Corporation into or with any other entity, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall, alone, be deemed a liquidation or winding up of the Corporation or cause the dissolution of the Corporation, for purposes of this
Section 5.

         6. Adjustments to Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group.

         The Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group, as in effect from time to time, shall, automatically without action by the Board of Directors or any other person, be:

                  (a) adjusted in proportion to any changes in the number of outstanding shares of Move.com Stock caused by subdivisions (by stock split, reclassification or otherwise) or combinations (by reverse stock split, reclassification or otherwise) of shares of Move.com Stock or by dividends or other distributions of shares of Move.com Stock on shares of Move.com Stock (and, in each such case, rounded, if necessary, to the nearest whole number);

                  (b) decreased by (i) if the Corporation issues any shares of Move.com Stock and the Board of Directors attributes that issuance (and the proceeds thereof) to Cendant Group, the number of shares of Move.com Stock so issued, and (ii) if the Board of Directors reallocates to Cendant Group any cash or other assets thereto fore allocated to Move.com Group in connection with a redemption of shares of Move.com Stock (as required pursuant to clause (ii) of the proviso to the definition of Cendant Group below) or in return for a decrease in the Num ber of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group, the number (rounded, if necessary, to the nearest whole number) equal to
                  (x) the aggregate Fair Value of such cash or other assets divided by (y) the Market Value of one share of Move.com Stock as of the date of such reallocation; and

                  (c) increased by (i) if the Corporation repur chases any shares of Move.com Stock and the Board of Directors attributes that repurchase (and the consideration therefor) to Cendant Group, the number of shares of Move.com Stock so repurchased and (ii) if the Board of Directors re-allocates to Move.com Group any cash or other assets theretofore allocated to Cendant Group in return for an increase in the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group, the number (rounded, if necessary, to the nearest whole number) equal to (x) the Fair Value of such cash or other assets divided by (y) the Market Value of one share of Move.com Stock as of the date of such re-allocation.

         Neither the Corporation nor the Board of Directors shall take any action that would, as a result of any of the foregoing adjustments, reduce the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group to below zero. Subject to the preceding sentence, the Board of Directors may attribute the issuance of any shares of Move.com Stock (and the proceeds here from) or the repurchase of Move.com Stock (and the consideration therefor) to Cendant Group or to Move.com Group, as the Board of Directors determines in its sole discretion; provided, however, that the Board of Directors must attribute to Cendant Group the issuance of any shares of Move.com Stock that are issued (1) as a dividend or other distribution on, or as consideration for the repurchase of, shares of CD Stock or (2) as consideration to acquire any assets or satisfy any lia bilities attributed to Cendant Group.

         7. Additional Definitions.

         As used in this Article 4, the following terms shall have the following meanings (with terms defined in singu lar having comparable meaning when used in the plural and vice versa), unless the context otherwise requires:

         "All or Substantially All of the Assets" of either Group means a portion of such assets that represents at least 80% of the then-current Fair Value of the assets of such Group, which for Cendant Group includes the value of its Retained Interest in Move.com Group.

         "Available Dividend Amount" for Cendant Group, on any day on which dividends are paid on shares of CD Stock, is the amount that would, immediately prior to the payment of such dividends, be legally available for the payment of dividends on shares of CD Stock under Delaware law if (a) Cendant Group and Move.com Group were each a separate Delaware corporation, (b) Cendant Group had outstanding (i) a number of shares of common stock, par value $0.01 per share, equal to the number of shares of CD Stock that are then outstanding and (ii) a number of shares of preferred stock, par value $0.01 per share, equal to the number of shares of Preferred Stock that have been attributed to Cendant Group and are then out standing, (c) the assumptions about Move.com Group set forth in the next sentence were true and (d) Cendant Group owned a number of shares of Move.com Stock equal to the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group.

         "Available Dividend Amount" for Move.com Group, on any day on which dividends are paid on shares of Move.com Stock, is the amount that would, immediately prior to the payment of such dividends, be legally available for the payment of dividends on shares of Move.com Group's common stock under Delaware law if Move.com Group were a sepa rate Delaware corporation having outstanding
(a) a number of shares of common stock, par value $0.01 per share, equal to the number of shares of Move.com Stock that are then outstanding plus the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group and (b) a number of shares of preferred stock, par value $0.01 per share, equal to the number of shares of Preferred Stock that have been attributed to Move.com Group and are then outstanding.

         "Cendant Group" means (a) all of the businesses, assets and liabilities of the Corporation and its subsid iaries, other than the businesses, assets and liabilities that are part of Move.com Group, (b) the rights and obligations of Cendant Group under any inter-Group debt deemed to be owed to or by Cendant Group (as such rights and obligations are defined in accordance with policies established from time to time by the Board of Directors) and (c) a proportionate interest in Move.com Group (after giving effect to any options, Preferred Stock, other securities or debt issued or incurred by the Corporation and attributed to Move.com Group) equal to the Retained Interest Percentage; provided, however, that:

                  (i) the Corporation may re-allocate assets from one Group to the other Group in return for other assets or services rendered by that other Group in the ordinary course of business or in accordance with policies established by the Board of Directors, or a committee thereof, from time to time, and

                  (ii) if the Corporation transfers cash, other assets or securities to holders of shares of Move.com Stock as a dividend or other distribution on shares of Move.com Stock (other than a dividend or distribution payable in shares of Move.com Stock), or as payment in a redemption of shares of Move.com Stock required by Section 3(a) of this Article 4(A), then the Board of Directors shall re-allocate from Move.com Group to Cendant Group cash or other assets having a Fair Value equal to the aggregate Fair Value of the cash, other assets or securities so transferred multiplied by a fraction, the numerator of which shall equal the Number of Shares Issu-able with Respect to Cendant Group's Retained Interest in Move.com Group on the record date for such dividend or distribution, or on the date of such redemption, and the denominator of which shall equal the number of shares of Move.com Stock outstanding on such date.

         "Move.com Group" means (a) the internet real estate services portal called Move.com, including all of the businesses, assets and liabilities of the Corporation and its subsidiaries that the Board of Directors has, as of the Effective Date, allocated to Move.com Group, (b) any assets or liabilities acquired or incurred by the Corporation or any of its subsidiaries after the Effective Date in the ordinary course of business and attributable to Move.com Group, (c) any businesses, assets or liabili ties acquired or incurred by the Corporation or any of its subsidiaries after the Effective Date that the Board of Directors has specifically allocated to Move.com Group or that the Corporation otherwise allocates to Move.com Group in accordance with policies established from time to time by the Board of Directors and (d) the rights and obligations of Move.com Group under any inter-Group debt deemed to be owed to or by Move.com Group (as such rights and obligations are defined in accordance with policies established from time to time by the Board of Directors); provided, however, that:

                  (i) the Corporation may re-allocate assets from one Group to the other Group in return for other assets or services rendered by that other Group in the ordinary course of business or in accordance with policies established by the Board of Directors from time to time, and

                  (ii) if the Corporation transfers cash, other assets or securities to holders of shares of Move.com Stock as a dividend or other distribution on shares of Move.com Stock (other than a dividend or distribution payable in shares of Move.com Stock), or as payment in a redemption of shares of Move.com Stock required by Section 3(a) of this Article 4(A), then the Board of Directors shall re-allocate from Move.com Group to Cendant Group cash or other assets having a Fair Value equal to the aggregate Fair Value of the cash, other assets or securities so transferred multiplied by a fraction, the numerator of which shall equal the Number of Shares Issu-able with Respect to Cendant Group's Retained Interest in Move.com Group on the record date for such dividend or distribution, or on the date of such redemption, and the denominator of which shall equal the number of shares of Move.com Stock outstanding on such date.

         "Disposition" means a sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or otherwise) of All or Substantially All of the Assets of a Group to one or more persons or entities, in one transaction or a series of related transactions.

         "Effective Date" means the date on which this Amended and Restated Certificate of Incorporation becomes effective under Delaware law.

         "Exempt Disposition" means any of the following:

         (a) a Disposition in connection with the liquidation, dissolution or winding-up of the Corporation and the distribution of assets to stockholders,

         (b) a Disposition to any person or entity con trolled by the Corporation (as determined by the Board of Directors in its sole discretion),

         (c) a Disposition by either Group for which the Corporation receives consideration primarily con sisting of equity securities (including, without limitation, capital stock of any kind, interests in a general or limited partnership, interests in a limited liability company or debt securities convertible into or exchangeable for, or options or warrants to acquire, any of the foregoing, in each case without regard to the voting power or other management or governance rights associated there with) of an entity which is primarily engaged or proposes to engage primarily in one or more busi nesses similar or complementary to businesses con ducted by such Group prior to the Disposition, as determined by the Board of Directors in its sole discretion,

         (d) a dividend, out of Move.com Group's assets, to holders of Move.com Stock and a re-allocation of a corresponding amount of Move.com Group's assets to Cendant Group as required pursuant to clause (ii) of the proviso to the definition of Cendant Group above,

         (e) a dividend, out of Cendant Group's assets, to holders of CD Stock, and

         (f) any other Disposition, if (i) at the time of the Disposition there are no shares of CD Stock outstanding, (ii) at the time of the Disposition there are no shares of Move.com Stock outstanding or (iii) before the 30th Trading Day following the Disposition the Corporation has mailed a notice stating that it is exercising its right to exchange all of the outstanding shares of CD Stock or Move.com Stock for newly issued shares of the other series of Common Stock as contemplated under
         Section 3(b) of this Article 4.

         "Fair Value" means (a) in the case of cash, the amount thereof, (b) in the case of capital stock that has been Publicly Traded for a period of at least 15 months, the Market Value thereof and (c) in the case of other assets or securities, the fair market value thereof as the Board of Directors shall determine in good faith

(which determination shall be conclusive and binding on all stockholders).

         "Group" means either Cendant Group or Move.com Group.

         "Market Capitalization" of either series of Common Stock on any date means the Market Value of a share of such series on such date multiplied by the number of shares of such series outstanding on such date.

         "Market Value" of a share of any class or series of capital stock on any Trading Day means the average of the high and low reported sales prices regular way of a share of such class or series on such Trading Day or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, in either case as reported on the New York Stock Exchange ("NYSE") Composite Tape or, if the shares of such class or series are not listed or admitted to trading on the NYSE on such Trading Day, on the principal national securities exchange on which the shares of such class or series are listed or admitted to trading or, if not listed or admitted to trading on any national securi ties exchange on such Trading Day, on The Nasdaq National Market of the Nasdaq Stock Market ("Nasdaq NMS") or, if the shares of such class or series are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq NMS on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day as furnished by any NYSE member firm selected from time to time by the Corporation, or, if such closing bid and asked prices are not made available by any such NYSE member firm on such Trading Day, or if such class or series of stock is not listed on the NYSE, a national securities exchange, or the Nasdaq NMS or quoted in the over-the-counter market, the fair market value of a share of such class or series as the Board of Directors shall determine in good faith (which determination shall be conclusive and binding on all stockholders); provided, that, for purposes of determining the average Market Value of a share of any class or series of capital stock for any period, (a) the "Market Value" of a share of any class or series of capital stock on any day prior to any "ex-dividend" date or any similar date occurring during such period for any dividend or distri bution (other than any dividend or distribution contem plated by clause (b)(ii) of this sentence) paid or to be paid with respect to such capital stock shall be reduced by the Fair Value of the per share amount of such dividend or distribution and (b) the "Market Value" of a share of any class or series of capital stock on any day prior to (i) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such class or series of capital stock occurring during such period or (ii) any "ex-dividend" date or any similar date occurring during such period for any dividend or distri bution with respect to such capital stock to be made in shares of such class or series of capital stock, shall be appropriately adjusted, as determined by the Board of Directors, to reflect such subdivision, combination, dividend or distribution; and provided further, if (a) the Corporation repurchases outstanding shares of Move.com Stock and the Board of Directors attributes that repurchase (and the consideration therefor) to Move.com Group and (b) the Board of Directors determines to real locate to Cendant Group cash or other assets theretofore allocated to Move.com Group in order to avoid a change in the Retained Interest Percentage, the "Market Value" of a share Move.com Stock used to compute the corresponding reduction in the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group shall equal the Fair Value of the consideration paid per share of Move.com Stock so repurchased; and provided further, if the Corporation redeems a portion of the outstanding shares of Move.com Stock (and the Board of Directors reallocates to Cendant Group cash or other assets theretofore allocated to Move.com Group in the manner required by clause (ii) of the proviso to the definition of Cendant Group below), the "Market Value" of a share Move.com Stock used to compute the corresponding reduction in the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group shall equal the Fair Value of the consideration paid per share of Move.com Stock so redeemed.

         "Net Proceeds" of a Disposition of any of the assets of a Group means the positive amount, if any, remaining from the gross proceeds of such Disposition after any payment of, or reasonable provision (as determined in good faith by the Board of Directors, which determination shall be conclusive and binding on all stockholders) for, (a) any taxes payable by the Corporation in respect of such Disposition, (b) any taxes payable by the Corporation in respect of any resulting dividend or redemption, (c) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and
(d) any liabilities (contingent or other wise) of, attributed to or related to, such Group, including, without limitation, any liabilities for deferred taxes, any indemnity or guarantee obligations which are outstanding or incurred in connection with the Disposition or otherwise, any liabilities for future purchase price adjustments and any obligations with respect to outstanding securities (other than Move.com Stock) at tributed to such Group.

         "Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group" shall ini tially be a number the Board of Directors designates prior to the time the Corporation first issues shares of Move.com Stock, or options therefor, as the number of shares of Move.com Stock that could be issued by the Corporation for the account of Cendant Group in respect of its Retained Interest in Move.com Group; provided, however, that such number as in effect from time to time shall automatically be adjusted as required by Section 6 of this Article 4(A).

         "Proportionate Interest" of holders of Move.com Stock in the Net Proceeds of a Move.com Group Disposition (or in the outstanding shares of common stock of any subsidiaries holding Move.com Group's assets and liabili ties) means the amount of such Net Proceeds (or the number of such shares) multiplied by the number of shares of Move.com Stock outstanding divided by the Total Number of Notional Move.com Shares Deemed Outstanding. "Proportionate Interest" of holders of CD Stock in the Net Proceeds of a Cendant Group Disposition (or in the out standing shares of common stock of any subsidiaries holding Cendant Group's assets and liabilities) means the amount of such Net Proceeds (or the number of such shares).

         "Publicly Traded" with respect to any security means (a) registered under Section 12 of the Securities

Exchange Act of 1934, as amended (or any successor provi sion of law), and (b) listed for trading on the NYSE (or any other national securities exchange registered under Section 7 of the Securities Exchange Act of 1934, as amended (or any successor provision of law)) or listed on the Nasdaq NMS (or any successor market system).

         "Retained Interest" means Cendant Group's interest in Move.com Group, excluding the interest represented by outstanding shares of Move.com Stock.

         "Retained Interest Percentage" means the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group divided by the Total Number of Notional Move.com Shares Deemed Outstanding.

         "Total Number of Notional Move.com Shares Deemed Outstanding" means the number of shares of Move.com Stock outstanding plus the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group.

         "Trading Day" means each weekday on which the rele vant security (or, if there are two relevant securities, each relevant security) is traded on the principal national securities exchange on which it is listed or admitted to trading or on the Nasdaq NMS or, if such security is not listed or admitted to trading on a national securities exchange or quoted on the Nasdaq NMS, traded in the principal over-the-counter market in which it trades.

         8. Effectiveness of Sections 2 Through 7 of this Article 4(A).

         The terms of Sections 2 through 7, inclusive, of this Article 4(A) shall apply only when there are shares of both series of Common Stock outstanding.

         9. Determinations by the Board of Directors.

         Subject to applicable law, any determinations made by the Board of Directors in good faith under the Certificate of Incorporation, as it may be amended from time to time, including without limitation any such determinations with respect to the businesses, assets and liabilities of either Group, transactions between the

Groups or the rights of holders of any series of Common Stock or Preferred Stock made pursuant to or in the furtherance hereof, shall be final and binding on all stockholders of the Corporation. A record of all formal determinations of the Board of Directors made as contemplated hereby shall be filed with the records of the actions of the Board of Directors.

B.  Preferred Stock

                  The Board of Directors is expressly authorized to adopt, from time to time, a resolution or resolutions providing for the issuance of Preferred Stock in one or more series, to fix the number of shares in each such series (subject to the aggregate limitations thereon in this Article) and to fix the designations and the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions, of each such series. The authority of the Board of Directors with respect to each such series shall include determination of the following (which may vary as between the different series of Preferred Stock):

         (a) The number of shares constituting the shares and the distinctive designation of the series;

         (b) The dividend rate on the shares of the series and the extent, if any, to which dividends thereon shall be cumulative;

         (c) Whether shares of the series shall be redeemable and, if redeemable, the redemption price payable on redemption thereof, which price may, but need not, vary according to the time or circumstances of such redemption;

         (d) The amount or amounts payable upon the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation prior to any payment or distribution of the assets of the Corporation to any class or classes of stock of the Corporation ranking junior to the Preferred Stock;

         (e) Whether the shares of the series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of shares of the series and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of such fund;

         (f) Whether the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

         (g) The extent, if any, to which the holders of shares of the series shall be entitled to vote on any question or in any proceedings or to be represented at or to receive notice of any meeting of stockholders of the Corporation;

         (h) Whether, and the extent to which, any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such series may be made dependent upon facts ascertainable outside of the Amended and Restated Certificate of Incorporation or of any amendment thereto, or outside the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors, provided that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such series is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors; and

         (i) Any other preferences, privileges and powers and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable, which shall not affect adversely any other class or series of Preferred Stock at the time outstanding and which shall not be inconsistent with the provisions of this Amended and Restated Certificate of Incorporation.

                  Shares of Common Stock and of Preferred Stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration, not less than par value, as shall be fixed by the Board of Directors. No consent by any series of Preferred Stock shall be required for the issuance of any other series of Preferred Stock unless the Board of Directors in the resolution providing for the issuance of any series of Preferred Stock expressly provides that such consent shall be required.

                  Subject to the rights, if any, of holders of shares of Preferred Stock from time to time outstanding, dividends may be paid upon the Common Stock as and when declared by the Board of Directors out of any funds legally available therefor.

                  Except as otherwise provided by law or as otherwise expressly provided in the resolution or resolutions providing for the issuance of shares of any series of the Preferred Stock, the holders of shares of the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each holder of shares of Common Stock of the Corporation entitled at any time to vote shall have one vote for each share thereof held. Except as otherwise provided with respect to shares of Preferred Stock authorized from time to time by the Board of Directors, the exclusive voting power for all purposes shall be vested in the holders of shares of Common Stock.

                  5. The Corporation is to have perpetual existence.

                  6. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

                  (a) To make, alter, or repeal the By-Laws of the Corporation.

                  (b) To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

                  (c) To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

                  (d) Subject to the provisions of the By-Laws, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Subject to the provisions of the ByLaws, the Board of Directors may designate one or more directors as alternate members of any committee, who shall replace any absent or disqualified member at any meeting of the committee in the manner specified in such designation. Any such committee, to the extent provided in the resolution of the Board of Directors adopted in accordance with the By-Laws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Amended and Restated Certificate of InCorporation, adopting an agreement of merger or consolidation, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the By-Laws of the Corporation; and, unless the resolution or By-Laws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

                  (e) When and as authorized by the stockholders in accordance with statute, to sell, lease, or exchange all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property, including shares of stock in, and/or other securi ties of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the Corporation.

                  7. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of
Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stock holders of this Corporation, as the case may be, agree to any compromise or arrangement to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

                  8. Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statues) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

                  9. For the management of the business and for the conduct of the affairs of the Corporation, and in further creation, definition, limitation and regulation of the power of the Corporation and of its directors and of its stockholders, it is further provided:

                  (a) Election of Directors. Elections of Directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

                  (b) Number, Election and Terms of Directors. The number of Directors of the Corporation shall be fixed from time to time by or pursuant to the ByLaws. From and after the annual meeting of stockholders to be held in 2000, the Directors shall hold office for a term expiring at the annual meeting of stockholders to be held in the year following the year of their election with the members to hold office until their successors are elected and qualified; provided that the term of any Director appointed prior to the annual meeting of stockholders held in 2000 shall be unaffected. At each annual meeting of the stockholders of the Corporation, the Directors shall be elected to office for a term expiring at the annual meeting of stockholders held in the year following the year of their election.

                  (c) Stockholder Nomination of Director Candidates. Advance notice of nominations for the election of Directors, other than by the Board of Directors or a Committee thereof, shall be given in the manner provided in the By-Laws.

                  (d) Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from the death, resignation, disqualification, or removal of a Director shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any Director elected (a) to fill any vacancy resulting from the death, resignation, disqualification or removal of a Director shall hold office for the remainder of the full term of the Director whose death, resignation, disqualification or removal created such vacancy and (b) to fill any vacancy resulting from a newly created directorship shall hold office until the next annual meeting of stockholders and, in each case, until such Director's successor shall have become elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

                  (e) Removal of Directors. Any Director may be removed from office with or without cause only by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of Directors voting together as a single class.

                  (f) Stockholder Action. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the President or the Board of Directors pursuant to a resolution approved by a majority of the entire Board or Directors.

                  (g) By-Law Amendments. The Board of Directors shall have power to make, alter, amend and repeal the By-Laws (except so far as the By-Laws adopted by the stockholders shall otherwise provide). Any By-Laws made by the Directors under the powers conferred hereby may be altered, amended or repealed by the Directors or by the stockholders. Notwithstanding the foregoing and anything contained in this Amended and Restated Certificate of Incorporation to the contrary, Sections 1, 2 and 3 of Article II of the By-Laws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 80% of the voting power of all the shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class and Sections 1, 2 and 3 of Article III of the By-Laws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

                  (h) Amendment, Repeal. Notwithstanding anything contained in this Amended and Restated

         Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to alter, amend, or adopt any provision inconsistent with, or repeal, Article 9 a., c., d., f., g., or h.

                  10. (a)  Vote Required for Certain Business Combinations.

                  A. Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or this Amended and Restated Certificate of Incorporation, and except as otherwise expressly provided herein:

                           (1) any merger or consolidation of the Corporation or
                  any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

                           (2) any sale, lease, exchange, mortgage, pledge,
                  transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $10 million or more; or

                           (3) the issuance or transfer by the Corporation or
                  any Subsidiary (in one transaction or series of transactions) of any securities of the Corporation or any subsidiary to any Interested Stockholder or to any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $10 million or more; or

                           (4) the adoption of any plan or proposal for the
                  liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder; or

                           (5) any reclassification of securities (including any
                  reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Equity Security (as hereinafter defined) of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;

                  shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class (it being understood that for the purposes of Article 10, each share of the Voting Stock shall have one vote). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

                  B. Definition of "Business Combination". The term "Business Combination" used in this Article 10 shall mean any transaction which is referred to in any one or more of clauses (1) through (5) of Paragraph A hereof.

                           (b) When Higher Vote is Not Required. The provisions of Article 10(a) shall not be appli cable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Amended and Restated

         Certificate of Incorporation, if all of the conditions specified in either of the following Paragraphs A and B are met:

         A. Approval by Disinterested Directors. The Business Combination shall have been approved by majority of the Disinterested Directors (as hereinafter defined).

         B. Price and Procedure Requirements. All of the following conditions shall have been met:

                                    (i) The aggregate amount of the cash and the
                  Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

                           (a) (if applicable) the highest per share price
                  (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the terms of the proposed Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; and

                           (b) the Fair Market Value per share of Common Stock
                  on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Paragraph 10 as the "Determination Date"), whichever is higher.

                                     (ii) The aggregate amount of the cash and
                  the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the higher of the following:

                           (a) (if applicable) the highest per share price
                  (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or
                  (2) in the transaction in which it became an Interested Stockholder, whichever is higher; and

                           (b) the Fair Market Value per share of such class of
                  Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

                                    (iii)  The consideration to be received
                  by holders of Voting Stock shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for any Voting Stock with varying forms of consideration, the form of consideration for such Voting Stock shall be either cash or the form used to acquire the largest number of shares of such Voting Stock previously acquired by it. The price determined in accordance with paragraphs B(i) and B(ii) of this Article 10(b) shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

                                    (iv) After such Interested Stockholder has
                  become an Interested Stockholder and prior to the consummation of such Business Combinations: (a) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (b) such Interested Stockholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

                           (c) Certain Definitions. For the purpose of this
         Article 10:

                  A. A "person" shall mean any individual, firm, corporation or other entity.

                  B. "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

                                    (i) is the beneficial owner, directly or
                  indirectly, of 5% or more of the voting power of the outstanding Voting Stock; or

                                    (ii) is an Affiliate of the Corporation and
                  at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 5% or more of the voting power of the then outstanding Voting Stock; or

                                    (iii) is an assignee of or has otherwise
                  succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

                  C. A person shall be a "beneficial owner" of any Voting Stock:

                                    (i) which such person or any of its
                  Affiliates or Associates (as hereinafter defined) beneficially owns directly or indirectly; or

                                    (ii) which such person or any of its
                  Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or un derstanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

                                    (iii) which are beneficially owned, directly
                  or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

                  D. For the purpose of determining whether a person is an Interested Stockholder pursuant to paragraph B of this Article 10(c), the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of the
         Article 10(c) but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conver sion rights, warrants or options, or otherwise.

                  E. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1985.

                  F. "Subsidiary" means any corporation of which a majority of any class of Equity Security is owned, directly or indirectly, by the Corporation, provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph B of this Article 10(c), the term "Subsidiary" shall mean only a corporation of which a majority of each class of Equity Security is owned, directly or indirectly, by the Corporation.

                  G. "Disinterested Director" means any member of the Board of Directors who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

                  H. "Fair Market Value" means: (i) in the case of stock, the highest closing bid quotation with respect to a share of such stock during the 30- day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or, if such stock is then listed on an ex change, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composition Tape for New York Stock Exchange -- Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange or quoted as aforesaid, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors, in good faith.

                  I. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in paragraphs B(i) and (ii) of Article 10(b) shall include the shares of Common Stock retained by the holders of such shares.

                  J. "Equity Security" shall have the meaning ascribed to such term in Section 3(a)(11) of the Securities Exchange Act of 1934, as in effect on January 1, 1985.

                           (d) Powers of the Board of Directors. A majority of the Directors shall have the power and duty to determine for the purposes of this Article 10 on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Stockholder, (B) the number of shares of Common Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another (D) whether the assets which are the subject of any Business Combination have, or the consider ation to be received for an issuance of transfer of securities by the Corporation or any Subsidiary in any Business Combination has, or an issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $10 million or more. A majority of the Directors shall have the further power to interpret all of the terms and provisions of this Article 10.

                           (e) No Effect on Fiduciary Obligations of Interested Shareholders. Nothing contained in this Article 10 shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

                           (f) Amendment, Repeal, etc. Notwith standing any other provisions of this Amended and Restated Certificate of Incorporation or the By-Laws (and notwithstanding the fact that a lesser percent age may be specified by law, this Amended and Re stated Certificate of Incorporation or the By-Laws) the affirmative vote of the holders of 80% or more of the outstanding Voting Stock, voting together as a single class, shall be required to amend or re peal, or adopt any provisions inconsistent with this Article 10.

                  11. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this
Article 11 shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omis sions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article 11 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                  IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed this __ day of _____,
_____.

                                           CENDANT CORPORATION



                                           By:
                                              --------------------------------
                                           Name:  James E. Buckman
                                           Title: Vice Chairman and
                                                  General Counsel

                                                                       ANNEX III

                               CENDANT CORPORATION
                                 MOVE.COM GROUP
                             1999 STOCK OPTION PLAN
            AS ASSUMED BY CENDANT CORPORATION FROM MOVE.COM, INC. AND
             AMENDED AND RESTATED EFFECTIVE AS OF JANUARY __, 2000.


SECTION 1.  PURPOSE; DEFINITIONS

         The purpose of the Plan is to give Cendant Corporation (the "Corporation") a competitive advantage in attracting, retaining and motivating its employees, including employees of Move.Com Group, and to provide the Corporation and its Affiliates with a stock plan providing incentives to plan participants directly linked to the performance of the Move.Com Group businesses and increases in Move.Com Group shareholder value. The Plan was formerly an obligation of Move.com, Inc. and has been assumed by Cendant Corporation and equitably adjusted such that, among other things, existing and future grants of options hereunder shall be options to purchase shares of that class of common stock of the Corporation identified as "Move.com Stock".

         For purposes of the Plan, the following terms are defined as set forth below:

         (a) "Affiliate" means a corporation or other entity controlled by, controlling or under common control with the Corporation.

         (b) "Board" means the Board of Directors of the Corporation.

         (c) "Cause" means an optionee's (1) failure to substantially perform his or her duties as an employee of the Corporation or any Affiliate (other than any such failure resulting from incapacity due to physical or mental illness);
(2) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Corporation or any Affiliate; (3) conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal) or (4) negligence in the performance of his or her duties. Notwith standing the foregoing, if an optionee is a party to an employment agreement with the Corporation or any Affiliate that contains a definition of "Cause," such definition shall apply to such Stock Options granted to such optionee under the Plan except to the extent otherwise provided by the Committee in the agreement relating to any


                                      III-1

Stock Option. Any determination regarding the existence of "Cause" shall be made by the Committee in its sole discretion and any such determination shall be binding on the optionee, the Corporation and any Affiliate.

         (d) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

         (e) "Commission" means the Securities and Exchange Commission or any successor agency.

         (f) "Committee" means the Committee referred to in Section 2.

         (g) "Common Stock" means Move.com Stock, a series of common stock of the Corporation, par value $0.01 per share, intended to track the performance of Move.com

         (h) "Move.com" means the Move.Com Group.

         (i) "Corporation" means Cendant Corporation, a Delaware corporation.

         (j) "Disability" means permanent and total disability as determined under procedures established by the Committee for purposes of the Plan.

         (k) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

         (l) "Fair Market Value" means, as of any given date, the fair market value of the Common Stock as determined by the Committee in good faith and in its sole discretion, taking into account, to the extent applicable, the trading price of the Common Stock on the New York Stock Exchange, or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed, or on NASDAQ, or in any other regular public trading market for the Common Stock which may exist as of such date, or, if not publicly-traded, taking into account such other financial and valuation considerations which it deems appropriate. The determination of the Committee shall be conclusive in determining the fair market value of the Common Stock and shall be final and binding on all parties.

         (m) "Plan" means this Cendant Corporation Move.Com Group 1999 Stock Option Plan, as set forth herein and as hereinafter amended from time to time.




                                     III-2

         (n) "Retirement" means retirement from active employment with the Corporation or an Affiliate at or after age 65.

         (o) "Stock Option" means any option granted under Section 5.

         (p) "Subsidiary" means any corporation in an unbroken chain of corporations, beginning with the Corporation, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         (q) "Termination of Employment" means the termination of the optionee's active employment with the Corporation and its Affiliates. An optionee employed by an Affiliate shall also be deemed to incur a Termination of Employment if such Affiliate ceases to be an Affiliate and the optionee does not immediately thereafter become an employee of the Corporation or another Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Corporation and its Affiliates shall not be considered Terminations of Employment.

         In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

SECTION 2. ADMINISTRATION

         The Plan shall be administered by the Compensation Committee or such other committee of the Board as the Board may from time to time designate or, if no such committee is designated, the Board (the "Committee").

         The Committee shall have plenary authority to grant Stock Options pursuant to the terms of the Plan to employees of the Corporation and its Affiliates.

         Among other things, the Committee shall have the authority, subject to the terms of the Plan:

         (a) To select the employees to whom Stock Options may from time to time be granted;

         (b) To determine the number of shares of Common Stock to be covered by each Stock Option granted hereunder;



                                     III-3

         (c) To determine the terms and conditions of any Stock Option granted hereunder (including, but not limited to, the option price (subject to Section 5(a) hereof), any vesting condition, restriction or limitation (which may be related to the performance of the optionee, the Corporation or any Affiliate) and any vesting acceleration or forfeiture waiver regarding any Stock Option and the shares of Common Stock relating thereto), based on such factors as the Committee shall determine;

         (d) To modify, amend or adjust the terms and conditions of any Stock Option, at any time or from time to time, including extending the expiration date of options during any period in which exercises are not permitted either by law or pursuant to a corporate policy;

         (e) To determine to what extent and under what circumstances Common Stock and other amounts payable with respect to a Stock Option may be deferred; and

         (f) To determine under what circumstances a Stock Option may be settled in cash or Common Stock under Section 5(d).

         The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Stock Option issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

         The Committee may act only by a majority of its members then in office, except that the members thereof may authorize any one or more of their number or any officer of the Corporation to execute and deliver documents on behalf of the Committee.

         Any determination made by the Committee or pursuant to authority delegated as contemplated by the provisions of the Plan with respect to any Stock Option shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Stock Option or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Corporation and optionees.



                                     III-4

         Any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

SECTION 3. COMMON STOCK SUBJECT TO PLAN

         (a) Stock Authorized. The total number of shares of Common Stock initially reserved and available for grant under the Plan shall be six million (6,000,000). No optionee may be granted Stock Options under the Plan covering in the aggregate more than 50% of the total number of shares of Common Stock authorized for issuance under the Plan over any consecutive two (2) year period. Shares subject to a Stock Option under the Plan may be authorized and unissued shares or may be treasury shares.

         If any Stock Option terminates without being exercised, shares of Common Stock subject to such Stock Options shall again be available for distribution in connection with Stock Options under the Plan.

         (b) Adjustment of Shares. In the event of any change in corporate capitalization, such as a stock split or a corporate transaction, or any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Corporation, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the
Code), any partial or com plete liquidation of the Corporation or any exchange of the Corporation's common securities for securities to be issued by the Corporation's parent corporation, including but not limited to securities commonly referred to as a "tracking stock", the Committee or Board may make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, the limit on options that may be granted to an individual optionee under paragraph (a) above in the number, the kind and option price of shares subject to outstanding Stock Options granted under the Plan and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion, taking into account the application of generally accepted accounting principles and any resultant accounting charge as a result of such substitution or adjustments; provided, however, that the number of shares subject to any Stock Option shall always be a whole number.

SECTION 4.  ELIGIBILITY



                                     III-5

         All active employees of the Corporation and its subsidiaries employed primarily in the Move.com business, and those other active employees of the Corporation designated from time to time by the Committee in its sole discretion are eligible to be granted Stock Options under the Plan.

SECTION 5. STOCK OPTIONS

         Stock Options granted under the Plan shall be in such form as the Committee may from time to time approve.

         Stock Options shall be evidenced by option agreements, the terms and provisions of which may differ. The grant of a Stock Option shall occur on the date the Committee by resolution selects an individual to be a participant in any grant of a Stock Option, determines the number of shares of Common Stock to be subject to such Stock Option to be granted to such individual and specifies the terms and provisions of the Stock Option (or such later date as is specified in such resolution). The Corporation shall notify an optionee of any grant of a Stock Option, and a written option agreement or agreements shall be duly executed and delivered by the Corporation to the optionee. Such agreement or agreements shall become effective upon execution by the Corporation.

         Except as otherwise provided by direction of the Committee in the letter or agreement documenting such Stock Options, Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable:

                  (a) Option Price. The option price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee and set forth in the option agreement, and shall not be less than the Fair Market Value of the Common Stock subject to the Stock Option on the date of grant.

                  (b) Option Term. The term of each Stock Option shall be fixed by the Committee.

                  (c) Exercisability. Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In




                                     III-6
         addition, the Committee may at any time accelerate the exercisability of any Stock Option.

                  (d) Method of Exercise. Subject to the provisions of this
         Section 5, Stock Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Corporation specifying the number of shares of Common Stock subject to the Stock Option to be purchased.

                  Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Corporation may accept. If approved by the Committee, payment, in full or in part, may also be made in the form of unrestricted Common Stock already owned by the optionee of the same class as the Common Stock subject to the Stock Option (based on the Fair Market Value of the Common Stock on the date the Stock Option is exercised); provided, however, that such already owned shares have been held by the optionee for at least six (6) months at the time of exercise.

                  In the discretion of the Committee, payment for any shares subject to a Stock Option may also be made by delivering a properly executed exercise notice to the Corporation, together with a copy of the irrevocable instructions to a broker to deliver promptly to the Corporation the amount of sale or loan proceeds necessary to pay the purchase price, and, if requested, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Corporation may enter into agreements for coordinated procedures with one or more brokerage firms.

                  In addition, in the discretion of the Committee, payment for any shares subject to a Stock Option may also be made by instructing the Com mittee to withhold a number of such shares having a Fair Market Value on the date of exercise equal to the aggregate exercise price of such Stock Option.

                  No shares of Common Stock shall be issued until full payment therefor has been made. An optionee shall have no rights as a shareholder of the Corporation solely by virtue of the issuance of a Stock Option as contem plated by this Plan; provided, however, that, except with respect to (i) any deferral option shares pursuant to
         Section 5(j) below and (ii) any option shares for which share certificates have not been issued or delivered as contemplated under
         Section 8(a) below, an optionee shall have all of the


                                     III-7
         rights of a shareholder of the Corporation holding the class or series of Common Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends), when and if the optionee has given written notice of exercise, has paid in full for such shares.

                  (e) Transferability of Stock Options. Stock Options shall be transferable by the optionee only pursuant to the following methods:
         (i) by will or the laws of descent and distribution; (ii) pursuant to a domestic relations order, as defined in the Code or Title I of the Employee Retirement Income Security Act, as amended, or the regulations thereunder; or (iii) subject to such conditions as the Committee may prescribe from time to time, and upon written approval of the Secretary of the Corporation, as a gift to family members of the optionee or trusts for the benefit of family members of the optionee. Except to the extent provided in this Section 5(e), Stock Options may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise), shall not be subject to execution, attachment or similar process, and may be exercised during the lifetime of the holder thereof only by such holder.

                  (f) Termination by Death or Disability. Unless otherwise determined by the Committee in its sole discretion, if an optionee's employment terminates by reason of death or Disability, any Stock Option held by such optionee may thereafter be exercised, whether or not it was exercisable at the time of such termination, for a period of twelve (12) months (or such other period as the Committee may specify in the option agreement) from the date of such termination or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

                  (g) Termination by Reason of Retirement. Unless otherwise determined by the Committee in its sole discretion, if an optionee's employment terminates by reason of Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of such Retirement, or on such accelerated basis as the Committee may determine, for a period of twelve (12) months (or such other period as the Committee may specify in the option agreement) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter. Any Stock Option not vested as of the date of such Retirement and not accelerated by action of the Committee shall be cancelled as of the date of such Retirement.



                                     III-8

                  (h) Cause. If an optionee incurs a Termination of Employment for Cause, any Stock Option held by such optionee, whether or not then exercisable, shall be immediately and automatically canceled as of the date of such Termination of Employment and shall then be of no further force or effect.

                  (i) Other Termination. Unless otherwise determined by the Committee in its sole discretion, if an optionee incurs a Termination of Employment for any reason other than death, Disability or Retirement, any Stock Option held by such optionee, to the extent then exercisable, or on such accelerated basis as the Committee may determine, may be exercised for the lesser of thirty (30) days from the date of such Termination of Employment or the balance of such Stock Option's term. Any Stock Option not vested as of the date of such Termination of Employment and not accelerated by action of the Committee shall be cancelled as of the date of such Termination of Employment.

                  (j) Deferral of Option Shares. The Committee may from time to time establish procedures pursuant to which an optionee may elect to defer, until a time or times later than the exercise of an Option, receipt of all or a portion of the shares subject to such Option and/or to receive cash at such later time or times in lieu of such deferred shares, all on such terms and conditions as the Committee shall determine. If any such deferrals are permitted, then notwithstanding
         Section 5(d) above, an optionee who elects such deferral shall not have any rights as a stockholder with respect to such deferred shares unless and until certificates representing such shares are actually delivered to the optionee with respect thereto, except to the extent otherwise determined by the Committee.

         No Stock Option granted hereunder shall be an "incentive stock option" as defined in Section 422 of the Code.

SECTION 6. TERM, AMENDMENT AND TERMINATION

         The Plan will terminate ten (10) years after the effective date of the Plan. Under the Plan, Stock Options outstanding as of such date shall not be affected or impaired by the termination of the Plan.

         The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the rights of an



                                     III-9
optionee under a Stock Option theretofore granted without the optionee's or recipient's consent.

         The Committee may amend the terms of any Stock Option theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any holder without the holder's consent.

         Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Stock Options which qualify for beneficial treatment under such rules without stockholder approval.

SECTION 7. UNFUNDED STATUS OF PLAN

         It is presently intended that the Plan constitute an "unfunded" plan for incentive and deferred compensation.

SECTION 8. GENERAL PROVISIONS

         (a) The Committee may require each person purchasing or receiving shares pursuant to a Stock Option to represent to and agree with the Corporation in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

         Notwithstanding any other provision of the Plan or agreements made pursu ant thereto, the Corporation shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions:

                  (1) Listing or approval for listing upon notice of issuance of such shares on the New York Stock Exchange, Inc., or such other securities exchange as may at the time be the principal market for the Common Stock;

                  (2) Any registration or other qualification of such shares of the Corporation under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and



                                     III-10

                  (3) Obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

         (b) Nothing contained in the Plan shall prevent the Corporation or any Affiliate from adopting other or additional compensation arrangements for its employees.

         (c) Adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Corporation or any Affiliate to terminate the employment of any employee at any time.

         (d) No later than the date as of which an amount first becomes includible in the gross income of an optionee for federal income tax purposes with respect to any Stock Option under the Plan, the optionee shall pay to the Corporation, or make arrangements satisfactory to the Corporation regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Corporation, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Stock Option that gives rise to the withholding requirement. The obligations of the Corporation under the Plan shall be conditional on such payment or arrangements, and the Corporation and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the optionee. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

         (e) The Committee shall establish such procedures as it deems appropri ate for an optionee to designate a beneficiary to whom any amounts payable in the event of the optionee's death are to be paid or by whom any rights of the optionee, after the optionee's death, may be exercised.

         (f) In the case of a grant of a Stock Option to any employee of an Affiliate of the Corporation, the Corporation may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Stock Option to the Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer the shares of Common


                                     III-11

Stock to the employee in accordance with the terms of the Stock Option specified by the Committee pursuant to the provisions of the Plan.

         (g) The Plan and all Stock Options made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

         (h) Anything in this Plan to the contrary notwithstanding, the Board may, without further approval by the shareholders, substitute new options for, or assume, prior options of any corporation which engages with the Corporation or any of its Affiliates in a transaction to which Section 424(a) of the Code would apply (assuming for such purpose that the option assumed or substituted were an incentive stock option), or any parent or any subsidiary of such corporation.

SECTION 9. EFFECTIVE DATE OF PLAN

         The Plan became effective on October 29, 1999, the date upon which the Plan was approved by the Board of Directors of Move.com, Inc.

                                     III-12

                                                                        ANNEX IV


                                BY-LAW AMENDMENT



                                    ARTICLE I
                                    DIRECTORS

SECTION 1. Number, Election and Terms.

         The number of Directors shall be fixed from time to time by the Board of Directors but shall not be less than three. From and after the annual meeting of stockholders to be held in 2000, the Directors shall hold office for a term expiring at the annual meeting of stockholders to be held in the year following their election, with each member to hold office until their successors are elected and qualified ; provided that the term of any Director appointed prior to the annual meeting of stockholders to be held in 2000 shall be unaffected. At each annual meeting of stockholders, the successors of the Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the year following the year of their election.

         The term "entire Board" as used in these By-Laws means the total number of Directors which the Corporation would have if there were no vacancies.

         Nominations for the election of Directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any stockholder entitled to vote in the election of Directors generally. However, any stockholder entitled to vote in the election of Directors generally may nominate one or more persons for election as Directors at a meeting only if written notice of such stockholders intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of stockholders, ninety days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of Directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (e) the consent of each nominee to serve as a Director of the Corporation of so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

SECTION 2. Newly Created Directorships and Vacancies.

         Newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from the death, resignation, disqualification, or removal of a director shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any Directors elected (a) to fill any vacancy resulting from the death, resignation, disqualification or removal of a Director shall hold office for the remainder of the full term of the Director whose death, resignation, disqualification or removal created such vacancy and (b) to fill any vacancy resulting from a newly created directorship shall hold office until the next annual meeting of stockholders and, in each case, until such Directors successor shall have been elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

SECTION 3. Removal

         Any Director may be removed from office, with or without cause, only by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of Directors, voting together as a single class.




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

                   THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.

         Whether or not you plan to attend the special meeting of Stockholders, you can ensure your shares are represented in the meeting by promptly completing, signing and returning your proxy (attached below) to ChaseMellon Shareholder Services, L.L.C., in the enclosed postage-paid envelope. We urge you to return your proxy as soon as possible. AS AN ALTERNATIVE TO COMPLETING THIS FORM, YOU MAY ENTER YOUR VOTE INSTRUCTIONS BY TELEPHONE. CALL TOLL FREE 1-800-840-1208 AND FOLLOW THE SIMPLE INSTRUCTIONS. Thank you for your attention to this important matter.

                               CENDANT CORPORATION

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD
                              ON FEBRUARY __, 2000

          The undersigned, having received the Notice of Special Meeting of Stockholders and Proxy Statement, dated January __, 2000 (the "Proxy
Statement") of Cendant Corporation, hereby appoints Henry R. Silverman, James E. Buckman and Stephen P. Holmes, and each of them, proxies of the undersigned, with full power of substitution, to represent the undersigned at the special meeting of Stockholders of Cendant Corporation to be held at the Ramada Inn and Conference Center, 130 Route 10 West, East Hanover, New Jersey 07936 on February __, 2000 at 10:00 a.m. New York time and at any adjournments or postponements thereof and to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at the special meeting in the manner the undersigned specifies in this Proxy Card (or, if the undersigned does not specify how to vote, to vote all such shares FOR all Proposals referred to in this Proxy Card and to vote in the discretion of the proxies as to any other matters coming before the special meeting).

         Please promptly mark this Proxy Card to specify how you would like your shares voted and date, sign and mail it in the enclosed envelope. No postage is required. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL OF THE PROPOSALS REFERRED TO IN THIS PROXY CARD.

         IF YOU EXECUTE AND RETURN THIS PROXY CARD BUT DO NOT SPECIFY THE MANNER IN WHICH THE PROXIES SHOULD VOTE YOUR SHARES, THE PROXIES WILL VOTE YOUR SHARES FOR ALL OF THE

PROPOSALS AND IN THEIR DISCRETION AS TO ANY OTHER MATTERS COMING
BEFORE THE MEETING.


Proposal 1.       Proposal to amend and restate Cendant's Amended and Restated
                  Certificate of Incorporation in the manner described in the Proxy Statement.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
         PROPOSAL 1.

         [_] FOR           [_] AGAINST               [_] ABSTAIN

Proposal 2.       Proposal to approve the Move.com 1999 Stock Option Plan as described in the Proxy Statement.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
         PROPOSAL 2.

         [_] FOR           [_] AGAINST               [_] ABSTAIN

Comment Rider Proxy Card

Proposal 3.       Proposal to amend and restate Cendant's Amended and Restated
                  Certificate of Incorporation to eliminate the provisions for the classification of the Board of Directors effective as of the annual meeting in 2000.

         [__]     FOR               [__]    AGAINST           [__]     ABSTAIN

Proposal 4.       Proposal to adjourn or postpone the special meeting in order to, among other things, solicit additional votes.

         [__]     FOR               [__]    AGAINST           [__]     ABSTAIN


         In addition, the undersigned authorizes such proxies to vote such shares in their discretion as to any other matters coming before the special meeting.

I PLAN TO ATTEND THE MEETING

MARK HERE [_]

I HAVE NOTED AN ADDRESS CHANGE AND/OR COMMENT ON THE
REVERSE SIDE OF THE CARD
MARK HERE [_]

Please date this Proxy Card and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, this Proxy Card should be signed by a duly authorized officer. If executed by a partnership, please sign in partnership name by authorized persons.

                                               --------------------------------
                                               (Signature)

                                               --------------------------------
                                               (Signature if held jointly)


                                               Dated:____________________, 2000



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